As filed with the Securities and Exchange Commission on January 15, 2010.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AVAGO TECHNOLOGIES LIMITED

(Exact name of registrant as specified in its charter)

Singapore	3674	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1 Yishun Avenue 7

Singapore 768923

(65) 6755-7888

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporation Service Company

1090 Vermont Avenue NW

Washington, D.C. 20005

Tel: (800) 222-2122

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher L. Kaufman Anthony J. Richmond Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 Telephone: (650) 328-4600 Facsimile: (650) 463-2600	William H. Hinman, Jr. Simpson Thacher & Bartlett LLP 2550 Hanover Street Palo Alto, California 94304 Telephone: (650) 251-5000 Facsimile: (650) 251-5002

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Ordinary Shares, no par value	28,750,000	$554,587,500	$39,543

(1)	Includes 3,750,000 shares that the underwriters have the option to purchase to cover overallotments.
(2)	Estimated solely for the purpose of calculating the registration fee based on the average of the high and low prices for the registrant’s common stock on January 11, 2010, pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling shareholders are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated January 15, 2010

PROSPECTUS

25,000,000 Shares

Ordinary Shares

The selling shareholders identified in this prospectus, including members of our senior management and entities affiliated with directors of our company, are offering all of the shares offered hereby and will receive all of the proceeds from this offering. See “Principal and Selling Shareholders.”

Our ordinary shares are listed on the Nasdaq Global Select Market under the symbol “AVGO.” On January 14, 2010, the closing price of our ordinary shares as reported on the Nasdaq Global Select Market was $18.43.

See “Risk Factors” on page 14 of this prospectus to read about factors you should consider before buying our ordinary shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities nor passed upon the accuracy or adequacy of the disclosures in the prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to the selling shareholders	$	$

To the extent that the underwriters sell more than 25,000,000 ordinary shares, the underwriters have a 30-day option to purchase up to an additional 3,750,000 ordinary shares from the selling shareholders at the public offering price, less the underwriting discounts and commissions.

The underwriters expect to deliver the ordinary shares against payment on or about                     , 2010.

Deutsche Bank Securities	Barclays Capital	Morgan Stanley	Citi

Credit Suisse	Goldman, Sachs & Co.	J.P. Morgan	UBS Investment Bank	KKR	FTN Equity Capital Markets

The date of this prospectus is                     , 2010.

You should rely only on the information contained in this prospectus, incorporated by reference into this prospectus, any free writing prospectus prepared by or on behalf of us or any information to which we have referred you. Neither we, the selling shareholders nor the underwriters have authorized anyone to provide you with information different from that contained in, or incorporated by reference into, this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, ordinary shares only in jurisdictions where offers and sales are permitted. The information contained in, or incorporated by reference into, this prospectus is accurate only as of the date on the front cover of this prospectus, or other date stated in this prospectus, regardless of the time of delivery of this prospectus or of any sale of our ordinary shares.

For investors outside the United States:    Neither we, the selling shareholders nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information, including our historical financial statements and the related notes, elsewhere in this prospectus or incorporated by reference into this prospectus. You should carefully consider, among other things, the matters discussed in “Risk Factors.” As used in this prospectus, “Avago,” “Company,” “we,” “our,” “us” or “Successor” refer to Avago Technologies Limited and its subsidiaries on a consolidated basis, unless otherwise indicated. As used in this prospectus, “Predecessor” refers to the Semiconductor Products Group, or SPG, of Agilent Technologies, Inc., or Agilent. Our fiscal year end has been October 31 historically and, commencing with the 2008 fiscal year, is the Sunday that is the closest to October 31. Unless otherwise stated, all years refer to our fiscal year. Unless otherwise noted or the context otherwise makes clear, all discussions of historical data include the results of the camera module business, which was sold on February 3, 2005 and to which we refer to in this prospectus as the Camera Module Business, and exclude the results of the storage business, which was sold on February 28, 2006 and to which we refer to in this prospectus as the Storage Business, the printer ASICs business, which was sold on May 1, 2006 and to which we refer to in this prospectus as the Printer ASICs Business, the image sensor operations, which was sold on December 8, 2006 and to which we refer to in this prospectus as the Image Sensor operations, and our infra-red operations, which was sold on January 10, 2008 and to which we refer to in this prospectus as the Infra-red operations and, together with the Storage Business, the Printers ASICs Business and the Image Sensor operations, the Discontinued Operations.

Our Business

We are a leading designer, developer and global supplier of a broad range of analog semiconductor devices with a focus on III-V based products. We differentiate ourselves through our high performance design and integration capabilities. III-V semiconductor materials have higher electrical conductivity, enabling faster speeds and tend to have better performance characteristics than conventional silicon in applications such as radio frequency, or RF, and optoelectronics. III-V refers to elements from those groups in the periodic table of chemical elements, and examples of these materials are gallium arsenide (GaAs), gallium nitride (GaN) and indium phosphide (InP). Our product portfolio is extensive and includes approximately 7,000 products in four primary target markets: wireless communications, wired infrastructure, industrial and automotive electronics, and consumer and computing peripherals. Applications for our products in these target markets include cellular phones, consumer appliances, data networking and telecommunications equipment, enterprise storage and servers, factory automation, displays, optical mice and printers.

We have a 40-year history of innovation dating back to our origins within Hewlett-Packard Company. Over the years, we have assembled a large team of analog design engineers, and we maintain design and product development engineering resources around the world. Our locations include two design centers in the United States, five in Asia and four in Europe. We have developed an extensive portfolio of intellectual property that currently includes more than 5,000 U.S. and foreign patents and patent applications.

We have a diversified and well-established customer base of approximately 40,000 end customers which we serve through our multi-channel sales and fulfillment system. We distribute most of our products through our broad distribution network, and a significant portion of our sales are to two of the largest global electronic components distributors, Avnet, Inc. and Arrow Electronics, Inc. We also have a direct sales force focused on supporting large original equipment manufacturers, or OEMs. For the year ended November 1, 2009, our top 10 customers, which included four distributors, collectively accounted for 60% of our net revenue from continuing operations.

We focus on maintaining an efficient global supply chain and a variable, low-cost operating model. Accordingly, we have outsourced a majority of our manufacturing operations. We have over 35 years of operating history in Asia, where approximately 58% of our employees are located and where we produce and source the majority of our products. Our presence in Asia places us in close proximity to many of our customers and at the center of worldwide electronics manufacturing. For the fiscal years ended November 2, 2008 and November 1, 2009, we generated net revenues from continuing operations of $1.699 billion and $1.484 billion, respectively, and net income (loss) of $83 million and $(44) million, respectively.

Our Competitive Strengths

Our leadership in the design, development and supply of III-V analog semiconductor devices in our target markets is based on the following competitive strengths:

Leading designer and manufacturer of III-V analog semiconductor devices.    RF and optoelectronic design requires a deep understanding of complex material interactions, device structures, and the operation of associated manufacturing processes. Our engineering expertise includes combining III-V semiconductors with many other components into application specific products that enable entire electronic systems or sub-systems. In addition, our differentiated multi-chip packaging expertise improves the integration of our products into customer systems as well as the performance of those systems. Our expertise in these areas allows us to effectively design and manufacture our products using specialized, highly conductive materials that are especially suited for RF and optoelectronics products. We design products that deliver high-performance and provide mission-critical functionality. In particular, we were a pioneer in commercializing vertical-cavity surface emitting laser, or VCSEL, fiber optic products and our VCSEL-based products have been widely adopted throughout the wired infrastructure industry. In addition, we were the first to deliver commercial film bulk acoustic resonator, or FBAR, filters for code division multiple access, or CDMA, technology and we believe we maintain a significant market share of PCS duplexers within the CDMA market. In optoelectronics, we are a market leader in submarkets such as optocouplers, fiber optic transceivers and optical computer mouse sensors.

Significant intellectual property portfolio and research and development targeting key growth markets.    We are a technology leader in our industry, with over 40 years of operating history and innovation dating back to our origins within Hewlett-Packard Company. Our reputation for product quality and our strong foundation of intellectual property are supported by a portfolio of more than 5,000 U.S. and foreign patents and patent applications. Our history and market position enable us to strategically focus our research and development resources to address attractive target markets. We leverage our significant intellectual property portfolio to integrate multiple technologies and create component solutions that target growth opportunities. We have also developed specialty process technologies with respect to our RF and optoelectronic products that provide differentiated product performance, are difficult to replicate and create barriers to entry for potential competitors. For example, we have recently launched a high data rate fiber optic transceiver with a much smaller footprint than the previous generation and also developed 65nm high speed serializers/deserializers, or SerDes. Our product development efforts are supported by a large team of design engineers, a number of whom have many years of experience in analog design.

Large and broadly diversified business provides multiple growth opportunities.    Our sales are broadly diversified across products, customers, sales channels, geographies and target markets. We offer approximately 7,000 products to approximately 40,000 end customers in our four primary target markets. We have generated substantial sales in key markets across the globe including the Americas, Europe, Asia/Pacific and Japan. For the fiscal year ended November 1, 2009, wireless communications contributed 42%, wired infrastructure contributed 26%, industrial and automotive electronics contributed 22%, and consumer and computer peripherals contributed 10%, of our net revenue from continuing operations, respectively. The diversity of our customers, target markets and applications provides us with multiple growth opportunities.

Established, collaborative customer relationships with leading OEMs.    We have established strong relationships with leading global customers across multiple target markets. Typically, our major customer relationships have been in place multiple years and we have supplied multiple products during that time period. Our close customer relationships have often been built as a result of years of collaborative product development which has enabled us to build our intellectual property portfolio and develop critical expertise regarding our customers’ requirements, including substantial system-level knowledge. This collaboration has provided us with key insights into our customers and has enabled us to be more efficient and productive and to better serve our target markets and customers. As a result, we believe we also have early insight into new technology trends and developments. Additionally, our extensive network of field applications engineers, or FAEs, enhances our customer reach and our visibility into new product opportunities.

Highly efficient operating model.    We operate a primarily outsourced manufacturing business model that principally utilizes third-party foundry and assembly and test capabilities. We maintain our internal fabrication facilities for products utilizing our innovative materials and processes to protect our intellectual property and to develop the technology for manufacturing. We outsource standard complementary metal-oxide semiconductor, or CMOS, processes. Our primarily outsourced manufacturing business model provides the flexibility to respond to market opportunities, simplifies our operations and reduces our capital requirements. In addition, by outsourcing production rather than making substantial investments in production facilities, we have been able to generate attractive returns on invested capital, while remaining responsive to the rapidly evolving requirements of our customers. Moreover, approximately 58% of our employees are located in Asia, which enables us to reduce our manufacturing and operating costs. We were one of the first semiconductor companies to establish a presence in Asia over 35 years ago, and we believe we have developed significant manufacturing and operating efficiencies in the region. We have structured our operations to maximize income in countries where income tax rates are low or where tax incentives have been extended to us to encourage investment.

Strategy

Our goal is to continue to be a global market leader in the design, development and supply of III-V analog semiconductor devices in our target markets. Key elements of our strategy include:

Rapidly introduce proprietary products.    We believe our current product expertise, key engineering talent and intellectual property portfolio provide us with a strong platform from which to develop application specific products in key target markets. We focus our research and development efforts on the development of innovative, sustainable and higher value product platforms. We leverage our design capabilities in markets where we believe our innovation and reputation will allow us to earn attractive margins by developing high value-add products. For example, we are using our expertise in VCSEL technology and parallel optics to develop high bandwidth fiber optic transceiver products that enable data center and storage network virtualization.

Extend our design expertise, intellectual property and technology capabilities.    We continue to build on our history of innovation, intellectual property portfolio, design expertise and system-level knowledge to create more integrated solutions. We intend to continue to invest in the development of future generations of our products to meet the increasingly higher performance and lower cost requirements of our customers. We intend to leverage our engineering capabilities in III-V semiconductor devices and continue to invest resources in recruiting and developing additional expertise in the areas of radio frequency microelectromechanical systems, or RF MEMs, filters and front end modules, high speed SerDes, that enable high bandwidth switch and router connectivity, and a wide range of optoelectronics technologies.

Focus on large, attractive markets where our expertise provides significant opportunities.    We intend to expand our product offerings to address existing and adjacent market opportunities, and plan to selectively target attractive segments within large established markets. We target markets that require high quality and the integrated performance characteristics of our products. For example, we are applying our RF expertise to develop front-end modules for 3G wireless handsets. Our development of FBAR MEMs filter products and their adoption by customers has provided us a leadership position in the CDMA cellular phone market, and we expect to be a significant contributor to front end modules in the next generation 3G cellular phones.

Increase breadth and depth of our customer relationships.    We continue to expand our customer relationships through collaboration on critical design and product development activities. Customers can rely on our system-level expertise to improve the quality and cost-effectiveness of their products, accelerate time-to-market and improve overall product performance. Our FAEs and design engineers are located near many of our customers around the world enabling us to support our customers in each stage of their product development cycle, from early stages of product design through volume manufacturing and future growth. By collaborating with our customers, we have opportunities to develop high value-added, customized products for them that leverage our existing technologies. We can then market variations of these products to other customers. We believe our collaborative relationships enhance our ability to anticipate customer needs and industry trends and will allow us to gain market share and penetrate new markets.

Continue to pursue a flexible and cost-effective manufacturing strategy.    We believe that utilizing outsourced service providers for our standard CMOS manufacturing and for nearly all assembly and test activities enables us to respond faster to rapidly changing market conditions. We aim to minimize capital expenditures by focusing our internal manufacturing capacity on products utilizing our innovative materials and processes to protect our intellectual property and to develop the technology for manufacturing. We have outsourced a majority of our manufacturing operations and we maintain significant focus on managing an efficient global supply chain and a variable, low-cost operating model.

Risks Associated with Our Company

Investing in our company entails a high degree of risk, including those summarized below and those more fully described in the “Risk Factors” section beginning on page 14 of this prospectus. You should consider carefully such risks before deciding to invest in our ordinary shares. These risks include, among others:

•	the overall condition of the highly cyclical semiconductor industry, including the impact of the ongoing significant economic downturn;

•	adaptation to technological changes in the semiconductor industry;

•	dependence on contract manufacturing and outsourced supply chain;

•	prolonged disruptions of our manufacturing facilities;

•	manufacturing efficiency and product quality, including potential warranty claims and product recalls;

•	competition in the markets in which we serve and our ability to continue to achieve design wins;

•	quarterly and annual fluctuations;

•	investments in research and development;

•	departure of key senior managers and the ability to retain and attract key personnel;

•	changes in tax laws;

•	protection and enforcement of our intellectual property rights;

•	loss of one or more of our significant customers;

•	our reliance on third parties to provide services for the operation of our business;

•	risks relating to the transaction of business internationally;

•	the effects of war, terrorism, natural disasters or other catastrophic events;

•	the integration of acquired businesses, the performance of acquired businesses and the prospects for future acquisitions;

•	our indebtedness;

•	currency fluctuations;

•	certain covenants in our debt documents; and

•	the other factors set forth under “Risk Factors.”

Corporate Information

Avago Technologies Limited was incorporated under the laws of the Republic of Singapore in August 2005. Our Singapore company registration number is 200510713C. The address of our registered office and our principal executive offices is 1 Yishun Avenue 7, Singapore 768923, and our telephone number is +65-6755-7888. We are the successor to the Semiconductor Products Group of Agilent, which we acquired on December 1, 2005 in a transaction that we refer to in this prospectus as the SPG Acquisition.

All of our operations are conducted through our various subsidiaries, which are organized and operated according to the laws of their country of incorporation, and consolidated by Avago Technologies Limited.

Our website address is www.avagotech.com. The information on, or accessible through, our website is not part of this prospectus.

Our trademarks include “Avago Technologies.” All other trademarks or service marks appearing in this prospectus are trademarks or service marks of others.

The Offering

Ordinary shares offered by the selling shareholders	25,000,000 shares (or 28,750,000 shares if the underwriters exercise their option to purchase additional shares in full).

Ordinary shares to be outstanding immediately after this offering	shares (or shares if the underwriters exercise their option to purchase additional shares in full).

Use of proceeds	The selling shareholders will receive all of the proceeds from this offering and we will not receive any proceeds from the sale of ordinary shares in this offering. However, we will receive in the aggregate approximately $ million from selling shareholders who will pay to us the exercise price for options exercised by them for the purpose of selling shares in this offering, which proceeds will be used for general corporate purposes. See “Use of Proceeds.” The selling shareholders include members of our senior management and entities affiliated with directors of our company. Bali Investments S.àr.l, an entity controlled by investment funds affiliated with Kohlberg Kravis Roberts & Co., or KKR, and Silver Lake Partners, or Silver Lake (together with KKR, the Sponsors), is our controlling shareholder and is a selling shareholder in this offering. See “Principal and Selling Shareholders.”

Conflicts of interest	KKR Capital Markets LLC, an affiliate of ours and a member of the Financial Industry Regulatory Authority, Inc., or FINRA, will participate in the underwriting of our ordinary shares offered pursuant to this prospectus. Because KKR Capital Markets LLC is acting as an underwriter in connection with this offering, and its affiliates beneficially own more than 10% of our company, the underwriters are deemed to have a “conflict of interest” under Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. (which is overseen by the FINRA). This offering is being conducted in compliance with the applicable provisions of Rule 2720. Pursuant to that rule, the appointment of a “qualified independent underwriter” (as such term is defined in Rule 2720) is not necessary in connection with this offering as the members primarily responsible for managing the public offering do not have a conflict of interest, are not affiliates of any member that has a conflict of interest, and meet the requirements of paragraph (f)(12)(E) of Rule 2720. See “Underwriting — Conflicts of Interest” for more information.

Nasdaq Global Select Market symbol	AVGO.

The number of ordinary shares to be outstanding after this offering is based on 236,014,256 shares outstanding as of January 4, 2010, plus              shares that will be issued upon exercise of options held by selling shareholders for the purpose of selling shares in this offering.

As of January 4, 2010, we had 236,014,256 ordinary shares outstanding, which excludes:

•

19,481,729 ordinary shares issuable upon the exercise of options outstanding under our Amended and Restated Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries, or the Executive Plan, and Amended and Restated Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries, or the Senior Management Plan, as of January 4, 2010, at a weighted average exercise price of $7.60 per share, including              shares that will be issued upon the exercise of options;

•

3,884,150 ordinary shares issuable upon the exercise of options outstanding under our 2009 Equity Incentive Award Plan as of January 4, 2010, at a weighted average exercise price of $15.55 per share, and 16,115,850 ordinary shares reserved for future issuance under our 2009 Equity Incentive Award Plan;

•

722,160 ordinary shares issuable upon the exercise of an option granted to Capstone Equity Investors LLC at an exercise price of $5.00 per share, including              shares that will be issued upon the exercise of the option and sold by Capstone in this offering; and

•

up to 8,000,000 ordinary shares issuable pursuant to our Employee Share Purchase Plan, or ESPP, which has been approved by our board of directors and shareholders but, as of January 15, 2010, not yet implemented.

Except as otherwise indicated, all information in this prospectus assumes no exercise of the underwriters’ option to purchase additional shares from the selling shareholders.

Summary Financial Information

Set forth below is summary financial information of our business as of and for the periods presented. You should read the following summary financial information together with the information included under the heading “Risk Factors” beginning on page 14 of this prospectus, and the information included under the headings “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes included with our Annual Report on Form 10-K for the fiscal year ended November 1, 2009, or the 2009 Form 10-K, which is incorporated by reference into this prospectus. The summary statements of operations data for the years ended October 31, 2007, November 2, 2008 and November 1, 2009 and the summary balance sheet data as of November 1, 2009 have been derived from audited historical financial statements and related notes incorporated by reference into this prospectus from the 2009 Form 10-K. The summary statement of operations data for the year ended October 31, 2005, one month ended November 30, 2005, and the year ended October 31, 2006 have been derived from audited historical financial statements and related notes not included in this prospectus. The historical financial data may not be indicative of our future performance and does not reflect what our financial position and results of operations would have been if we had operated as a fully stand-alone entity during all of the periods presented. We adopted a 52-or 53-week fiscal year beginning with our fiscal year 2008. Our fiscal year ends on the Sunday closest to October 31.

	Predecessor(1)		Company
	Year Ended October 31, 2005	One Month Ended November 30, 2005	Year Ended
			October 31, 2006(2)	October 31, 2007	November 2, 2008	November 1, 2009
	(in millions, except per share data)
Statement of Operations Data:
Net revenue(3)	$1,410	$114	$1,399	$1,527	$1,699	$1,484
Costs and expenses:
Cost of products sold:
Cost of products sold	935	87	926	936	981	855
Amortization of intangible assets	—	—	55	60	57	58
Asset impairment charges(4)	2	—	—	140	—	—
Restructuring charges(5)	2	—	2	29	6	11

Total cost of products sold	939	87	983	1,165	1,044	924
Research and development	203	22	187	205	265	245
Selling, general and administrative	245	27	243	193	196	165
Amortization of intangible assets	—	—	56	28	28	21
Asset impairment charges(4)	1	—	—	18	—	—
Restructuring charges(5)	15	1	3	22	6	23
Advisory agreement termination fee(6)	—	—	—	—	—	54
Selling shareholder expenses(6)	—	—	—	—	—	4
Litigation settlement(7)	—	—	21	—	—	—
Acquired in-process research and development	—	—	—	1	—	—

Total costs and expenses	1,403	137	1,493	1,632	1,539	1,436

Income (loss) from operations(3)(8)(9)	7	(23)	(94)	(105)	160	48
Interest expense(10)	—	—	(143)	(109)	(86)	(77)
Loss on extinguishment of debt	—	—	—	(12)	(10)	(8)
Other income (expense), net	7	—	12	14	(4)	1

Income (loss) from continuing operations before taxes	14	(23)	(225)	(212)	60	(36)
Provision for income taxes	5	2	3	8	3	8

Income (loss) from continuing operations	9	(25)	(228)	(220)	57	(44)
Income from and gain on discontinued operations, net of income taxes(11)	22	1	1	61	26	—

Net income (loss)	$31	$(24)	$(227)	$(159)	$83	$(44)

	Predecessor(1)		Company
	Year Ended October 31, 2005	One Month Ended November 30, 2005	Year Ended
			October 31, 2006(2)	October 31, 2007	November 2, 2008	November 1, 2009
	(in millions, except per share data)
Net income (loss) per share:
Basic:
Income (loss) from continuing operations			$(1.07)	$(1.03)	$0.27	$(0.20)
Income from and gain on discontinued operations, net of income taxes			—	0.29	0.12	—

Net income (loss)			$(1.07)	$(0.74)	$0.39	$(0.20)

Diluted:
Income (loss) from continuing operations			$(1.07)	$(1.03)	$0.26	$(0.20)
Income from and gain on discontinued operations, net of income taxes			—	0.29	0.12	—

Net income (loss)			$(1.07)	$(0.74)	$0.38	$(0.20)

Weighted Average Shares:
Basic			213	214	214	219

Diluted			213	214	219	219

	As of November 1, 2009
	Actual	As Adjusted(12)
	(in millions)
Balance Sheet Data
Cash and cash equivalents	$472	$
Total assets	1,970
Long-term debt and capital lease obligations	233
Total shareholders’ equity	1,040

(Footnotes begin on page 12)

Quarterly Results (Unaudited)

The following table presents unaudited quarterly consolidated statement of operations data for the eight quarters in the period ended November 1, 2009. We have prepared the unaudited quarterly financial information on a consistent basis with the audited consolidated financial statements incorporated by reference into this prospectus, and the financial information reflects all normal, recurring adjustments that we consider necessary for a fair statement of such information in accordance with GAAP for the quarters presented. The results for any quarter are not necessarily indicative of results that may be expected for any future period.

	Three Months Ended
	February 3, 2008	May 4, 2008	August 3, 2008	November 2, 2008	February 1, 2009	May 3, 2009	August 2, 2009	November 1, 2009
	(in millions, except per share data)
Net revenue	$402	$411	$439	$447	$368	$325	$363	$428
Cost of products sold:
Cost of products sold	230	237	251	263	204	210	205	236
Amortization of intangible assets	14	14	14	15	15	14	15	14
Restructuring charges(5)	1	1	3	1	6	3	2	—

Total cost of products sold	245	252	268	279	225	227	222	250
Research and Development	66	62	68	69	62	59	59	65
Selling, general and administrative	50	48	50	48	40	42	40	43
Amortization of intangible assets	7	7	7	7	6	5	5	5
Restructuring charges(5)	2	1	2	1	5	3	13	2
Advisory agreement termination fee(6)	—	—	—	—	—	—	—	54
Selling shareholder expenses(6)	—	—	—	—	—	—	—	4

Total costs and expenses	370	370	395	404	338	336	339	423

Income (loss) from operations(8)(9)	32	41	44	43	30	(11)	24	5
Interest expense	(25)	(20)	(20)	(21)	(18)	(20)	(20)	(19)
Gain (loss) on extinguishment of debt	(10)	—	—	—	1	—	—	(9)
Other income (expense), net	1	1	—	(6)	(2)	(2)	4	1

Income (loss) from continuing operations before taxes	(2)	22	24	16	11	(33)	8	(22)
Provision for income taxes	3	4	5	(9)	5	(2)	6	(1)

Income (loss) from continuing operations	(5)	18	19	25	6	(31)	2	(21)
Income (loss) from and gain on discontinued operations, net of income taxes(11)	9	(1)	25	(7)	—	—	—	—

Net income (loss)	$4	$17	$44	$18	$6	$(31)	$2	$(21)

Net income (loss) per share:
Basic:
Income (loss) from continuing operations	$(0.02)	$0.08	$0.09	$0.12	$0.03	$(0.14)	$0.01	$(0.09)
Income (loss) from and gain on discontinued operations, net of income taxes	0.04	—	0.12	(0.04)	—	—	—	—

Net income (loss)	$0.02	$0.08	$0.21	$0.08	$0.03	$(0.14)	$0.01	$(0.09)

Diluted:
Income (loss) from continuing operations	$(0.02)	$0.08	$0.09	$0.11	$0.03	$(0.14)	$0.01	$(0.09)
Income (loss) from and gain on discontinued operations, net of income taxes	0.04	—	0.11	(0.03)	—	—	—	—

Net income (loss)	$0.02	$0.08	$0.20	$0.08	$0.03	$(0.14)	$0.01	$(0.09)

(1)	Predecessor refers to the Semiconductor Products Group business segment of Agilent.

(2)	We completed the SPG Acquisition on December 1, 2005. The SPG Acquisition was accounted for as a purchase business combination under generally accepted accounting principles, or GAAP, and thus the financial results for all periods from and after December 1, 2005 are not necessarily comparable to the prior results of Predecessor. We did not have any significant operating activity prior to December 1, 2005. Accordingly, our results for the year ended October 31, 2006 represent only the eleven months of our operations after the completion of the SPG Acquisition.

(3)	The divestiture of the Camera Module Business by Agilent on February 3, 2005 did not meet the criteria for discontinued operations treatment under GAAP and, as such, its historical results remain included in the results from continuing operations as presented in the 2009 Form 10-K, which is incorporated by reference into this prospectus, until the first quarter of fiscal year 2005. The following table presents the operating results of the Camera Module Business:

Predecessor
Year Ended October 31, 2005
(In millions)
Statement of Operations Data:
Net revenue	$69
Loss from operations	(7)

On February 3, 2005, Predecessor completed the sale of the Camera Module Business to Flextronics International Ltd. pursuant to an Asset Purchase Agreement dated October 27, 2004, as amended. Flextronics agreed to purchase the fixed assets, inventory and intellectual property and assume operating liabilities. Flextronics paid approximately $13 million upon closing and paid an additional $12 million (in twelve equal quarterly installments each fiscal quarter following the sale closing date), which was recorded as receivable by us as part of purchase accounting. For the year ended October 31, 2005, Predecessor recognized a gain of $12 million related to this sale which was recorded in other income (expense), net.

(4)	During the year ended October 31, 2007, we recorded a $158 million write-down of certain long-lived assets following a review of the recoverability of the carrying value of certain manufacturing facilities, of which $18 million was recorded as part of operating expenses and the remainder was recorded as part of cost of products sold.

(5)	Our restructuring charges predominantly represent one-time employee termination benefits. During the year ended October 31, 2005, Predecessor incurred $17 million in restructuring charges for certain restructuring actions initiated by Agilent. We incurred total restructuring charges of $5 million during the year ended October 31, 2006 ($6 million on a combined basis including the one month period ended November 30, 2005) related to our effort to rationalize our product lines. During the year ended October 31, 2007, we incurred restructuring charges of $51 million, of which $22 million was recorded as part of operating expenses and the remainder was recorded as part of cost of products sold. During the year ended November 2, 2008, we incurred restructuring charges of $12 million, of which $6 million was recorded as part of operating expenses and the remainder was recorded as part of cost of products sold. During the year ended November 1, 2009, we incurred restructuring charges of $34 million, of which $23 million was recorded as part of operating expenses and the remainder were recorded as part of cost of products sold.

(6)	The advisory agreement with our Sponsors was terminated pursuant to its terms upon completion of our initial public offering, or IPO, for a termination fee of $54 million during the quarter ended November 1, 2009 and no further payments will be made thereunder. We also recorded $4 million in selling shareholder expenses, in connection with the IPO, on behalf of the Sponsors and other selling shareholders.

(7)	In November 2006, we agreed to settle a trade secret lawsuit filed by Sputtered Films Inc., a subsidiary of Tegal Corporation, against Agilent, Advanced Modular Sputtering Inc. and our company. We assumed responsibility for this litigation in connection with the SPG Acquisition and accrued this liability in the fourth quarter of fiscal year 2006.

(8)	Includes share-based compensation expense recorded by Predecessor of $4 million for the one month ended November 30, 2005, and for the Company, $3 million for the year ended October 31, 2006, $12 million for the year ended October 31, 2007, $15 million for the year ended November 2, 2008 and $12 million for the year ended November 1, 2009. The following table presents the Company’s share-based compensation expense recorded for the periods presented in the quarterly results (unaudited) above:

	Three months ended
	February 3, 2008	May 4, 2008	August 3, 2008	November 2, 2008	February 1, 2009	May 3, 2009	August 3, 2009	November 1, 2009
	(in millions)
Cost of products sold	$—	$—	$—	$—	$—	$—	$—	$—
Research and development	1	—	1	1	1	1	1	1
Selling, general and administrative	6	2	2	2	(1)	3	2	4

	$7	$2	$3	$3	$—	$4	$3	$5

(9)	Includes expense recorded in connection with the advisory agreement with our Sponsors of $5 million for the year ended October 31, 2006, $5 million for the year ended October 31, 2007, $6 million for the year ended November 2, 2008, and $4 million for the year ended November 1, 2009.

(10)	Interest expense for the year ended October 31, 2006 includes an aggregate of $30 million of amortization of debt issuance costs and commitment fees for expired credit facilities, including $19 million of unamortized debt issuance costs that were written off in conjunction with the repayment of our term loan facility during this period. As of October 31, 2006, we had permanently repaid all outstanding amounts under our term loan facility.

(11)	In October 2005, we sold our Storage Business to PMC-Sierra Inc. This transaction closed on February 28, 2006, resulting in $420 million of net cash proceeds. No gain or loss was recorded on the sale.

In February 2006, we sold our Printer ASICs Business to Marvell Technology Group Ltd. for $245 million in cash. Our agreement with Marvell also provides for up to $35 million in additional earn-out payments by Marvell to us based solely on the achievement by Marvell of certain revenue targets in respect of the acquired business subsequent to the acquisition. This transaction closed on May 1, 2006 and no gain or loss was recorded on the initial sale. In April 2007, we received $10 million of the earn-out payment from Marvell and recorded it as a gain on discontinued operations. In May 2008, we received $25 million of the earn-out payment from Marvell and recorded it as a gain on discontinued operations.

In November 2006, we sold our Image Sensor operations to Micron Technology, Inc. for $53 million. Our agreement with Micron also provides for up to $17 million in additional earn-out payments by Micron to us upon the achievement of certain milestones. This transaction closed on December 8, 2006, resulting in $57 million of net proceeds, including $4 million of earn-out payments during the year ended October 31, 2007. In addition to this transaction, we also sold intellectual property rights related to the Image Sensor operations to another party for $12 million. We recorded a gain on discontinued operations of approximately $50 million for both of these transactions.

In October 2007, we sold our Infra-red operations to Lite-On Technology Corporation for $19 million in cash and the right to receive guaranteed cost reductions or rebates based on our future purchases of non infra-red products from Lite-On. We recorded an overall loss from disposal of Infra-red operations of $5 million for fiscal year 2008.

(12)	The balance sheet data is presented on an adjusted basis to reflect the issuance of shares upon the exercise of options at a weighted average exercise price of $ per share by the selling shareholders for the purpose of selling shares in this offering, and the estimated offering expenses payable by us on behalf of the selling shareholders. See “Use of Proceeds.”

RISK FACTORS

Investing in our ordinary shares involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this prospectus or incorporated by reference into this prospectus, before deciding whether to invest in our ordinary shares. Our business, operations and financial results are subject to various risks and uncertainties, including those described below, that could adversely affect our business, financial condition, results of operations, cash flows, and the trading price of our ordinary shares. The following important factors, among others, could cause our actual results to differ materially from those expressed in forward-looking statements made by us or on our behalf in filings with the Securities and Exchange Commission, or SEC, press releases, communications with investors and oral statements.

Risks Related to Our Business

The ongoing economic downturn and recent financial crisis has negatively affected our business and continuing poor economic conditions may negatively affect our future business, results of operations, and financial condition.

The ongoing global recession and recent financial crisis has led to slower economic activity, increased unemployment, concerns about inflation and energy costs, decreased business and consumer confidence, reduced corporate profits and capital spending, adverse business conditions and lower levels of liquidity in many financial markets. Consumers and businesses have deferred purchases in response to tighter credit and negative financial news, which has in turn negatively affected product demand and other related matters. The global recession has led to reduced customer spending in the semiconductor market and in our target markets, made it difficult for our customers, our vendors and us to accurately forecast and plan future business activities, and has caused U.S. and foreign businesses to slow spending on our products. Prolonged continuation of this global recession will likely exacerbate these events and could lead to the insolvency of key suppliers resulting in product delays, lead to customer insolvencies, and also result in counterparty failures that may negatively impact our treasury operations. As a result, our business, financial condition and result of operations have been negatively affected and, if the downturn continues, could be materially adversely affected in future periods.

We operate in the highly cyclical semiconductor industry, which is subject to significant downturns.

The semiconductor industry is highly cyclical and is characterized by constant and rapid technological change and price erosion, evolving technical standards, short product life cycles (for semiconductors and for the end-user products in which they are used) and wide fluctuations in product supply and demand. From time to time, these and other factors, together with changes in general economic conditions, cause significant upturns and downturns in the industry in general and in our business in particular. For example, the global semiconductor market experienced a very substantial decline in 2001 and experienced a significant decline in 2009 due to the current economic downturn. Periods of industry downturns, including the current economic downturn, have been characterized by diminished demand for end-user products, high inventory levels, underutilization of manufacturing capacity, changes in revenue mix and accelerated erosion of average selling prices. In the current economic downturn, we have not been able to grow our revenues or reduce our costs quickly enough to maintain our operating profitability. The current economic downturn has had, and any future economic downturns could have, an adverse effect on our business, financial condition and results of operations.

If we do not adapt to technological changes in the semiconductor industry, we could lose customers or market share.

The semiconductor industry is subject to constant and rapid changes in technology, frequent new product introductions, short product life cycles, rapid product obsolescence and evolving technical standards. Technological developments may reduce the competitiveness of our products and require unbudgeted upgrades that could be expensive and time consuming to implement. Our products could become obsolete sooner than we expect because of faster than anticipated, or unanticipated, changes in one or more of the technologies related to our products. Furthermore, we continually evaluate expenditures for research and development and must choose among alternative technologies based on our expectations of future market growth and other factors. We may be unable to develop and introduce new or enhanced products that satisfy customer requirements and achieve market acceptance in a timely manner or at all, the technologies where we have focused our research and development expenditures may not become commercially successful, and we may be unable to anticipate new industry standards and technological changes. We also may not be able to respond successfully to new product announcements and introductions by competitors. If we fail to adapt successfully to technological changes or fail to obtain access to important new technologies, we may be unable to retain customers, attract new customers or sell new products to our existing customers.

Dependence on contract manufacturing and outsourcing other portions of our supply chain may adversely affect our ability to bring products to market and damage our reputation.

We operate a primarily outsourced manufacturing business model that principally utilizes third-party foundry and assembly and test capabilities. As a result, we are highly reliant on third-party foundry wafer fabrication and assembly and test capacity, including sole sourcing for many components or products. For certain of our product families, substantially all of our revenue is derived from semiconductors fabricated by external foundries such as Taiwan Semiconductor Manufacturing Company Ltd., or TSMC. We also use third-party contract manufacturers for a significant majority of our assembly and test operations, including Amertron Incorporated, Amkor Technology, and the Hana Microelectronics Public Company Ltd. group of companies. The ability and willingness of our contract manufacturers to perform is largely outside of our control. If one or more of our contract manufacturers or other outsourcers fails to perform its obligations in a timely manner or at satisfactory quality levels, our ability to bring products to market and our reputation could suffer. If one of our suppliers ceases to, or is unable to, manufacture such a component or supply is otherwise constrained, we may be forced to re-engineer a product or may fail to meet customer demand. In addition to discontinuing parts, suppliers may also extend lead times, limit supplies or increase prices due to capacity constraints or other factors. For example, in the event that manufacturing capacity is reduced or eliminated at one or more facilities, including as a response by contract manufacturers to the recent worldwide decline in the semiconductor industry, manufacturing could be disrupted, we could have difficulties fulfilling our customer orders and our net revenue could decline. In addition, if these third parties on whom we are highly reliant fail to deliver quality products and components on time and at reasonable prices, we could have difficulties fulfilling our customer orders and our net revenue could decline. In such events, our business, financial condition and results of operations would be adversely affected.

To the extent we rely on third-party manufacturing relationships, we face the following risks:

•	inability of our manufacturers to develop manufacturing methods appropriate for our products and their unwillingness to devote adequate capacity to produce our products;

•	manufacturing costs that are higher than anticipated;

•	reduced control over product reliability;

•	more complicated supply chains;

•	inability to maintain continuing relationships with our suppliers;

•	time, expense and uncertainty in identifying and qualifying additional suppliers; and

•	reduced control over delivery schedules and products costs.

Much of our outsourcing takes place in developing countries, and as a result may additionally be subject to geopolitical uncertainty. See “—Our business, financial condition and results of operations could be adversely affected by the political and economic conditions of the countries in which we conduct business and other factors related to our international operations.”

A prolonged disruption of our manufacturing facilities could have a material adverse effect on our business, financial condition and results of operations.

Although we operate using a primarily outsourced manufacturing business model, we do rely on the manufacturing facilities we own, in particular our fabrication facilities in Fort Collins, Colorado and Singapore. We maintain our internal fabrication facilities for products utilizing our innovative materials and processes, to protect our intellectual property and to develop the technology for manufacturing. A prolonged disruption or material malfunction of, interruption in or the loss of operations at one or more of our production facilities, especially our Fort Collins and Singapore facilities, or the failure to maintain our labor force at one or more of these facilities, would limit our capacity to meet customer demands and delay new product development until a replacement facility and equipment, if necessary, were found. The replacement of the manufacturing facility could take an extended amount of time before manufacturing operations could restart. The potential delays and costs resulting from these steps could have a material adverse effect on our business, financial condition and results of operations.

Unless we and our suppliers continuously improve manufacturing efficiency and quality, our financial performance could be adversely affected.

Manufacturing semiconductors involves highly complex processes that require advanced equipment. We and our suppliers, as well as our competitors, continuously modify these processes in an effort to improve yields and product performance. Defects or other difficulties in the manufacturing process can reduce yields and increase costs. Our manufacturing efficiency will be an important factor in our future financial performance, and we may be unable to maintain or increase our manufacturing efficiency to the same extent as our competitors. For products that we outsource manufacturing, our product yields and performance will be subject to the manufacturing efficiencies of our third-party suppliers.

From time to time, we and our suppliers have experienced difficulty in beginning production at new facilities, transferring production to other facilities, achieving and maintaining a high level of process quality and effecting transitions to new manufacturing processes, all of which have caused us to suffer delays in product deliveries or reduced yields. We and our suppliers may experience manufacturing problems in achieving acceptable yields or experience product delivery delays in the future as a result of, among other things, capacity constraints, construction delays, transferring production to other facilities, upgrading or expanding existing facilities or changing our process technologies, any of which could result in a loss of future revenues. Our results of operations could be adversely affected by any increase in costs related to increases in production capacity if revenues do not increase proportionately.

Winning business is subject to lengthy, competitive selection processes that require us to incur significant expense. Even if we begin a product design, a customer may decide to cancel or change its product plans, which could cause us to generate no revenues from a product and adversely affect our results of operations.

We are focused on winning competitive bid selection processes, known as “design wins,” to develop semiconductors for use in our customers’ products. These selection processes are typically lengthy and can require us to incur significant design and development expenditures and dedicate scarce engineering resources in pursuit of a single customer opportunity. We may not win the competitive selection process and may never generate any revenue despite incurring significant design and development expenditures. These risks are exacerbated by the fact that many of our products will likely have very short life cycles. Failure to obtain a design win sometimes prevents us from offering an entire generation of a product. This can result in lost revenues and could weaken our position in future competitive selection processes.

After winning a product design, we may experience delays in generating revenue from our products as a result of the lengthy development cycle typically required. In addition, a delay or cancellation of a customer’s plans could materially and adversely affect our financial results, as we may have incurred significant expense in the design process and generated no revenue. Finally, our customers’ failure to successfully market and sell their products could reduce demand for our products and materially adversely affect our business, financial condition and results of operations.

Competition in our industry could prevent us from growing our revenue and from raising prices to offset increases in costs.

The global semiconductor market is highly competitive. We compete in different target markets to various degrees on the basis of, among other things, quality, technical performance, price, product features, product system compatibility, system-level design capability, engineering expertise, responsiveness to customers, new product innovation, product availability, delivery timing and reliability, and customer sales and technical support. Current and prospective customers for our products evaluate our capabilities against the merits of our direct competitors. Some of our competitors are well established, have a more extensive product portfolio, have substantially greater market share and manufacturing, financial, research and development and marketing resources to pursue development, engineering, manufacturing, marketing and distribution of their products. In addition, many of our competitors have longer independent operating histories, greater presence in key markets, more comprehensive patent protection and greater name recognition. We compete with integrated device manufacturers, or IDMs, and fabless semiconductor companies as well as the internal resources of large, integrated OEMs. Our competitors range from large, international companies offering a wide range of semiconductor products to smaller companies specializing in narrow markets. We expect competition in the markets in which we participate to continue to increase as existing competitors improve or expand their product offerings. In addition, companies not currently in direct competition with us may introduce competing products in the future. Because our products are often building block semiconductors providing functions that in some cases can be integrated into more complex integrated circuits, or ICs, we also face competition from manufacturers of ICs, as well as customers that develop their own IC products. The competitive landscape is changing as a result of an increasing trend of consolidation within the industry, as some of our competitors have merged with or been acquired by other competitors while others have begun collaborating with each other. We expect this consolidation trend to continue.

Our ability to compete successfully depends on elements both within and outside of our control, including industry and general economic trends. During past periods of downturns in our industry, competition in the markets in which we operate intensified as manufacturers of semiconductors reduced prices in order to combat production overcapacity and high inventory levels. Many of our competitors have substantially greater financial and other resources with which to withstand similar adverse economic or market conditions in the future.

Our operating results are subject to substantial quarterly and annual fluctuations.

Our revenues and operating results have fluctuated in the past and are likely to fluctuate in the future. These fluctuations may occur on a quarterly and annual basis and are due to a number of factors, many of which are beyond our control. These factors include, among others:

•	changes in end-user demand for the products manufactured and sold by our customers;

•	the timing of receipt, reduction or cancellation of significant orders by customers;

•	fluctuations in the levels of component inventories held by our customers;

•	the gain or loss of significant customers;

•	market acceptance of our products and our customers’ products;

•	our ability to develop, introduce and market new products and technologies on a timely basis;

•	the timing and extent of product development costs;

•	new product announcements and introductions by us or our competitors;

•	incurrence of research and development and related new product expenditures;

•	seasonality or cyclical fluctuations in our markets;

•	currency fluctuations;

•	utilization of our internal manufacturing facilities;

•	fluctuations in manufacturing yields;

•	significant warranty claims, including those not covered by our suppliers;

•	availability and cost of raw materials from our suppliers;

•	changes in our product mix or customer mix;

•	intellectual property disputes;

•	loss of key personnel or the shortage of available skilled workers;

•	the effects of competitive pricing pressures, including decreases in average selling prices of our products; and

•	changes in our tax incentive arrangements or structure, which may adversely affect our net tax expense in any quarter in which such an event occurs.

The foregoing factors are difficult to forecast, and these, as well as other factors, could materially adversely affect our quarterly or annual operating results. In addition, a significant amount of our operating expenses are relatively fixed in nature due to our significant sales, research and development and internal manufacturing overhead costs. Any failure to adjust spending quickly enough to compensate for a revenue shortfall could magnify the adverse impact of such revenue shortfall on our results of operations.

We may be unable to make the substantial and productive research and development investments which are required to remain competitive in our business.

The semiconductor industry requires substantial investment in research and development in order to develop and bring to market new and enhanced technologies and products. In order to remain competitive, we anticipate that we will need to maintain or increase our levels of research and development expenditures, and we expect research and development expenses to increase in absolute dollars for the foreseeable future, due to the increasing complexity and number of products we plan to develop. We do not know whether we will have sufficient resources to maintain or increase the level of investment in research and development required to remain competitive. In addition, we cannot assure you that the technologies where we have focused our research and development expenditures will become commercially successful. If we are required to invest significantly greater resources than anticipated in our research and development efforts without a corresponding increase in revenue, our operating results could decline.

Our business would be adversely affected by the departure of existing members of our senior management team or if our senior management team is unable to effectively implement our strategy.

Our success depends, in large part, on the continued contributions of our senior management team, in particular, the services of Mr. Hock E. Tan, our President and Chief Executive Officer. None of our senior management is bound by written employment contracts to remain with us for a specified period. In addition, we do not currently maintain key person life insurance covering our senior management. The loss of any of our senior management could harm our ability to implement our business strategy and respond to the rapidly changing market conditions in which we operate.

If we are unable to attract, train and retain qualified personnel, especially our design and technical personnel, we may not be able to execute our business strategy effectively.

Our future success depends on our ability to retain, attract and motivate qualified personnel, including our management, sales and marketing, legal and finance, and especially our design and technical personnel. We do not know whether we will be able to retain all of these employees as we continue to pursue our business strategy. We and our Predecessor have historically encountered difficulties in hiring and retaining qualified engineers because there is a limited pool of engineers with expertise in analog and optoelectronic semiconductor design. Competition for such personnel is intense in the semiconductor industry. As the source of our technological and product innovations, our design and technical personnel represent a significant asset. The loss of the services of key employees, especially our key design and technical personnel, or our inability to retain, attract and motivate qualified design and technical personnel, could have a material adverse effect on our business, financial condition and results of operations.

The enactment of legislation implementing changes in U.S. taxation of international business activities or the adoption of other tax reform policies could materially impact our financial position and results of operations.

Several tax bills have been introduced to reform U.S. taxation of international business activities. Depending on the final form of legislation enacted, if any, these consequences may be significant for us due to the large scale of our international business activities. If any of these proposals are enacted into legislation, they could have material adverse consequences on the amount of tax we pay and thereby on our financial position and results of operations.

We are subject to warranty claims, product recalls and product liability.

We are currently, and from time to time may be, subject to warranty or product liability claims that may lead to significant expenses as we compensate affected customers to defend such claims or pay damage awards. For example, in the second quarter of 2009 we identified a product quality issue with a particular component that we took steps to correct, including notifying our customers and offering to replace affected units. We are currently in discussions with customers and our insurers regarding this issue. We maintain product liability insurance, but such insurance is subject to significant deductibles and there is no guarantee that such insurance will be available or adequate to protect against all such claims. We may incur costs and expenses relating to a recall of one of our customers’ products containing one of our devices. The process of identifying a recalled product in devices that have been widely distributed may be lengthy and require significant resources, and we may incur significant replacement costs, contract damage claims from our customers and reputational harm. Costs or payments made in connection with warranty and product liability claims and product recalls could materially affect our financial condition and results of operations.

The complexity of our products could result in unforeseen delays or expenses or undetected defects or bugs, which could adversely affect the market acceptance of new products, damage our reputation with current or prospective customers, and materially and adversely affect our operating costs.

Highly complex products such as the products that we offer, may contain defects and bugs when they are first introduced or as new versions are released. We have in the past experienced, and may in the future experience, these defects and bugs. If any of our products contain defects or bugs, or have reliability, quality or compatibility problems, we may not be able to successfully design workarounds. Consequently, our reputation may be damaged and customers may be reluctant to buy our products, which could materially and adversely affect our ability to retain existing customers, attract new customers, and our financial results. In addition, these defects or bugs could interrupt or delay sales to our customers. To resolve these problems, we may have to invest significant capital and other resources. Although our products are tested by our suppliers, our customers and ourselves, it is possible that our new products will contain defects or bugs. If any of these problems are not found until after we have commenced commercial production of a new product, we may be required to incur additional development costs and product recall, repair or replacement costs. These problems may also result in claims against us by our customers or others. In addition, these problems may divert our technical and other resources from other development efforts, we would likely lose, or experience a delay in, market acceptance of the affected product or products, and we could lose credibility with our current and prospective customers. As a result, our financial results could be materially and adversely affected.

Failure to adjust our supply chain volume due to changing market conditions or failure to estimate our customers’ demand could adversely affect our results of operations.

We make significant decisions, including determining the levels of business that we will seek and accept, production schedules, levels of reliance on contract manufacturing and outsourcing, personnel needs and other resource requirements, based on our estimates of customer requirements. The short-term nature of commitments by many of our customers and the possibility of rapid changes in demand for their products reduces our ability to accurately estimate future customer requirements. Our results of operations could be harmed if we are unable to adjust our supply chain volume to address market fluctuations, including those caused by the seasonal or cyclical nature of the markets in which we operate. The sale of our products is dependent, to a large degree, on customers whose industries are subject to seasonal or cyclical trends in the demand for their products. For example, the consumer electronics market is particularly volatile and is subject to seasonality related to the holiday selling season, making demand difficult to anticipate. On occasion, customers may require rapid increases in production, which can challenge our resources and reduce margins. During a market upturn, we may not be able to purchase sufficient supplies or components, or secure sufficient contract manufacturing capacity, to meet increasing product demand, which could harm our reputation, prevent us from taking advantage of opportunities and reduce revenue growth. In addition, some parts are not readily available from alternate suppliers due to their unique design or the length of time necessary for design work.

In order to secure components for the production of products, we may continue to enter into non-cancelable purchase commitments with vendors or make advance payments to suppliers, which could reduce our ability to adjust our inventory or expense levels to declining market demands. Prior commitments of this type have resulted in an excess of parts when demand for our products has decreased. Downturns in the semiconductor industry have in the past caused, and may in the future cause, our customers to reduce significantly the amount of products ordered from us. If demand for our products is less than we expect, we may experience excess and obsolete inventories and be forced to incur additional charges. Because certain of our sales, research and development and internal manufacturing overhead expenses are relatively fixed, a reduction in customer demand may decrease our gross margins and operating income.

Our operating results and financial condition could be harmed if the markets into which we sell our products decline.

Visibility into our markets is limited. As has been the case in the current economic downturn, any decline in our customers’ markets would likely result in a reduction in demand for our products and make it more difficult to collect on outstanding amounts due us. For example, if the Asian market does not grow as anticipated or if the semiconductor market continues to decline, our results of operations will likely continue to suffer. In such an environment, pricing pressures could intensify and, if we were unable to respond quickly, could significantly reduce our gross margins. To the extent we cannot offset recessionary periods or periods of reduced growth that may occur in these markets through increased market share or otherwise, our net revenue may decline and our business, financial condition and results of operations may suffer. Pricing pressures and competition are especially intense in semiconductor-related industries, which could prevent achievement of our long-term financial goals and could require us to implement additional cost-cutting measures. Furthermore, projected industry growth rates may not be as forecasted, which could result in spending on process and product development well ahead of market requirements, which could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to claims of infringement of third-party intellectual property rights or demands that we license third-party technology, which could result in significant expense and loss of our intellectual property rights.

The semiconductor industry is characterized by companies holding large numbers of patents, copyrights, trademarks and trade secrets and by the vigorous pursuit, protection and enforcement of intellectual property rights. From time to time, third parties assert against us and our customers and distributors their patent, copyright, trademark, trade secret and other intellectual property rights to technologies that are important to our business. For example, on July 23, 2009, TriQuint Semiconductor, Inc. filed a complaint against us and certain of our subsidiaries in the U.S. District Court, District of Arizona seeking declaratory judgment that four of our patents relating to RF filter technology used in our wireless products are invalid and, if valid, that TriQuint’s products do not infringe any of those patents. In addition, TriQuint claims that certain of our wireless products infringe three of its patents. TriQuint is seeking damages in an unspecified amount, treble damages for alleged willful infringement, attorneys fees and injunctive relief. On September 17, 2009, we filed our answer and counterclaim, denying infringement, asserting the invalidity of Triquint’s patents and asserting infringement by Triquint of ten Avago patents. On October 16, 2009, Triquint filed its answer to our counterclaim, denying infringement and filed an antitrust counterclaim and counterclaims for declaratory judgment of non infringement and invalidity. On November 24, 2009, we filed a motion to dismiss Triquint’s antitrust counterclaims. We intend to defend this lawsuit vigorously, which actions may include the assertion by us of counterclaims or additional claims against TriQuint related to our intellectual property portfolio.

Claims that our products or processes infringe or misappropriate these rights, regardless of their merit or resolution, are frequently costly and divert the efforts and attention of our management and technical personnel. In addition, many of our customer agreements and in some cases our asset sale agreements require us to indemnify our customers or purchasers for third-party intellectual property infringement claims, which have in the past and may in the future require that we defend those claims and might require that we pay damages in the case of adverse rulings. Claims of this sort could also harm our relationships with our customers and might deter future customers from doing business with us. We do not know whether we will prevail in such proceedings given the complex technical issues and inherent uncertainties in intellectual property litigation. If any pending or future proceedings result in an adverse outcome, we could be required to:

•	cease the manufacture, use or sale of the infringing products, processes or technology;

•	pay substantial damages for past, present and future use of the infringing technology;

•	expend significant resources to develop non-infringing technology;

•	license technology from the third-party claiming infringement, which license may not be available on commercially reasonable terms, or at all;

•	enter into cross-licenses with our competitors, which could weaken our overall intellectual property portfolio;

•	lose the opportunity to license our technology to others or to collect royalty payments based upon successful protection and assertion of our intellectual property against others;

•	indemnify customer or distributors;

•	pay substantial damages to our customers or end users to discontinue use or replace infringing technology with non-infringing technology; or

•	relinquish intellectual property rights associated with one or more of our patent claims, if such claims are held invalid or otherwise unenforceable.

Any of the foregoing results could have a material adverse effect on our business, financial condition and results of operations.

We utilize a significant amount of intellectual property in our business. If we are unable to protect our intellectual property, our business could be adversely affected.

Our success depends in part upon our ability to protect our intellectual property. To accomplish this, we rely on a combination of intellectual property rights, including patents,

mask works, copyrights, trademarks, service marks, trade secrets and similar intellectual property, as well as customary contractual protections with our customers, suppliers, employees and consultants, and through security measures to protect our trade secrets. We are unable to predict that:

•

any of the patents and pending patent applications that we presently employ in our business will not lapse or be invalidated, circumvented, challenged, abandoned or, in the case of third-party patents licensed or sub-licensed to us, be licensed to others;

•	our intellectual property rights will provide competitive advantages to us;

•

rights previously granted by third parties to intellectual property rights licensed or assigned to us, including portfolio cross-licenses, will not hamper our ability to assert our intellectual property rights against potential competitors or hinder the settlement of currently pending or future disputes;

•	any of our pending or future patent applications will be issued or have the coverage originally sought;

•	our intellectual property rights will be enforced in certain jurisdictions where competition may be intense or where legal protection may be weak;

•

any of the trademarks, copyrights, mask work rights, trade secrets, know-how or other intellectual property rights that we presently employ in our business will not lapse or be invalidated, circumvented, challenged, abandoned or licensed to others; or

•	any of our pending or future trademark or copyright applications will be issued or have the coverage originally sought.

In addition, our competitors or others may develop products or technologies that are similar or superior to our products or technologies, duplicate our products or technologies or design around our protected technologies. Effective patent, trademark, copyright and trade secret protection may be unavailable or more limited in one or more relevant jurisdictions, relative to those protections available in the United States, or may not be applied for in one or more relevant jurisdictions. Moreover, from time to time we pursue litigation to assert our intellectual property rights. An adverse decision in any of these legal actions could limit our ability to assert our intellectual property rights, limit the value of our technology or otherwise negatively impact our business, financial condition and results of operations.

We have a number of patent and intellectual property license agreements. Some of these license agreements require us to make one-time or periodic payments. We may need to obtain additional patent licenses or renew existing license agreements in the future. We are unable to predict whether these license agreements can be obtained or renewed on acceptable terms or at all.

The demands or loss of one or more of our significant customers may adversely affect our business.

Some of our customers are material to our business and results of operations. During the fiscal year ended November 1, 2009, no customer accounted for 10% or more of our net revenue from continuing operations, and our top 10 customers, which included four distributors, collectively accounted for 60% of our net revenue from operations. During the fiscal year ended November 2, 2008, Avnet, Inc. accounted for 11% of our net revenue from continuing operations, and our top 10 customers, which included five distributors, collectively accounted for 54% of our net revenue from continuing operations. We believe our top customers’ purchasing power has given them the ability to make greater demands on their suppliers, including us. We expect this trend to continue, which we expect will result in our results of operations becoming increasingly sensitive to deterioration in the financial condition of, or other adverse developments related to, one or more of our significant customers. Although we believe that our relationships with our major customers are good, we generally do not have long-term contracts with any of them, which is typical of our industry. As a result, although our customers provide indications of their product needs and purchases on an annual basis, they generally purchase our products on a weekly or daily basis and the relationship, as well as particular orders, can be terminated at any time. The loss of any of our major customers, or any substantial reduction in sales to any of these customers, could have a material adverse effect on our business, financial condition and results of operations.

We generally do not have any long-term supply contracts with our contract manufacturers or materials suppliers and may not be able to obtain the products or raw materials required for our business, which could have a material adverse affect on our business.

We either obtain the products we need for our business from third-party contract manufacturers or we obtain the materials we need for our products from suppliers. We purchase a significant portion of our semiconductor materials from a few suppliers. For the fiscal year ended November 1, 2009, we purchased 52% of the materials for our manufacturing processes from eight suppliers. For the fiscal year ended November 2, 2008, we purchased 53% of the materials for our manufacturing processes from eleven suppliers. Substantially all of our purchases are on a purchase order basis, and we have not generally entered into long-term contracts with our contract manufacturers or suppliers. In the event that these purchase orders or relationships with suppliers are terminated, we cannot obtain sufficient quantities of raw materials at reasonable prices, the quality of the material deteriorates, we fail to satisfy our customers’ requirements or we are not able to pass on higher materials costs to our customers, our business, financial condition and results of operations could be adversely impacted. For example, during fiscal year 2008, we experienced an increase in our cost of products sold as a result of higher energy costs.

Our manufacturing processes rely on many materials, including silicon and GaAs wafers, copper lead frames, mold compound, ceramic packages and various chemicals and gases. From time to time, suppliers may extend lead times, limit supplies or increase prices due to capacity constraints or other factors. Although we believe that our current supplies of materials are adequate, shortages could occur in various essential materials due to interruption of supply or increased demand in the industry.

We use third-party contractor manufacturers for most of our manufacturing activities, primarily for wafer fabrication and module assembly and test services. Our agreements with these manufacturers typically require us to forecast product needs, commit to purchase services consistent with these forecasts and may require other commitments in the early stages of the relationship. Our operations could be adversely affected in the event that these contractual relationships were disrupted or terminated, the cost of such services increased significantly, the quality of the services provided deteriorated, our forecasts proved to be materially incorrect or capacity is consumed by our competitors.

We rely on third parties to provide services necessary for the operation of our business. Any failure of one or more of our vendors to provide these services could have a material adverse effect on our business.

We rely on third-party vendors to provide critical services, including, among other things, certain services related to accounting, billing, human resources, information technology, or IT, network development and network monitoring. We depend on these vendors to ensure that our corporate infrastructure will consistently meet our business requirements. The ability of these third-party vendors to successfully provide reliable, high quality services is subject to technical and operational uncertainties that are beyond our control. While we may be entitled to damages if our vendors fail to perform under their agreements with us, our agreements with these vendors limit the amount of damages we may receive. In addition, we do not know whether we will be able to collect on any award of damages or that any such damages would be sufficient to cover the actual costs we would incur as a result of any vendor’s failure to perform under its agreement with us. Any failure of our corporate infrastructure could have a material adverse effect on our business, financial condition and results of operations. Upon expiration or termination of any of our agreements with third-party vendors, we may not be able to replace the services provided to us in a timely manner or on terms and conditions, including service levels and cost, that are favorable to us and a transition from one vendor to another vendor could subject us to operational delays and inefficiencies until the transition is complete.

Our gross margin is dependent on a number of factors, including our level of capacity utilization.

Semiconductor manufacturing requires significant capital investment, leading to high fixed costs, including depreciation expense. Although we outsource a significant portion of our manufacturing activities, we do retain some semiconductor fabrication and assembly and test facilities. If we are unable to utilize our owned fabrication and assembly and test facilities at a high level, the fixed costs associated with these facilities will not be fully absorbed, resulting in higher average unit costs and lower gross margins. In the past, we and our Predecessor have experienced periods where our gross margins declined due to, among other things, reduced factory utilization resulting from reduced customer demand, reduced selling prices and a change in product mix towards lower margin devices. Increased competition and the existence of product alternatives, more complex engineering requirements, lower demand and other factors may lead to further price erosion, lower revenues and lower margins for us in the future.

Our business, financial condition and results of operations could be adversely affected by the political and economic conditions of the countries in which we conduct business and other factors related to our international operations.

We sell our products throughout the world. In addition, approximately 66% of our employees are located outside of the United States. Multiple factors relating to our international operations and to particular countries in which we operate could have a material adverse effect on our business, financial condition and results of operations. These factors include:

•	changes in political, regulatory, legal or economic conditions;

•

restrictive governmental actions, such as restrictions on the transfer or repatriation of funds and foreign investments and trade protection measures, including export duties and quotas and customs duties and tariffs;

•	disruptions of capital and trading markets;

•	changes in import or export licensing requirements;

•	transportation delays;

•	civil disturbances or political instability;

•	geopolitical turmoil, including terrorism, war or political or military coups;

•	changes in labor standards;

•	limitations on our ability under local laws to protect our intellectual property;

•	nationalization of businesses and expropriation of assets;

•	changes in tax laws;

•	currency fluctuations, which may result in our products becoming too expensive for foreign customers or foreign-sourced materials and services becoming more expensive for us; and

•	difficulty in obtaining distribution and support.

International conflicts are creating many economic and political uncertainties that are impacting the global economy. A continued escalation of international conflicts could severely impact our operations and demand for our products.

A majority of our products are produced and sourced in Asia, primarily in Singapore, Malaysia and Taiwan. Any conflict or uncertainty in these countries, including due to public health or safety concerns could have a material adverse effect on our business, financial condition and results of operations. In addition, if the government of any country in which our products are manufactured or sold sets technical standards for products manufactured in or imported into their country that are not widely shared, it may lead certain of our customers to suspend imports of their products into that country, require manufacturers in that country to manufacture products with different technical standards and disrupt cross-border manufacturing relationships which, in each case, could have a material adverse effect on our business, financial condition and results of operations.

In addition, our subsidiaries may require future equity-related financing, and any capital contributions to certain of our subsidiaries may require the approval of the relevant authorities in the jurisdiction in which the subsidiary is incorporated. The approvals are required from the investment commissions or similar agency of the particular jurisdiction and relate to any initial or additional equity investment by foreign entities in local corporations. Our failure to obtain the required approvals and our resulting inability to provide such equity-related financing or capital contributions could have an adverse effect on our business, financial condition and results of operations.

We are subject to currency exchange risks that could adversely affect our operations.

Although a majority of our revenue and operating expenses is denominated in U.S. dollars, and we prepare our financial statements in U.S. dollars in accordance with generally accepted accounting principles, or GAAP, a portion of our revenue and operating expenses is in foreign currencies. As a result, we are subject to currency risks that could adversely affect our operations, including:

•	risks resulting from changes in currency exchange rates and the implementation of exchange controls; and

•	limitations on our ability to reinvest earnings from operations in one country to fund the capital needs of our operations in other countries.

Changes in exchange rates will result in increases or decreases in our costs and earnings, and may also affect the book value of our assets located outside the United States and the amount of our equity. Although we seek to minimize our currency exposure by engaging in hedging transactions where we deem it appropriate, we do not know whether our efforts will be successful.

If we suffer loss to our factories, facilities or distribution system due to catastrophe, our operations could be seriously harmed.

Our factories, facilities and distribution system, and those of our contract manufacturers, are subject to risk of catastrophic loss due to fire, flood, or other natural or man-made disasters. A number of our facilities and those of our contract manufacturers are located in areas with above average seismic activity. Any catastrophic loss to any of these facilities would likely disrupt our operations, delay production, shipments and revenue and result in significant expenses to repair or replace the facility. In particular, any catastrophic loss at our Fort Collins, Colorado and Singapore facilities would materially and adversely affect our business.

If the tax incentive arrangements we have negotiated with the Government of Singapore change or cease to be in effect or applicable, or if our assumptions and interpretations regarding tax laws and incentive arrangements prove to be incorrect, the amount of corporate income taxes we have to pay could significantly increase.

We have structured our operations to maximize the benefit from various tax incentives extended to us to encourage investment or employment. We have obtained several tax incentives from the Singapore Economic Development Board, an agency of the Government of Singapore, which provide that certain classes of income we earn in Singapore are subject to tax holidays or reduced rates of Singapore income tax. Each tax incentive is separate and distinct from the others, and may be granted, withheld, extended, modified, truncated, complied with or terminated independently without any effect on the other incentives. In order to retain these tax benefits, we must meet certain operating conditions specific to each incentive relating to, among other things, maintenance of a treasury function, a corporate headquarters function, specified intellectual property activities and specified manufacturing activities in Singapore. Some of these operating conditions are subject to phase-in periods through 2015. The tax incentives are presently scheduled to expire at various dates generally between 2012 and 2015, subject in certain cases to potential extensions. Absent such tax incentives, the corporate income tax rate in Singapore would be 17% commencing from the 2010 year of assessment. For the fiscal years ended October 31, 2007, November 2, 2008 and November 1, 2009, the effect of all these tax incentives, in the aggregate, was to reduce the overall provision for income taxes from what it otherwise would have been in such year by approximately $19 million, $24 million and $17 million, respectively. If we cannot or elect not to comply with the operating conditions included in any particular tax incentive, we will lose the related tax benefits and could be required to refund material tax benefits previously realized by us with respect to that incentive and, depending on the incentive at issue, could likely be required to modify our operational structure and tax strategy. Any such modified structure or strategy may not be as beneficial to us from an income tax expense or operational perspective as the benefits provided under the present tax concession arrangements.

Our interpretations and conclusions regarding the tax incentives are not binding on any taxing authority, and if our assumptions about tax and other laws are incorrect or if these tax incentives are substantially modified or rescinded we could suffer material adverse tax and other financial consequences, which would increase our expenses, reduce our profitability and adversely affect our cash flows. In addition, taxable income in any jurisdiction is dependent upon acceptance of our operational practices and intercompany transfer pricing by local tax authorities as being on an arm’s length basis. Due to inconsistencies in application of the arm’s length standard among taxing authorities, as well as lack of adequate treaty-based protection, transfer pricing challenges by tax authorities could, if successful, substantially increase our income tax expense.

We may pursue acquisitions, dispositions, investments and joint ventures, which could affect our results of operations.

We have disposed of significant portions of the business originally acquired from Agilent through the sale of our Storage Business to PMC-Sierra, Inc. in February 2006, the sale of our Printer ASICs Business to Marvell Technology Group Ltd. in May 2006, the sale of our Image Sensor operations to Micron Technology, Inc. in December 2006, and the sale of our Infra-red operations to Lite-On Technology Corporation in January 2008. We may seek additional opportunities to maximize efficiency and value through various transactions, including purchases or sales of assets, businesses, investments or contractual arrangements. These transactions may be intended to result in the reduction of our indebtedness, the realization of cost savings, the generation of cash or income or the reduction of risk. These transactions may also affect our consolidated results of operations.

We have made and expect to continue to make acquisitions of, and investments in, businesses that offer complementary products, services and technologies, augment our market coverage, or enhance our technological capabilities. We may also enter into strategic alliances or joint ventures to achieve these goals. We cannot assure you that we will be able to identify suitable acquisition, investment, alliance, or joint venture opportunities or that we will be able to consummate any such transactions or relationships on terms and conditions acceptable to us, or that such transactions or relationships will be successful.

These transactions or any other acquisitions or dispositions involve risks and uncertainties. For example, the integration of acquired businesses may not be successful and could result in disruption to other parts of our business. In addition, the integration may require that we incur significant restructuring charges. To integrate acquired businesses, we must implement our management information systems, operating systems and internal controls, and assimilate and manage the personnel of the acquired operations. The difficulties of the integrations may be further complicated by such factors as geographic distances, lack of experience operating in the geographic market or industry sector of the acquired business, delays and challenges associated with integrating the business with our existing businesses, diversion of management’s attention from daily operations of the business, potential loss of key employees and customers of the acquired business, the potential for deficiencies in internal controls at the acquired or combined business, performance problems with the acquired business’ technology, difficulties in entering markets in which we have no or limited direct prior experience, exposure to unanticipated liabilities of the acquired business, insufficient revenues to offset increased expenses associated with the acquisition, and our potential inability to achieve the growth prospects and synergies expected from any such acquisition. Even when an acquired business has already developed and marketed products, there can be no assurance that product enhancements will be made in a timely fashion or that all pre-acquisition due diligence will have identified all material issues that might arise with respect to such acquired assets.

Any acquisition may also cause us to assume liabilities, acquire goodwill and non-amortizable intangible assets that will be subject to impairment testing and potential impairment charges, incur amortization expense related to certain intangible assets, increase our expenses and working capital requirements, and subject us to litigation, which would reduce our return on invested capital. Failure to manage and successfully integrate the acquisitions we make could materially harm our business and operating results.

Any future acquisitions may require additional debt or equity financing, which, in the case of debt financing, would increase our leverage and potentially affect our credit ratings, and in the case of equity financing, would be dilutive to our existing shareholders. Any downgrades in our credit ratings associated with an acquisition could adversely affect our ability to borrow by resulting in more restrictive borrowing terms. As a result of the foregoing, we also may not be able to complete acquisitions or strategic customer transactions in the future to the same extent as in the past, or at all. These and other factors could harm our ability to achieve anticipated levels of profitability at acquired operations or realize other anticipated benefits of an acquisition, and could adversely affect our business, financial condition and results of operations.

Our business is subject to various governmental regulations, and compliance with these regulations may cause us to incur significant expenses. If we fail to maintain compliance with applicable regulations, we may be forced to recall products and cease their manufacture and distribution, and we could be subject to civil or criminal penalties.

Our business is subject to various significant international and U.S. laws and other legal requirements, including packaging, product content, labor and import/export regulations. These regulations are complex, change frequently and have generally become more stringent over time. We may be required to incur significant expenses to comply with these regulations or to remedy violations of these regulations. Any failure by us to comply with applicable government regulations could result in cessation of our operations or portions of our operations, product recalls or impositions of fines and restrictions on our ability to conduct our operations. In addition, because many of our products are regulated or sold into regulated industries, we must comply with additional regulations in marketing our products.

Our products and operations are also subject to the rules of industrial standards bodies, like the International Standards Organization, as well as regulation by other agencies, such as the U.S. Federal Communications Commission. If we fail to adequately address any of these rules or regulations, our business could be harmed.

We must conform the manufacture and distribution of our semiconductors to various laws and adapt to regulatory requirements in all countries as these requirements change. If we fail to comply with these requirements in the manufacture or distribution of our products, we could be required to pay civil penalties, face criminal prosecution and, in some cases, be prohibited from distributing our products commercially until the products or component substances are brought into compliance.

We are subject to environmental, health and safety laws, which could increase our costs, restrict our operations and require expenditures that could have a material adverse affect on our results of operations and financial condition.

We are subject to a variety of international and U.S. laws and other legal requirements relating to the use, disposal, clean-up of and human exposure to, hazardous materials. Any failure by us to comply with environmental, health and safety requirements could result in the limitation or suspension of production or subject us to future liabilities in excess of our reserves. In addition, compliance with environmental, health and safety requirements could restrict our ability to expand our facilities or require us to acquire costly pollution control equipment, incur other significant expenses or modify our manufacturing processes. In the event of the discovery of new contamination, additional requirements with respect to existing contamination, or the imposition of other cleanup obligations for which we are responsible, we may be required to take remedial or other measures which could have a material adverse effect on our business, financial condition and results of operations.

We also face increasing complexity in our product design and procurement operations as we adjust to new requirements relating to the materials composition of our products, including the restrictions on lead and certain other substances in electronics that apply to specified electronics products sold in the European Union as of July 1, 2006 under the Restriction of Hazardous Substances in Electrical and Electronic Equipment Directive. Other countries, such as the United States, China and Japan, have enacted or may enact laws or regulations similar to the EU legislation. Other environmental regulations may require us to reengineer our products to utilize components that are more environmentally compatible. Such reengineering and component substitution may result in excess inventory or other additional costs and could have a material adverse effect on our results of operations.

In addition to the costs of complying with environmental, health and safety requirements, we may in the future incur costs defending against environmental litigation brought by government agencies and private parties. We may be defendants in lawsuits brought by parties in the future alleging environmental damage, personal injury or property damage. A significant judgment against us could harm our business, financial condition and results of operations.

In the last few years, there has been increased media scrutiny and associated reports focusing on a potential link between working in semiconductor manufacturing clean room environments and certain illnesses, primarily different types of cancers. Regulatory agencies and industry associations have begun to study the issue to see if any actual correlation exists. Because we utilize clean rooms, we may become subject to liability claims. In addition, these reports may also affect our ability to recruit and retain employees.

We cannot predict:

•	changes in environmental or health and safety laws or regulations;

•	the manner in which environmental or health and safety laws or regulations will be enforced, administered or interpreted;

•	our ability to enforce and collect under indemnity agreements and insurance policies relating to environmental liabilities; or

•

the cost of compliance with future environmental or health and safety laws or regulations or the costs associated with any future environmental claims, including the cost of clean-up of currently unknown environmental conditions.

We may not realize the expected benefits of our recent restructuring activities and other initiatives designed to reduce costs and increase revenue across our operations.

We recently have pursued a number of restructuring initiatives designed to reduce costs and increase revenue across our operations. These initiatives included significant workforce reductions in certain areas as we realigned our business. Additional initiatives included establishing certain operations closer in location to our global customers, evaluating functions more efficiently performed through partnerships or other outside relationships and steps to attempt to further reduce our overhead costs. We may not realize the expected benefits of these initiatives. As a result of these initiatives, we have incurred restructuring or other infrequent charges and we may in the future experience disruptions in our operations, loss of key personnel and difficulties in delivering products timely. In the years ended November 1, 2009 and November 2, 2008, we incurred restructuring charges of $34 million and $12 million, respectively, consisting primarily of employee severance and related costs resulting from a reduction in our workforce.

We are subject to risks associated with our distributors’ product inventories and product sell-through.

We sell many of our products to customers through distributors who maintain their own inventory of our products for sale to dealers and end users. We recognize revenues for sales to distributors upon delivery to the distributor. We limit distributor return rights and we allow limited price adjustments on sales to distributors. We provide reserves for distributor rights related to these limited stock returns and price adjustments. Sales to distributors accounted for 33% and 38% of our net revenue from continuing operations for the years ended November 1, 2009 and November 2, 2008, respectively.

If these distributors are unable to sell an adequate amount of their inventory of our products in a given quarter to dealers and end users or if they decide to decrease their inventories for any reason, such as due to the current global recession or due to any downturn in technology spending, our sales to these distributors and our revenues may decline. In addition, if distributors decide to purchase more inventory in any particular quarter, due to product availability or other reasons, than is required to satisfy end customer demand, inventory at our distributors may grow in such quarter, which could adversely affect our product revenues in a subsequent quarter as such distributors will likely reduce future orders until their inventory levels realign with end customer demand. For example, during the fiscal year ended November 1, 2009, and in particular during the first fiscal quarter of that year, the semiconductor industry experienced a significant decline in demand. Consequently, our distributors experienced declines in their resales of our products and were carrying a higher level of inventories of our products than historical levels at the end of the first fiscal quarter of 2009. As a result, our distributors decided to reduce their inventory of our products during the second fiscal quarter of 2009 and we also reduced our own inventory by $27 million or 15% in that quarter.

We also face the risk that our distributors may for other reasons have inventory levels of our products in excess of future anticipated sales. If such sales do not occur in the time frame anticipated by these distributors for any reason, these distributors may substantially decrease the amount of product they order from us in subsequent periods, which would harm our business.

Our reserve estimates associated with products stocked by our distributors are based largely on reports that our distributors provide to us on a monthly basis. To date, we believe this data has been generally accurate. To the extent that this resale and channel inventory data is inaccurate or not received in a timely manner, we may not be able to make reserve estimates for future periods accurately or at all.

We rely on third-party distributors and manufacturers’ representatives and the failure of these distributors and manufacturers’ representatives to perform as expected could reduce our future sales.

We sell many of our products to customers through distributors and manufacturers’ representatives. We are unable to predict the extent to which our distributors and manufacturers’ representatives will be successful in marketing and selling our products. Moreover, many of our distributors and manufacturers’ representatives and distributors also market and sell competing products. Our representatives and distributors may terminate their relationships with us at any time. Our future performance will also depend, in part, on our ability to attract additional distributors or manufacturers’ representatives that will be able to market and support our products effectively, especially in markets in which we have not previously distributed our products. If we cannot retain our current distributors or manufacturers’ representatives or recruit additional or replacement distributors or manufacturers’ representatives, our sales and operating results will be harmed.

The average selling prices of products in our markets have historically decreased rapidly and will likely do so in the future, which could harm our revenues and gross profits.

The products we develop and sell are used for high volume applications. As a result, the prices of those products have historically decreased rapidly. We expect that our gross profits on our products are likely to decrease over the current fiscal year below levels we have historically experienced due to pricing pressures from our customers, and an increase in sales of wireless and other products into consumer application markets, which are highly competitive and cost sensitive. In the past, we have reduced the average selling prices of our products in anticipation of future competitive pricing pressures, new product introductions by us or our competitors and other factors. Our gross profits and financial results will suffer if we are unable to offset any reductions in our average selling prices by increasing our sales volumes, reducing manufacturing costs, or developing new and higher value-added products on a timely basis.

We are required to assess our internal control over financial reporting on an annual basis and any adverse findings from such assessment could result in a loss of investor confidence in our financial reports, significant expenses to remediate any internal control deficiencies and ultimately have an adverse effect on our share price.

We are required to assess the effectiveness of our internal control over financial reporting annually and disclosure controls and procedures quarterly. As required, we complied with Section 404(a) (management’s report on internal control over financial reporting) under the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, for the fiscal year ended November 1, 2009, and we will be required to comply with Section 404(b) (auditor’s attestation on management’s report) for the fiscal year ending October 31, 2010. The testing by our independent registered public accounting firm that must be performed for the fiscal year ending on October 31, 2010, may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses. A “material weakness” is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. If we fail to implement the requirements of Section 404 in a timely manner, we might be subject to sanctions or investigation by regulatory agencies such as the SEC. In addition, failure to comply with Section 404 or the disclosure by us of a material weakness may cause investors to lose confidence in our financial statements and the trading price of our ordinary shares may decline.

Remediation of a material weakness could require us to incur significant expense and if we fail to remedy any material weakness, our financial statements may be inaccurate, our ability to report our financial results on a timely and accurate basis may be adversely affected, our access to the capital markets may be restricted, the trading price of our ordinary shares may decline, and we may be subject to sanctions or investigation by regulatory authorities, including the SEC or the Nasdaq Global Select Market. We may also be required to restate our financial statements from prior periods.

Our indebtedness could adversely affect our financial health and our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate indebtedness and prevent us from fulfilling our obligations under our indebtedness.

The following table presents our long-term indebtedness and capital lease obligations as of November 1, 2009:

As of November 1, 2009
(in millions)
10 1/8% senior notes due 2013	$318
Senior floating rate notes due 2013	46
11 7/8% senior subordinated notes due 2015	230
Long-term obligation for capital leases	3

597
Less: Current portion of long-term debt	364

Total long-term indebtedness and capital lease obligations	$233

In addition, we had $17 million of letters of credit outstanding under our revolving credit facility.

Subsequent to the initial public offering of our ordinary shares, or IPO, in the fourth quarter of fiscal year 2009, we repurchased an aggregate of $106 million principal amount of our outstanding notes, consisting of $85 million principal amount of our 10 1 /8% senior notes due 2013, or senior fixed rate notes, $17 million principal amount of our 11 7/8% senior subordinated notes due 2015, or senior subordinated notes, and $4 million principal amount of our senior floating rate notes due 2013, or senior floating rate notes, pursuant to a cash tender offer.

In addition, on December 1, 2009, we redeemed an aggregate of $364 million principal amount of our outstanding notes, consisting of the remaining $318 million principal amount of our senior fixed rate notes and the remaining $46 million principal amount of our senior floating rate notes, pursuant to the terms of our indenture governing such notes.

Subject to restrictions in the indenture governing our senior subordinated notes and our senior credit agreement, we may incur additional indebtedness. We are currently able to borrow up to an additional $333 million under our revolving credit facility. Furthermore, borrowings under our senior credit agreement are secured by substantially all of our assets. For more information on our outstanding indebtedness, see “Description of Indebtedness” elsewhere in this prospectus.

While we have recently significantly reduced the amount of our indebtedness, if we were to borrow substantial amounts under our revolving credit facility or otherwise incur significant additional indebtedness, it could have important consequences including:

•	making it more difficult for us to satisfy our obligations with respect to our senior subordinated notes, including our repurchase obligations;

•	increasing our vulnerability to adverse general economic and industry conditions;

•

requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts, execution of our business strategy and other general corporate purposes;

•	limiting our flexibility in planning for, or reacting to, changes in the economy and the semiconductor industry;

•	placing us at a competitive disadvantage compared to our competitors with less indebtedness;

•	exposing us to interest rate risk to the extent of our variable rate indebtedness;

•	limiting our ability to, or increasing the costs to, refinance indebtedness; and

•	making it more difficult to borrow additional funds in the future to fund working capital, capital expenditures and other purposes.

Any of the foregoing could materially and adversely affect our business, financial conditions and results of operations.

The indenture governing our senior subordinated notes and our senior credit agreement impose significant restrictions on our business.

The indenture governing our senior subordinated notes and the senior credit agreement contain a number of covenants imposing significant restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. The restrictions placed on us include limitations on our ability and the ability of our subsidiaries to:

•	incur additional indebtedness and issue ordinary or preferred shares;

•	pay dividends or make other distributions on, redeem or repurchase our shares or make other restricted payments;

•	make investments, acquisitions, loans or advances;

•	incur or create liens;

•	transfer or sell certain assets;

•	engage in sale and lease back transactions;

•	declare dividends or make other payments to us;

•	guarantee indebtedness;

•	engage in transactions with affiliates; and

•	consolidate, merge or transfer all or substantially all of our assets.

In addition, over a specified limit, our senior credit agreement requires us to meet a financial ratio test and restricts our ability to make capital expenditures or prepay certain other indebtedness. Our ability to meet the financial ratio test may be affected by events beyond our control, and we do not know whether we will be able to maintain this ratio.

The foregoing restrictions could limit our ability to plan for, or react to, changes in market conditions or our capital needs. We do not know whether we will be granted waivers under, or amendments to, our senior credit agreement or the indenture if for any reason we are unable to meet these requirements, or whether we will be able to refinance our indebtedness on terms acceptable to us, or at all.

The breach of any of these covenants or restrictions could result in a default under the indenture governing our senior subordinated notes or our senior credit agreement. In addition, our senior credit agreement and our indenture contain cross-default provisions which could thereby result in an acceleration of amounts outstanding under all those debt instruments if certain events of default occur under any one of them. If we are unable to repay these amounts, lenders having secured obligations, including the lenders under our senior credit agreement, could proceed against the collateral securing that debt. Any of the foregoing would have a material adverse effect on our business, financial condition and results of operations. For more information on our outstanding indebtedness, see “Description of Indebtedness” elsewhere in this prospectus.

Risks Relating to Investments in Singapore Companies

It may be difficult to enforce a judgment of U.S. courts for civil liabilities under U.S. federal securities laws against us, our directors or officers in Singapore.

We are incorporated under the laws of the Republic of Singapore, and certain of our officers and directors are or will be residents outside the United States. Moreover, a majority of our consolidated assets are located outside the United States. Although we are incorporated outside the United States, we have agreed to accept service of process in the United States through our agent designated for that purpose. Nevertheless, since a majority of the consolidated assets owned by us are located outside the United States, any judgment obtained in the United States against us may not be collectible within the United States.

There is no treaty between the United States and Singapore providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters and a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws, would, therefore, not be automatically enforceable in Singapore. There is doubt whether a Singapore court may impose civil liability on us or our directors and officers who reside in Singapore in a suit brought in the Singapore courts against us or such persons with respect to a violation solely of the federal securities laws of the United States, unless the facts surrounding such a violation would constitute or give rise to a cause of action under Singapore law. Consequently, it may be difficult for investors to enforce against us, our directors or our officers in Singapore judgments obtained in the United States which are predicated upon the civil liability provisions of the federal securities laws of the United States.

We are incorporated in Singapore and our shareholders may have more difficulty in protecting their interest than they would as shareholders of a corporation incorporated in the United States.

Our corporate affairs are governed by our memorandum and articles of association and by the laws governing corporations incorporated in Singapore. The rights of our shareholders and the responsibilities of the members of our board of directors under Singapore law are different from those applicable to a corporation incorporated in the United States. Therefore, our public shareholders may have more difficulty in protecting their interest in connection with actions taken by our management, members of our board of directors or our controlling shareholder than they would as shareholders of a corporation incorporated in the United States. For example, controlling shareholders in U.S. corporations are subject to fiduciary duties while controlling shareholders in Singapore corporations are not subject to such duties. Please see “Comparison of Shareholder Rights” for a discussion of differences between Singapore and Delaware corporation law.

For a limited period of time, our directors have general authority to allot and issue new shares on terms and conditions and with any preferences, rights or restrictions as may be determined by our board of directors in its sole discretion.

Under Singapore law, we may only allot and issue new shares with the prior approval of our shareholders in a general meeting. At our 2009 annual general meeting of shareholders, our shareholders provided our directors with the general authority to allot and issue any number of new shares (whether as ordinary shares or preference shares) until the earlier of (i) the conclusion of our 2010 annual general meeting, (ii) the expiration of the period within which the next annual general meeting is required to be held (i.e., within 15 months from the conclusion of the last general meeting) or (iii) the subsequent revocation or modification of such general authority by our shareholders acting at a duly noticed and convened meeting. Subject to the general authority to allot and issue new shares provided by our shareholders, the provisions of the Singapore Companies Act and our memorandum and articles of association, our board of directors may allot and issue new shares on terms and conditions and with the rights (including preferential voting rights) and restrictions as they may think fit to impose. Any additional issuances of new shares by our directors may adversely impact the market price of our ordinary shares.

Risks Relating to Owning Our Ordinary Shares

Control by principal shareholders could adversely affect our other shareholders.

When this offering is completed, investment funds affiliated with KKR and investment funds affiliated with Silver Lake together will beneficially own approximately     % of our outstanding ordinary shares through their ownership of Bali Investments S.àr.l, our principal shareholder, and Seletar Investments Pte Ltd, or Seletar, and Geyser Investment Pte Ltd., or Geyser, will beneficially own approximately     % and     % of our outstanding ordinary shares, respectively (based on the number of ordinary shares outstanding as of January 4, 2010 and excluding shares issuable upon exercise of outstanding options other than options exercised by selling shareholders for the purpose of selling shares in this offering), assuming no exercise of the underwriters’ option to purchase additional shares. In addition, pursuant to the terms of our Second Amended and Restated Shareholder Agreement, or the Shareholder Agreement, the Sponsors, or their respective affiliates, and Seletar, can elect their respective designees to serve as members of our board of directors. These shareholders will have a continuing ability to control our board of directors and will continue to have significant influence over our affairs for the foreseeable future, including controlling the election of directors and significant corporate transactions, such as a merger or other sale of our company or our assets. In addition, under the “controlled company” exception to the independence requirements of the Nasdaq Global Select Market, we are presently exempt from the rules of the Nasdaq Global Select Market that require that our board of directors be comprised of a majority of independent directors, that our compensation committee be comprised solely of independent directors and that our nominating and governance committee be comprised solely of independent directors. This concentrated control will limit the ability of other shareholders to influence corporate matters and, as a result, we may take actions that our non-Sponsor shareholders do not view as beneficial. For example, this concentration of ownership could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could cause the market price of our ordinary shares to decline or prevent our shareholders from realizing a premium over the market price for their ordinary shares.

Our ordinary shares have only been publicly traded since August 6, 2009 and our share price has been volatile since then and may fluctuate substantially in the future.

Our ordinary shares were sold in our IPO in August 2009 at a price of $15.00 per share, and have subsequently traded as high as $19.55 per share and as low as $14.33 per share. The trading price of our ordinary shares could be subject to wide fluctuations in response to many risk factors listed in this “Risk Factors” section, and others beyond our control, including:

•	actual or anticipated fluctuations in our financial condition and operating results;

•	overall conditions in the semiconductor market;

•	addition or loss of significant customers;

•	changes in laws or regulations applicable to our products;

•	actual or anticipated changes in our growth rate relative to our competitors;

•	announcements of technological innovations by us or our competitors;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	competition from existing products or new products that may emerge;

•	issuance of new or updated research or reports by securities analysts;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	disputes or other developments related to proprietary rights, including patents, litigation matters and our ability to obtain intellectual property protection for our technologies;

•	announcement of, or expectation of additional financing efforts;

•	sales of our ordinary shares by us or our shareholders;

•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

•	the expiration of contractual lock-up agreements with our executive officers, directors and greater than 5% shareholders; and

•	general economic and market conditions.

Furthermore, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of our ordinary shares. You may not realize any return on your investment in us and may lose some or all of your investment. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

There has been a public market for our ordinary shares for only a short period of time. An active, liquid and orderly market for our ordinary shares may not develop or be sustained, which could depress the trading price of our ordinary shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our share price and trading volume could decline.

The trading market for our ordinary shares depends, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our shares or change their opinion of our shares, our share price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

Future sales of our ordinary shares in the public market could cause our share price to fall.

Sales of a substantial number of our ordinary shares in the public market after this offering, or the perception that these sales might occur, could depress the market price of our ordinary shares and could impair our ability to raise capital through the sale of additional equity securities. Based on the number of ordinary shares outstanding as of January 4, 2010, upon completion of this offering, we will have              ordinary shares outstanding, assuming no exercise of our outstanding options other than those options exercised by selling shareholders for the purpose of selling shares in this offering.

All of the 49,680,000 ordinary shares sold in our IPO are, and the 25,000,000 ordinary shares (or 28,750,000 shares if the underwriters exercise their option to purchase additional shares in full) sold in this offering will be, freely tradable without restrictions or further registration under the Securities Act of 1933, as amended, or the Securities Act, except for any shares held by our affiliates as defined in Rule 144 under the Securities Act. The holders of approximately              ordinary shares have signed lock-up agreements with the underwriters of this offering, under which they have agreed not to sell, transfer or dispose of, directly or indirectly, any shares of our ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares without the prior written consent of Deutsche Bank Securities Inc. and Barclays Capital Inc. for a period of 90 days, subject to a possible extension under certain circumstances, after the date of this prospectus. Another approximately              shares will not be subject to the new 90-day restricted period but will remain subject to the 180-day restricted period in connection with our IPO, or the IPO lock-up period, ending February 2, 2010, subject to a possible extension for up to 18 days under certain circumstances. The underwriters have agreed to waive the extension of the IPO lock-period in connection with this offering. As a result, if the IPO lock-up period is not otherwise extended, approximately 3.5 million additional shares will become available for sale starting on February 2, 2010 pursuant to the exercise of vested options held by our employees. Of the shares that are subject to lock-up agreements, approximately              ordinary shares are subject to the contractual transfer restrictions in our Shareholder Agreement, which is described under “Certain Relationships and Related Party Transactions—Second Amended and Restated Shareholder Agreement—Transfer Restrictions.” An aggregate of approximately              shares held by members of our board of directors and employees who are party to a management shareholders agreement, or a Management Shareholders Agreement, are subject to transfer restrictions, subject to certain exceptions, until the fifth anniversary of the date of purchase or, in the case of shares purchased upon exercise of options, the date of grant of the option. These shares are currently scheduled to be released from such transfer restrictions as follows: approximately             shares in 2010, approximately              shares in 2011, no shares in 2012 and approximately             shares in 2013. These remaining shares will generally become available for sale subject to compliance with applicable securities laws or upon expiration of these lock-up agreements or other contractual restrictions.

The underwriters of our IPO have previously released a portion of the remaining shares subject to the IPO lock-up agreements prior to expiration of the IPO lock-up period and have agreed to release the selling shareholders from their IPO lock-up agreements prior to the expiration of the IPO lock-up period in connection with their sale of shares in this offering. The underwriters of this offering may, in their sole discretion, release all or some portion of the shares subject to the 90-day lock-up agreements prior to expiration of such period, and the Company and the Sponsors may decide to waive the restrictions in the Shareholder Agreement or the Management Shareholders Agreements. See “Shares Eligible for Future Sale” elsewhere in this prospectus.

After this offering, the holders of approximately              ordinary shares, based on shares outstanding as of January 4, 2010, will be entitled to rights with respect to registration of such shares under the Securities Act pursuant to a registration rights agreement. See “Certain Relationships and Related Party Transactions — Registration Rights Agreement” elsewhere in this prospectus. In addition, upon exercise by our executive officers and certain other employees of outstanding options granted under our pre-IPO equity incentive plans, our executive officers and those other employees will be entitled to rights with respect to registration of the ordinary shares acquired on exercise. If such holders, by exercising their registration rights, sell a large number of shares, they could adversely affect the market price for our ordinary shares. If we file a registration statement for the purposes of selling additional shares to raise capital, and are required to include shares held by these holders pursuant to the exercise of their registration rights, our ability to raise capital may be impaired. We filed a registration statement on Form S-8 under Securities Act to register approximately 41 million shares for issuance under our equity incentive plans. These shares can be freely sold in the public market upon issuance and once vested, subject to lock-up restrictions in connection with this offering and/or our IPO and other restrictions provided under the terms of the Management Shareholders Agreement, the applicable plan and/or the option agreements entered into with option holders.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, listing requirements of the Nasdaq Global Select Market and other applicable securities rules and regulations. Compliance with these rules and regulations increases our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increases demand on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations. We may need to hire more employees in the future, which will increase our costs and expenses. Furthermore, as we grow our business or acquire new businesses, our internal controls will become more complex and we may require significantly more resources to ensure our internal controls overall remain effective. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

Being a public company makes it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on committees of our board of directors, and qualified executive officers.

Singapore corporate law may impede a takeover of our company by a third-party, which could adversely affect the value of our ordinary shares.

The Singapore Code on Take-overs and Mergers contains provisions that may delay, deter or prevent a future takeover or change in control of our company for so long as we remain a public company with more than 50 shareholders and net tangible assets of S$5 million or more. Any person acquiring an interest, whether by a series of transactions over a period of time or not, either on their own or together with parties acting in concert with such person, in 30% or more of our voting shares, or, if such person holds, either on their own or together with parties acting in concert with such person, between 30% and 50% (both inclusive) of our voting shares, and such person (or parties acting in concert with such person) acquires additional voting shares representing more than 1% of our voting shares in any six-month period, must, except with the consent of the Securities Industry Council in Singapore, extend a mandatory takeover offer for the remaining voting shares in accordance with the provisions of the Singapore Code on Take-overs and Mergers. While the Singapore Code on Take-overs and Mergers seeks to ensure equality of treatment among shareholders, its provisions may discourage or prevent certain types of transactions involving an actual or threatened change of control of our company. These legal requirements may impede or delay a takeover of our company by a third-party, which could adversely affect the value of our ordinary shares.

Our actual operating results may differ significantly from our guidance.

From time to time, we release guidance regarding our future performance that represents our management’s estimates as of the date of release. This guidance, which consists of forward-

looking statements, is prepared by our management and is qualified by, and subject to, the assumptions and the other information contained or referred to in the release. Our guidance is not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither our independent registered public accounting firm nor any other independent expert or outside party compiles or examines the guidance and, accordingly, no such person expresses any opinion or any other form of assurance with respect thereto.

Guidance is based upon a number of assumptions and estimates that, while presented with numerical specificity, is inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and are based upon specific assumptions with respect to future business decisions, some of which will change. We generally state possible outcomes as high and low ranges which are intended to provide a sensitivity analysis as variables are changed but are not intended to represent that actual results could not fall outside of the suggested ranges. The principal reason that we release this data is to provide a basis for our management to discuss our business outlook with analysts and investors. We do not accept any responsibility for any projections or reports published by any such persons.

Guidance is necessarily speculative in nature, and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results. Accordingly, our guidance is only an estimate of what management believes is realizable as of the date of release. Actual results will vary from the guidance and the variations may be material. Investors should also recognize that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, investors are urged to put the guidance in context and not to place undue reliance on it.

Any failure to successfully implement our operating strategy or the occurrence of any of the events or circumstances set forth in, or incorporated by reference into, this prospectus could result in the actual operating results being different than the guidance, and such differences may be adverse and material.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and documents incorporated by reference into this prospectus contain “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “approximately,” “intend,” “plan,” “estimate,” or “anticipate” or similar expressions that concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations are disclosed under “Risk Factors,” elsewhere in this prospectus, or incorporated by reference into this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus. Some of the factors that we believe could affect our results include:

•	the overall condition of the highly cyclical semiconductor industry, including the impact of the ongoing significant economic downturn;

•	adaptation to technological changes in the semiconductor industry;

•	dependence on contract manufacturing and outsourced supply chain;

•	prolonged disruptions of our manufacturing facilities;

•	manufacturing efficiency and product quality, including potential warranty claims and product recalls;

•	competition in the markets in which we serve and our ability to continue to achieve design wins;

•	quarterly and annual fluctuations;

•	investment in research and development;

•	departure of key senior managers and the ability to retain and attract key personnel;

•	changes in tax laws;

•	protection and enforcement of our intellectual property rights;

•	loss of one or more of our significant customers;

•	our reliance on third parties to provide services for the operation of our business;

•	risks relating to the transaction of business internationally;

•	the effects of war, terrorism, natural disasters or other catastrophic events;

•	the integration of acquired businesses, the performance of acquired businesses and the prospects for future acquisitions;

•	our indebtedness;

•	currency fluctuations;

•	certain covenants in our debt documents; and

•	the other factors set forth under “Risk Factors.”

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus or incorporated by reference into this prospectus may not in fact occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

ENFORCEMENT OF CIVIL LIABILITIES UNDER

UNITED STATES FEDERAL SECURITIES LAWS

We are incorporated under the laws of the Republic of Singapore, and certain of our officers and directors are or will be residents outside the United States. Moreover, a majority of our consolidated assets are located outside the United States. Although we are incorporated outside the United States, we have agreed to accept service of process in the United States through our agent designated for that purpose. Nevertheless, since a majority of the consolidated assets owned by us are located outside the United States, any judgment obtained in the United States against us may not be collectible within the United States. There is no treaty between the United States and Singapore providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters and a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws, would, therefore, not be automatically enforceable in Singapore. There is doubt whether a Singapore court may impose civil liability on us or our directors and officers who reside in Singapore in a suit brought in the Singapore courts against us or such persons with respect to a violation solely of the federal securities laws of the United States, unless the facts surrounding such a violation would constitute or give rise to a cause of action under Singapore law. Consequently, it may be difficult for investors to enforce against us, our directors or our officers in Singapore judgments obtained in the United States which are predicated upon the civil liability provisions of the federal securities laws of the United States.

INDUSTRY AND MARKET DATA

We obtained the industry, market and competitive position data used throughout this prospectus from our own internal estimates and research as well as from industry publications and research, surveys and studies conducted by third parties. Industry publications, research, surveys and studies generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that such publications, research, surveys and studies are reliable, we have not independently verified industry, market and competitive position data from third-party sources. While we believe our internal business research is reliable and market definitions are appropriate, neither such research nor these definitions have been verified by any independent source.

USE OF PROCEEDS

The selling shareholders will receive all of the proceeds from this offering, and we will not receive any proceeds from the sale of ordinary shares in this offering. However, we will receive in the aggregate approximately $             million from selling shareholders who will pay to us the exercise price for options exercised by them for the purpose of selling shares in this offering. The proceeds received by us in connection with the exercise of options to purchase our ordinary shares by the selling shareholders in connection with this offering will be used for general corporate purposes. We will pay the expenses, other than underwriting discounts and commissions, associated with the sale of those ordinary shares pursuant to the Registration Rights Agreement described under “Certain Relationships and Related Party Transactions—Registration Rights Agreement.” The underwriters have agreed to reimburse us for certain of our expenses in connection with this offering. The selling shareholders include members of our senior management and entities affiliated with directors of our company. Bali Investments S.àr.l, an entity controlled by KKR and Silver Lake, is our controlling shareholder and is a selling shareholder in this offering. See “Principal and Selling Shareholders.”

PRICE RANGE OF ORDINARY SHARES

Market Information

Our ordinary shares have been listed on The Nasdaq Global Select Market under the symbol “AVGO” since our IPO on August 6, 2009. Prior to that date, there was no public market for our ordinary shares. The following table sets forth, for the periods indicated, the high and low sales prices of our ordinary shares as reported by The Nasdaq Global Select Market:

	Market Prices
	High	Low
Fiscal Year ended November 1, 2009
Fourth Quarter (Beginning August 6, 2009)	$19.00	$14.72
Fiscal Year ending October 31, 2010
First Quarter (Through January 14, 2010)	$19.55	$14.33

The closing sale price per ordinary share on January 14, 2010, as reported by The Nasdaq Global Select Market, was $18.43.

Holders

As of January 4, 2010, there were 111 holders of record of our ordinary shares.

DIVIDEND POLICY

We currently do not plan to declare dividends on our ordinary shares. The payment of cash dividends on ordinary shares is restricted under the terms of the agreements governing our indebtedness. In addition, because we are a holding company, our ability to pay cash dividends on our ordinary shares may be limited by restrictions on our ability to obtain sufficient funds through dividends from subsidiaries, including restrictions under the terms of the agreements governing our indebtedness. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of our board of directors and will depend upon such factors as earnings levels, capital requirements, contractual restrictions, our overall financial condition and any other factors deemed relevant by our board of directors. In addition, pursuant to Singapore law and our articles of association, no dividends may be paid except out of our profits.

CAPITALIZATION

The following table sets forth our capitalization as of November 1, 2009:

•	on an actual basis; and

•	on an as adjusted basis to reflect the issuance of shares upon the exercise of options by the selling shareholders for the purpose of selling shares in this offering.

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes incorporated by reference into this prospectus from the 2009 Form 10-K.

	As of November 1, 2009
	Actual	As Adjusted
	(unaudited)
	(in millions, except share data)
Total long-term debt and capital lease obligations	$233	$

Shareholders’ equity
Ordinary shares, no par value; 235,392,897 shares issued and outstanding, actual; shares issued and outstanding, as adjusted	1,393
Accumulated deficit	(356)
Accumulated other comprehensive income	3

Total shareholders’ equity	1,040

Total capitalization	$1,273	$

The number of as adjusted ordinary shares shown as issued and outstanding in the table is based on the number of ordinary shares outstanding as of November 1, 2009 plus              shares that will be issued upon exercise of options held by selling shareholders for the purpose of selling shares in this offering.

As of November 1, 2009, we had 235,392,897 shares outstanding, which excludes:

•

20,159,313 ordinary shares issuable upon the exercise of options outstanding under our Executive Plan and Senior Management Plan as of November 1, 2009, at a weighted average exercise price of $7.55 per share, including              shares that will be issued upon the exercise of options by selling shareholders and sold by them in this offering;

•

3,365,450 ordinary shares issuable upon the exercise of options outstanding under our 2009 Equity Incentive Award Plan as of November 1, 2009, at a weighted average exercise price of $15.49 per share, and 20,998,025 ordinary shares reserved for future issuance under our 2009 Equity Incentive Award Plan;

•

722,160 ordinary shares issuable upon the exercise of an option granted to Capstone Equity Investors LLC at an exercise price of $5.00 per share, including              shares that will be issued upon the exercise of the option and sold by Capstone in this offering; and

•	up to 8,000,000 ordinary shares issuable pursuant to our ESPP, which has been approved by our board of directors and shareholders but, as of January 15, 2010, not yet implemented.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation, employment and other arrangements under the “Director Compensation,” “Executive Compensation” and “Management” sections of Amendment No. 1 to the Annual Report on Form 10-K for the fiscal year ended November 1, 2009, which is incorporated by reference into this prospectus, and as set forth below, since November 1, 2006, there was not, nor is there currently planned, any transaction or series of similar transactions to which we were or will be a party:

•	in which the amount involved exceeded or will exceed $120,000; and

•	in which any director, nominee, executive officer, holder of more than 5% of our ordinary shares or any member of their immediate family had or will have a direct or indirect material interest.

Share Issuances and Repurchases

The table below sets forth ordinary shares purchased by all of our former and current executive officers under the Executive Plan for an aggregate consideration of $5,599,994 (which includes $5,400,000 which represents the value attributed to the 505,618 ordinary shares that were surrendered by Mr. Bian-Ee Tan when he exercised his option to purchase 1,080,000 ordinary shares in March 2009).

Date of Purchase	Name	Number of Ordinary Shares	Per Share Purchase Price ($)	Aggregate Purchase Price ($)
Executive Officers:
8/18/08	Douglas R. Bettinger	18,726	10.68	199,994
3/31/09	Bian-Ee Tan	1,080,000	5.00	5,400,000	(1)

	TOTAL	1,098,726		5,599,994

(1)	Mr. Bian-Ee Tan exercised an option to purchase 1,080,000 ordinary shares but surrendered 505,618 of the ordinary shares issuable upon such exercise in satisfaction of the exercise price. Aggregate purchase price represents the value attributed to the ordinary shares that were surrendered.

Each participant in the Executive Plan entered into a Management Shareholders Agreement, which provided us with a call right whereby we could repurchase shares upon a termination of employment or upon certain other events. Mr. Jackson, our former Senior Vice President, General Counsel, left Avago in February 2007. In connection with his departure, we exercised our right to repurchase the full amount of shares owned by Mr. Jackson at a per share price of $10.22, or the fair market value of the ordinary shares at the time, for an aggregate consideration of $1,022,000. Ms. Johnson, our former Senior Vice President, Finance and Chief Financial Officer, left Avago in August 2008. In connection with her departure, we exercised our right to repurchase 60,000 shares owned by Ms. Johnson at a per share price of $10.68, or the fair market value of the ordinary shares at the time, for an aggregate consideration of $640,800. Mr. Bian-Ee Tan, our former Chief Operating Officer, left Avago in December 2008. In connection with his departure, we exercised our right to repurchase 400,000 shares owned by Mr. Bian-Ee Tan at a per share price of $8.12, as determined by the Management Shareholders Agreement, for an aggregate consideration of $3,248,000. By operation of Singapore law, as a result of the completion of our IPO, we are no longer permitted to repurchase our shares in selective off-market transactions. As such, our call right under the Management Shareholders Agreement is no longer effective.

Second Amended and Restated Shareholder Agreement

Investors, to which we refer to in this prospectus as the Equity Investors, invested approximately $1,300 million in our business as part of the SPG Acquisition. In connection with the closing of the SPG Acquisition, we entered into a shareholder agreement with the Equity Investors, other than members of management, who are party to separate agreements. In connection with our IPO, we and the Equity Investors amended and restated the shareholder agreement to delete or curtail provisions that became inoperative or unnecessary upon us becoming a public company. Set forth below is a description of the Second Amended and Restated Shareholder Agreement, referred to in this prospectus as the Shareholder Agreement.

Board Composition.    The Shareholder Agreement provides that, subject to election by our shareholders at each annual general meeting, certain of our shareholders have the right to designate director nominees to our board of directors as follows:

•

three designees of KKR for so long as KKR and its affiliates either continue to own, directly or indirectly, at least 24% of our outstanding ordinary shares or have not transferred any shares to an unaffiliated third-party, provided that KKR has the right to designate two directors for so long as KKR and its affiliates continue to own, directly or indirectly, at least 15% of our outstanding ordinary shares and one director for so long as KKR and its affiliates continue to own, directly or indirectly, at least 5% of our outstanding ordinary shares;

•

three designees of Silver Lake for so long as Silver Lake and its affiliates either continue to own, directly or indirectly, at least 24% of our outstanding ordinary shares or have not transferred any shares to an unaffiliated third-party, provided that Silver Lake has the right to designate two directors for so long as Silver Lake and its affiliates continue to own, directly or indirectly, at least 15% of our outstanding ordinary shares and one director for so long as Silver Lake and its affiliates continue to own, directly or indirectly, at least 5% of our outstanding ordinary shares;

•

one designee of Seletar, an affiliate of Temasek Capital (Private) Limited, so long as it either continues to own, directly or indirectly, 2.5% of our outstanding shares and has not sold any of its shares, or continues to own, directly or indirectly, 5% of our outstanding shares;

•	our Chief Executive Officer; and

•	three other directors mutually agreeable to KKR and Silver Lake, to which we refer collectively in this prospectus as the Sponsors.

The number of other directors mutually agreeable to the Sponsors may be increased from time to time with the Sponsors’ prior approval, however, the Sponsors may revoke such approval at any time and immediately remove the excess director from the board of directors. The Sponsors have currently provided approval to permit the number of other directors to be four. However, with effect from the date of Mr. Chang’s resignation, the number of other directors will revert to three.

Each of KKR, Silver Lake and Seletar has the right to remove and replace its director-designees at any time and for any reason and to fill any vacancies otherwise resulting in such director positions. If the number of directors that an Equity Investor is entitled to designate is reduced, any vacant seats on our board of directors will be filled by the board of directors acting in accordance with its nomination and governance procedures.

One designee of Geyser, so long as Geyser either continues to own, directly or indirectly, 2.5% of our outstanding shares and has not sold any of its shares, or continues to own, directly or indirectly, 5% of our outstanding shares, has the right to attend all meetings of the board of directors, and such designee will be provided with copies of all materials provided to the board members.

Each of KKR and Silver Lake has the right to designate one member to each committee of the board of directors, so long as such Sponsor has the right to designate one or more director nominees to the board of directors and subject to compliance with applicable federal securities laws and the requirements of the U.S. exchange on which our ordinary shares are traded.

The rights with respect to board composition described here will terminate upon a change in control transaction.

Sponsor Approval.    The Shareholder Agreement provides that the following actions by us or any of our subsidiaries require approval of the Sponsors for so long as the Sponsors own 50% or more of our outstanding ordinary shares:

•	changing the size or composition of our board of directors;

•	entering into a change of control transaction;

•	acquiring or disposing of assets or entering into joint ventures with a value in excess of $300 million;

•	incurring indebtedness in excess of $300 million;

•	filing for voluntary liquidation, dissolution, receivership, bankruptcy or similar insolvency proceeding;

•	entering into certain transactions with the Sponsors or any of their affiliates;

•	making material changes in the nature of the our business or our subsidiaries’ business; and

•	amending, waiving or otherwise modifying certain shareholder agreements.

The Sponsors previously consented to the board’s appointment of Mr. Diller, Ms. Lien and Mr. Macleod to the board of directors. Ms. Lien resigned in January 2008 for personal reasons and rejoined the board of directors in June 2008.

Co-Investor Protections.    The Shareholder Agreement provides that, other than actions specifically set forth therein, we will not take any action in respect of any class of our shares that has a materially disproportionate effect on specified Equity Investors other than the Sponsors, or the Co-Investors, as compared to the Sponsors, in their capacity as shareholders of such class of shares, without first obtaining the prior written consent of the Co-Investors holding a majority of such class of shares then held by the Co-Investors.

Transfer Restrictions.    Within two years after our IPO, neither KKR nor Silver Lake may transfer its shares without the approval of the other Sponsor, subject to certain permitted transfers. No Co-Investor may transfer its shares without the approval of the Sponsors, except (i) to permitted transferees, (ii) in a transfer in connection with a sale pursuant to the Registration Rights Agreement described under “—Registration Rights Agreement,” or (iii) if either Sponsor has reduced the number of shares it holds relative to the number of shares initially held by it, each Co-Investor may sell up to the number of shares as would cause such Co-Investor to reduce the number of shares it holds in the same proportion as that of such Sponsor. These transfer restrictions will terminate upon a change of control transaction unless terminated earlier by the Sponsors.

Tag Along Right.    Prior to making any transfer of shares (other than certain customary permitted transfers, transfers in connection with sales pursuant to the Registration Rights Agreement, transfers pursuant to Rule 144 and certain distributions and charitable contributions), any prospective selling Sponsor must provide written notice to each Co-Investor setting forth the terms of such proposed transfer. Each Co-Investor may elect to sell up to its pro rata portion of the shares (based upon the ownership of such shares by the transferring Sponsor and all persons entitled to participate in such transfer) to be sold in such transfer. This tag along right will terminate upon a change of control transaction unless terminated earlier by the Sponsors.

Drag Along Right.    If the Sponsors approve a change of control transaction, each Co-Investor will be required to vote in favor of and not oppose such transaction and, if structured as a sale of shares, sell its shares to a prospective buyer on the same terms that are applicable to the Sponsors. This drag along right will terminate upon a change of control transaction unless terminated earlier by the Sponsors.

Information Rights.    We have agreed to provide to the Equity Investors, so long as the applicable Equity Investor owns at least 2.5% of our outstanding ordinary shares, monthly financial information. We have agreed to provide to each shareholder party to the Shareholder Agreement the necessary information for the preparation of such shareholder’s income tax returns. So long as the applicable Equity Investor owns at least 5% of our outstanding ordinary shares, we have granted such Equity Investor rights to inspect our facilities, records, files and other information, and to meet with our management and outside accountants. Each shareholder party to the Shareholder Agreement agrees to keep confidential the confidential information obtained from us. The information rights will expire upon a change in control transaction.

Termination.    The Shareholder Agreement may be amended or terminated, and the provisions thereof waived, by an agreement in writing signed by us and the Equity Investors holding not less than 70% of our outstanding ordinary shares held by all Equity Investors. If any amendment would adversely affect the rights of a particular Equity Investor or adversely impose additional material obligations on a particular Equity Investor, then the consent of such particular Equity Investor is required for the amendment.

Advisory Agreement

In December 2005, in connection with the closing of the SPG Acquisition, we and our indirect subsidiary Avago Technologies International Sales Pte. Limited, a Singapore private limited company, entered into the Advisory Agreement, pursuant to which we retained KKR and Silver Lake to provide general executive, management and other services as mutually agreed by us and KKR and Silver Lake, for which we paid each of them advisory fees of $625,000 per quarter, subject to a 5% increase each fiscal year during the agreement’s term (beginning in December 2005) and reimbursed them for their out-of-pocket expenses. For the years ended October 31, 2007 and November 2, 2008, we recorded $5 million and $6 million of fees and expenses, respectively, in connection with the Advisory Agreement.

For fiscal year 2009, we paid the Sponsors an aggregate of $61 million pursuant to the Advisory Agreement, with one half of such amount paid to each Sponsor. This amount consisted of an aggregate of $4 million of quarterly fees, an IPO advisory fee in amount equal to 1% of the proceeds to us from the IPO, or $3 million, and a termination payment of $54 million in connection with the termination of the Advisory Agreement upon the closing of the IPO, in each case in accordance with the terms of the Advisory Agreement.

Indemnification; Costs and Fees

We provide customary indemnification to the Equity Investors for liabilities arising from their ownership of our ordinary shares and from the SPG Acquisition. We will pay all reasonable fees and expenses incurred by the Equity Investors from and after the closing of the SPG Acquisition in connection with the Equity Investors’ enforcement of their rights under the Shareholder Agreement, Registration Rights Agreement and our articles of association.

We have entered into indemnity agreements with all our directors and executive officers and intend to continue doing so in the future. The indemnity agreement provides, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, subject to and to the fullest extent permitted under the Singapore Companies Act, as amended, and our articles of association.

Registration Rights Agreement

We are party to a registration rights agreement, or Registration Rights Agreement, which provides the Sponsors the right to demand that we file a registration statement and the Sponsors and the Co-Investors the right to request that their shares be covered by a registration statement that we are otherwise filing, subject to certain limitations. During the first two years after our IPO, upon the request of both Sponsors, we may be required to initiate an unlimited number of registrations under the Securities Act in order to register the resale of their ordinary shares with an anticipated aggregate offering price of at least $50 million in the case of a “long-form registration” and $20 million in the case of a “short-form registration.” After the second anniversary of our IPO, each Sponsor may require us to initiate three “long-form registrations,” provided that each has an aggregate offering price of at least $50 million, and an unlimited number of “short-form registrations,” provided that each has an aggregate offering price of at least $20 million, under the Securities Act in order to register the resale of their ordinary shares. The minimum offering amounts may be reduced with the approval of the Sponsors. In the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the Sponsors and Co-Investors are entitled to notice of such registration and are entitled to certain “piggyback” registration rights allowing them to include their ordinary shares in such registration, subject to certain marketing and other limitations. We may, in certain circumstances, defer such registrations. In addition, in an underwritten offering, including an underwritten initial public offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of registrable securities such holders may include. Any such limitations on the number of registrable securities that may be included by such holders must be on a pro rata basis. The Registration Rights Agreement also contains customary cross-indemnification provisions.

In fiscal year 2009, in connection with our IPO, we and the selling shareholders in our IPO, which included Bali Investments S.àr.l., Seletar, Geyser and some of our executive officers, incurred total offering expenses, excluding underwriting discounts and commissions, of approximately $8 million. We paid all the expenses of the IPO, including expenses of the selling shareholders, other than the underwriting discounts and commissions attributable to shares sold by the selling shareholders, pursuant to the Registration Rights Agreement.

Participants in our Executive Plan are party to a Management Shareholders Agreement that provides them “piggyback” registration rights alongside with the Sponsors and Co-Investors.

Management Shareholders Agreement

Each participant in the Executive Plan, including each executive officer, as well as certain participants in our Senior Management Plan, has entered into a Management Shareholders Agreement with us and our controlling shareholder, Bali Investments S.àr.l., in connection with the executive’s purchase of shares pursuant to the Executive Plan. Each Management Shareholders Agreement provides the Company with certain rights that effectively restrict the transfer of ordinary shares until a change of control transaction or the later of five years from the date of purchase, or in the case of shares acquired upon the exercise of options, the date of grant of such options, absent Bali Investment’s and our prior written consent. The restrictive rights provided to us by these agreements include a right of first refusal whereby we may purchase any shares offered to a third-party, a call right whereby we may repurchase shares upon a termination of employment or upon certain other events and a bring along right whereby Bali Investments S.àr.l. can require participants to sell shares along side Bali Investments. Each executive holds a put right whereby the executive can require us to repurchase shares upon the executive’s death or permanent disability, a tag-along right whereby each executive may require Bali Investments S.àr.l. or its successor to allow the executive to sell along side Bali Investments in certain sales, and “piggyback” registration rights allowing the executive to sell along side Bali Investments in a public offering. By operation of Singapore law, as a result of the completion of our IPO, we are no longer permitted to repurchase our shares in selective off-market transactions. As such, the right of first refusal, call right and put right referred to above are no longer effective.

Other Relationships

Capstone Equity Investors LLC, or Capstone, an affiliate of KKR Capstone, a consulting company that works exclusively with KKR and its portfolio companies, was granted an option to purchase 800,000 ordinary shares with an exercise price of $5.00 per share on February 3, 2006. One half of these options vests over four years, and the other half vests upon the achievement of certain company financial performance metrics. These options are subject to variable accounting and we recorded a charge of $1 million, $2 million and less than $1 million, respectively, for the years ended October 31, 2007, November 2, 2008 and November 1, 2009, related to the issuance of these options. In connection with our IPO, Capstone partially exercised this option with respect to an aggregate of 77,840 ordinary shares and sold those shares in our IPO. We received option exercise proceeds of $389,200 from Capstone as a result of this option exercise.

Until July 31, 2009, investment funds affiliated with Silver Lake were investors in Flextronics International Ltd. and Mr. James A. Davidson, a director, also serves as a director of Flextronics. Agilent sold its Camera Module Business to Flextronics in February 2005. In the ordinary course of business, we continue to sell to Flextronics, which during the year ended November 1, 2009 accounted for $100 million of revenue from continuing operations. Trade accounts receivable due from Flextronics as of November 1, 2009 were $16 million. In the years ended October 31, 2007 and November 2, 2008, sales to Flextronics accounted for $144 million and $155 million of net revenue from continuing operations, respectively, and the trade accounts receivable due from Flextronics as of October 31, 2007 and November 2, 2008 was $23 million and $17 million, respectively. Flextronics continued to pay the deferred purchase price in connection with its acquisition of the Camera Module Business at the rate of $1 million per quarter, which payment was completed in the first quarter of fiscal year 2008.

Mr. John R. Joyce, a director, also serves as a director of Hewlett-Packard Company effective July 2007. In the ordinary course of business, we continue to sell to Hewlett-Packard Company, which in the years ended November 2, 2008 and November 1, 2009 accounted for $30 million and $37 million of net revenue from continuing operations, respectively, and trade accounts receivable due from Hewlett-Packard Company as of November 2, 2008 and November 1, 2009, was $7 million and $4 million, respectively. We also use Hewlett-Packard Company as a service provider for information technology services. For the years ended November 2, 2008 and November 1, 2009, operating expenses include $32 million and $19 million, respectively, for services provided by Hewlett-Packard Company.

Mr. James V. Diller, a director, is also a director of PMC-Sierra, Inc. In the ordinary course of business, we continue to sell to PMC-Sierra, which in the years ended October 31, 2007, November 2, 2008 and November 1, 2009 accounted for $1 million, $3 million and $1 million of net revenue from continuing operations, respectively, and trade accounts receivable due from PMC-Sierra as of November 2, 2008 and November 1, 2009 were less than $1 million and none, respectively.

Ms. Mercedes Johnson, our former Senior Vice President, Finance and Chief Financial Officer, is a director of Micron Technology, Inc. In December 2006, we completed the sale of our Image Sensor operations to Micron. Ms. Johnson recused herself from all deliberations of the board of directors of Micron concerning this transaction.

Procedures for Approval of Related Person Transactions

As provided by our Audit Committee Charter, the Audit Committee must review all related party transactions on an ongoing basis and all such transactions must be approved by the Audit Committee. In approving or rejecting the proposed agreement, our Audit Committee considers the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our written Code of Ethics and Business Conduct requires that directors, officers and employees make appropriate disclosure of potential conflicts of interest situations to the Nominating and Corporate Governance Committee or the Audit Committee, in the case of directors and officers, and the supervisor, who will then seek authorization from our compliance officer, in the case of employees.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth information about the beneficial ownership of our ordinary shares at January 4, 2010 for:

•	each named executive officer;

•	each of our directors;

•	each person known to us to be the beneficial owner of more than 5% of our ordinary shares;

•	all of our executive officers and directors as a group; and

•	each of the selling shareholders.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all ordinary shares that they beneficially own, subject to applicable community property laws.

Ordinary shares subject to options that are currently exercisable or exercisable within 60 days of January 4, 2010 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Percentage ownership “Prior to the Offering” is based on 236,014,256 ordinary shares outstanding on January 4, 2010. Beneficial ownership “After the Offering” is calculated based on 236,014,256 ordinary shares outstanding as of January 4, 2010, plus              shares that will be issued upon exercise of options held by selling shareholders for the purpose of selling shares in this offering. Beneficial ownership “After the Offering (Over-allotment Option Exercised in Full)” is calculated based on 236,014,256 ordinary shares outstanding as of January 4, 2010, plus              shares that will be issued upon exercise of options held by selling shareholders for the purpose of selling shares in this offering.

	Ordinary Shares Beneficially Owned(1)			Ordinary Shares Beneficially Owned(1)		Percentage of Shares Beneficially Owned
	Prior to the Offering	Shares Being Offered	Shares Subject to Over- allotment Option	After the Offering	After the Offering (Over- allotment Option Exercised in Full)**	Prior to the Offering	After the Offering	After the Offering (Over- allotment Option Exercised in Full)**
5% Shareholders:
Bali Investments S.àr.l(2) 59 rue de Rollingergrund L2440 Luxembourg	150,274,441					63.7%

Funds affiliated with KKR(3) Suite 500, 603-7th Avenue S.W. Calgary, Canada	150,274,441					63.7%
Funds affiliated with Silver Lake(4) Ugland House, P.O. Box 309 South Church Street, George Town Grand Cayman, Cayman Islands	150,274,441					63.7%
Seletar Investments Pte Ltd(5) 60B Orchard Road #06-18, Tower 2 The Atrium @ Orchard Singapore 238891	19,729,734					8.4%
Geyser Investment Pte. Ltd.(6) c/o GIC 168 Robinson Road #37-01 Capital Tower Singapore 068912	13,153,155					5.6%

Directors and Named Executive Officers:
Hock E. Tan(7)	1,733,154					*
Douglas R. Bettinger(8)	68,726					*
Bryan Ingram(9)	340,481					*
Boon Chye Ooi(10)	35,000					*
Patricia H. McCall(11)	48,000					*
Bian-Ee Tan(12)	499,866					*
Fariba Danesh(13)	10,451					*
Dick M. Chang(14)	895,832					*
Adam H. Clammer(15)	40,000					*
James A. Davidson(16)	40,000					*
James Diller(17)	190,000					*
James H. Greene, Jr.(18)	40,000					*
Kenneth Y. Hao(19)	40,000					*
John R. Joyce(20)	40,000					*
David Kerko(21)	10,000					*
Justine Lien(22)	10,000					*
Donald Macleod(23)	20,000					*
Bock Seng Tan(24)	40,000					*
All 18 directors and executive officers as a group(25)	4,101,510					1.7%

*	Represents beneficial ownership of less than 1%.

**	If the underwriters do not exercise their option to purchase additional shares in full, then the shares to be sold by each selling shareholder will be reduced pro rata according to the portion of the over-allotment option that is not exercised.

(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.

(2)	Bali Investments S.àr.l., or Bali, is a Luxembourg corporation, the shareholders of which include investment entities affiliated with KKR (such entities, as more specifically defined below, the KKR Entities) and investment funds affiliated with Silver Lake (such funds, as more specifically defined below, the Silver Lake Funds). Messrs. Adam H. Clammer, James A. Davidson, Kenneth Y. Hao, John R. Joyce, William J. Janetschek and Dr. Wolfgang Zettel, in their capacities as directors of Bali, may be deemed to have shared voting or dispositive power over these shares. Each of them, however, disclaims this beneficial ownership.

(3)	Shares shown in the table above consist of 150,274,441 shares beneficially owned by Bali, over which the KKR Entities may be deemed, as a result of their ownership of Bali’s outstanding shares, to have shared voting or dispositive power. The KKR Entities disclaim this beneficial ownership except for the shares that are deemed to be held indirectly by the KKR Entities in which such funds have a pecuniary interest.

KKR Millennium Fund (Overseas), Limited Partnership, or Millennium Fund, as a shareholder of Bali, may be deemed to indirectly own 15,475,684 ordinary shares of Avago. KKR Associates Millennium (Overseas), Limited Partnership is the sole general partner of Millennium Fund. KKR Millennium Limited is the sole general partner of KKR Associates Millennium (Overseas), Limited Partnership. KKR Associates Millennium (Overseas), Limited Partnership and KKR Millennium Limited disclaim beneficial ownership of the ordinary shares indirectly owned by Millennium Fund.

KKR European Fund, Limited Partnership, or European Fund, as a shareholder of Bali, may be deemed to indirectly own 30,814,161 ordinary shares of Avago. KKR Associates Europe, Limited Partnership is the sole general partner of European Fund. KKR Europe Limited is the sole general partner of KKR Associates Europe, Limited Partnership. KKR Associates Europe, Limited Partnership and KKR Europe Limited disclaim beneficial ownership of the ordinary shares indirectly owned by European Fund.

KKR European Fund II, Limited Partnership, or European Fund II, as a shareholder of Bali, may be deemed to indirectly own 20,667,556 ordinary shares of Avago. KKR Associates Europe II, Limited Partnership is the sole general partner of European Fund II. KKR Europe II Limited is the sole general partner of KKR Associates Europe II, Limited Partnership. KKR Associates Europe II, Limited Partnership and KKR Europe II Limited disclaim beneficial ownership of the ordinary shares indirectly owned by European Fund II.

Avago Investment Partners, Limited Partnership, or AIP, as a shareholder of Bali, may be deemed to indirectly own 10,550,790 ordinary shares of Avago. Avago Investment G.P., Limited is the sole general partner of AIP. KKR Millennium GP LLC is a member of Avago Investment G.P., Limited. Avago Investment G.P., Limited and KKR Millennium GP LLC disclaim beneficial ownership of the ordinary shares indirectly owned by AIP.

Each of KKR Fund Holdings L.P., or KKR Fund Holdings (as the sole shareholder of KKR Millennium Limited, KKR Europe Limited and KKR Europe II Limited and the designated member of KKR Millennium GP LLC); KKR Fund Holdings GP Limited, or KKR Fund Holdings GP (as a general partner of KKR Fund Holdings); KKR Group Holdings L.P., or KKR Group Holdings (as the sole shareholder of KKR Fund Holdings GP and a general partner of KKR Fund Holdings); KKR Group Limited, or KKR Group (as the general partner of KKR Group Holdings); KKR & Co. L.P., or KKR & Co. (as the sole shareholder of KKR Group); and KKR Management LLC (as the general partner of KKR & Co.) may also be deemed to be the beneficial owner of the securities held by Millennium Fund, European Fund and European Fund II.

KKR Partners (International), Limited Partnership, or KKR Partners, as a shareholder of Bali, may be deemed to indirectly own 2,736,160 ordinary shares of Avago. KKR 1996 Overseas, Limited is the sole general partner of KKR Partners, but disclaims beneficial ownership of the ordinary shares indirectly owned by KKR Partners.

As the designated members of KKR Management LLC, Messrs. Henry R. Kravis and George R. Roberts may be deemed to be the beneficial owner of the securities held by Millennium Fund, European Fund and European Fund II but disclaim beneficial ownership of such securities. As directors of KKR 1996 Overseas, Limited, Messrs. Henry R. Kravis, George R. Roberts, James H. Greene, Jr., Paul E. Raether, Michael W. Michelson, Johannes P. Huth, Todd A. Fisher, Alexander Navab, Marc S. Lipschultz, Reinhard Gorenflos, Joseph Y. Bae, Brian F. Carroll, Scott C. Nuttal and William J. Janetschek may be deemed to be the beneficial owner of the securities held by KKR Partners but disclaim beneficial ownership of such securities. The entities named in this note (3) are sometimes referred to as the KKR Entities. Adam H. Clammer, James H. Greene Jr. and David Kerko are members of our board of directors and are executives of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates. The address of the KKR Entities (other than Millennium Fund, European Fund, European Fund II, KKR Partners and AIP) and the individuals named in this footnote 3 is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, NY 10019.

The above referenced shares are indirectly owned through the KKR Entities’ investments in Bali, which directly holds shares in Avago.

(4)	The 150,274,441 shares shown in the table above are directly held and beneficially owned by Bali. Silver Lake Partners II Cayman, L.P., or SLP II Cayman, and Silver Lake Technology Investors II Cayman, L.P., or SLTI II Cayman, together own approximately 45.6% of Bali’s outstanding shares. For ease of reference, SLP II Cayman and SLTI II Cayman are collectively referred to as the “Silver Lake Funds” in this footnote.

By virtue of their 45.6% stake in Bali, the Silver Lake Funds may be deemed to have shared voting or dispositive power over the 150,274,441 shares held by Bali. The Silver Lake Funds, however, disclaim this beneficial ownership, except for the 68,518,966 ordinary shares (or 45.6% of the 150,274,441 shares) that are deemed to be held indirectly by them and in which they have a pecuniary interest. Of these 68,518,966 shares, 68,324,727 shares are attributable to SLP II Cayman, and the other 194,239 shares are attributable to SLTI II Cayman.

Silver Lake Technology Associates II Cayman, L.P., or SLTA II Cayman, is the general partner of SLP II Cayman. Silver Lake (Offshore) AIV GP II, Ltd. is (a) the general partner of each of SLTA II Cayman and SLTI II Cayman and (b) a member of Avago Investment G.P., Limited. Silver Lake (Offshore) AIV GP II, Ltd. disclaims beneficial ownership of the ordinary shares indirectly owned by the Silver Lake Funds and AIP (as defined in Footnote (3) above), except to the extent of its pecuniary interest therein.

Messrs. James A. Davidson, Glenn H. Hutchins, David J. Roux, Alan K. Austin, John R. Joyce, Michael J. Bingle, Egon Durban, Greg Mondre and Kenneth Y. Hao serve as directors of Silver Lake (Offshore) AIV GP II, Ltd. They disclaim beneficial ownership of the ordinary shares indirectly owned by the Silver Lake Funds and AIP, except to the extent of their pecuniary interests therein.

(5)	Seletar Investments Pte Ltd, or Seletar, is directly wholly-owned by Temasek Capital (Private) Limited, or Temasek Capital, which is wholly-owned by Temasek Holdings (Private) Limited, or Temasek. Seletar, Temasek Capital and Temasek are Singapore companies. No individual has beneficial ownership over the 19,729,734 ordinary shares. Voting and investment decisions relating to these securities are made by the board of directors of Seletar, which is currently comprised of Mr. Syn Yi Ming and Ms. Michelle Git. The Seletar board of directors acts by majority vote and no board member may act individually to vote or sell these ordinary shares.

(6)	Geyser Investment Pte. Ltd. shares the power to vote and power to dispose of these securities with each of GIC Special Investments Pte. Ltd. and the Government of Singapore Investment Corporation Pte. Ltd., each of which is a Singapore private limited company. No individual has beneficial ownership over these securities. Voting and investment decisions relating to these securities are made by the GIC Special Investments Pte. Ltd. investment committee, which is currently comprised of eight members: Teh Kok Peng, Ng Kin Sze, Ang Eng Seng, Kunna Chinniah, Tay Lim Hock, Eugene Wong, John Tang and Mayukh Mitter. The investment committee acts by majority vote and no member may act individually to vote or sell these securities. Beneficial ownership is disclaimed by the investment committee and its members.

(7)	Shares shown in the table above include 1,459,102 shares that Mr. Hock E. Tan has the right to acquire within 60 days after January 4, 2010 upon the exercise of share options. Includes 43,513 shares held by Robert M. Mitchell as Trustee for the Irrevocable Trust Agreement FBO J. Douglas Tan, dated January 31, 2003, 43,513 shares held by Robert M. Mitchell as Trustee for the Irrevocable Trust Agreement FBO J. Nicholas Tan, dated January 31, 2003, 43,513 shares held by Robert M. Mitchell as Trustee for the Irrevocable Trust Agreement FBO Y. Eva Tan, dated January 31, 2003 and 43,513 shares held by K. Lisa Yang as Trustee for the K. Lisa Yang and Hock E. Tan Dynasty Trust, dated June 17, 2004.

(8)	Shares shown in the table above include 60,000 shares that Mr. Bettinger has the right to acquire within 60 days after January 4, 2010 upon the exercise of share options. Shares shown in the table above include 8,726 shares held by Douglas R. Bettinger as Trustee for the Bettinger Family Revocable Trust, dated June 6, 2007.

(9)	Shares shown in the table above consist of 340,481 shares that Mr. Ingram has the right to acquire within 60 days after January 4, 2010 upon the exercise of share options.

(10)	Shares shown in the table above consist of 35,000 shares that Mr. Ooi has the right to acquire within 60 days after January 4, 2010 upon the exercise of share options.

(11)	Shares shown in the table above consist of 48,000 shares that Ms. McCall has the right to acquire within 60 days after January 4, 2010 upon the exercise of share options.

(12)	Mr. Bian-Ee Tan resigned from the Company in December 2008.

(13)	Ms. Danesh resigned from the Company in September 2009. Shares shown in the table above consist of 10,451 shares held by Fariba Danesh as Trustee for the Fariba Danesh Revocable Trust, dated June 28, 2001.

(14)	Shares shown in the table above consist of 895,832 shares that Mr. Chang has the right to acquire within 60 days after January 4, 2010 upon the exercise of share options.

(15)	Mr. Clammer is an executive of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates. Shares shown in the table above consist of 40,000 shares that Mr. Clammer has the right to acquire within 60 days after January 4, 2010 upon the exercise of share options.

(16)	As disclosed in Footnote (4) above, Mr. Davidson is a director of Silver Lake (Offshore) AIV GP II, Ltd. He also serves as a member of our board of directors. In April 2006, we granted Mr. Davidson an option to purchase up to 50,000 shares of our ordinary shares. The 40,000 shares listed next to his name in the table above represent the vested and exercisable portion of such option within 60 days of January 4, 2010.

(17)	Shares shown in the table above include 40,000 shares that Mr. Diller has the right to acquire within 60 days after January 4, 2010 upon the exercise of share options.

(18)	Mr. Greene is an executive of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates. Shares shown in the table above include 40,000 shares that Mr. Greene has the right to acquire within 60 days after January 4, 2010 upon the exercise of share options.

(19)	As disclosed in Footnote (4) above, Mr. Hao is a director of Silver Lake (Offshore) AIV GP II, Ltd. He also serves as a member of our board of directors. In April 2006, we granted Mr. Hao an option to purchase up to 50,000 shares of our ordinary shares. The 40,000 shares listed next to his name in the table above represent the vested and exercisable portion of such option within 60 days of January 4, 2010.

(20)	As disclosed in Footnote (4) above, Mr. Joyce is a director of Silver Lake (Offshore) AIV GP II, Ltd. He also serves as a member of our board of directors. In April 2006, we granted Mr. Joyce an option to purchase up to 50,000 shares of our ordinary shares. The 40,000 shares listed next to his name in the table above represent the vested and exercisable portion of such option within 60 days of January 4, 2010.

(21)	Mr. Kerko is an executive of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates. Shares shown in the table above consist of 10,000 shares that Mr. Kerko has the right to acquire within 60 days after January 4, 2010 upon the exercise of share options.

(22)	Shares shown in the table above consist of 10,000 shares that Ms. Lien has the right to acquire within 60 days after January 4, 2010 upon the exercise of share options.

(23)	Shares shown in the table above consist of 20,000 shares that Mr. Macleod has the right to acquire within 60 days after January 4, 2010 upon the exercise of share options.

(24)	Shares shown in the table above include 10,000 shares that Mr. Tan has the right to acquire within 60 days after January 4, 2010 upon the exercise of share options.

(25)	Shares shown in the table above include 3,128,415 shares that directors and executive officers have the right to acquire within 60 days after January 4, 2010 upon the exercise of share options.

DESCRIPTION OF INDEBTEDNESS

As of November 1, 2009, we had $599 million outstanding in aggregate indebtedness and capital lease obligations, with an additional $350 million of borrowing capacity available under our revolving credit facility (including outstanding letters of credit of $17 million at November 1, 2009, which reduce the amount available under our revolving credit facility on a dollar-for-dollar basis). Our liquidity requirements are significant, primarily due to debt service requirements.

Our senior credit facilities and other borrowings as of November 2, 2008 and November 1, 2009 consist of the following (in millions):

	November 2, 2008	November 1, 2009
Senior credit facilities:
Revolving credit facility ($333 million available)	$—	$—
Notes:
10 1/8% senior notes due 2013	$403	$318
Senior floating rate notes due 2013	50	46
11 7/8% senior subordinated notes due 2015	250	230

	703	594
Less: Current portion of long-term debt	—	364

Long-term debt	$703	$230

In fiscal year 2006, we used $420 million of net proceeds from the sale of our Storage Business and $245 million of net proceeds from the sale of our Printer ASICs Business to permanently repay borrowings under our $725 million term loan facility.

During the year ended October 31, 2007, we repurchased $97 million in principal amount of our 10 1/8% senior notes due 2013, or senior fixed rate notes, and paid $7 million in early tender premium in a tender offer, plus accrued interest, resulting in a loss on extinguishment of debt of $12 million, which consisted of $7 million early tender premium, $4 million write-off of debt issuance costs and less than $1 million legal fees and other related expenses.

During the year ended November 2, 2008, we redeemed $200 million in principal amount of our senior floating rate notes due 2013, or senior floating rate notes. We redeemed the senior floating rate notes at 2% premium to the principal amount, plus accrued interest, resulting in a loss on extinguishment of debt of $10 million, which consisted of the $4 million premium and a $6 million write-off of debt issuance costs and other related expenses.

During the year ended November 1, 2009, we used a portion of the net proceeds from our IPO to repurchase $85 million in principal amount of senior fixed rate notes, $17 million in principal amount of our 11 7/8% senior subordinated notes due December 1, 2015, or senior subordinated notes, and $4 million in principal amount of senior floating rate notes in a cash tender offer, and paid $6 million in premium, plus accrued and unpaid interest, resulting in a loss on extinguishment of debt of $9 million, consisting of $6 million in premium and a write-off of $3 million debt issuance costs and other related expenses. We also repurchased $3 million in principal amount of senior subordinated notes from the open market, resulting in a gain on extinguishment of debt of $1 million.

On December 1, 2009, our subsidiaries, Avago Technologies Finance Pte. Ltd., Avago Technologies U.S. Inc. and Avago Technologies Wireless (U.S.A.) Manufacturing Inc. redeemed an aggregate of $364 million principal amount of our notes then outstanding, consisting of the remaining $318 million principal amount of our senior fixed rate notes and the remaining $46 million principal amount of our senior floating rate notes, pursuant to the terms of our indenture governing such notes.

Senior Credit Facilities

In connection with the SPG Acquisition, we entered into a senior credit agreement with a syndicate of financial institutions. The senior secured credit facilities initially consisted of (i) a seven-year $725 million term loan facility and (ii) a six-year, $250 million revolving credit facility for general corporate purposes. As of October 31, 2006, the term loan facility had been permanently repaid in full and may not be redrawn. The revolving credit facility was increased to $375 million in the fourth quarter of fiscal year 2007. During the fourth quarter of fiscal year 2008, our revolving credit facility was impacted by the bankruptcy of Lehman Brothers Holdings Inc., or Lehman. As a result of the bankruptcy, we could no longer utilize Lehman’s credit commitment of $60 million, thus reducing total availability under our revolving credit facility to $315 million. In July 2009, Lehman assigned $35 million of its credit commitment to Barclays Bank PLC, which resulted in total availability under our revolving credit facility increasing to $350 million.

The revolving credit facility includes borrowing capacity available for letters of credit and for borrowings on same-day or one-day notice referred to as swingline loans and is available to us and certain of our subsidiaries in U.S. dollars and other currencies. As of November 1, 2009, we had no borrowings outstanding under the revolving credit facility, although we had $17 million of letters of credits outstanding under the facility. We drew $475 million under our term loan facility to finance a portion of the SPG Acquisition. On January 26, 2006, we drew the full $250 million under the delayed-draw portion of our term loan facility to retire all of our redeemable convertible preference shares. We used the net proceeds from the sale of our Storage Business and Printer ASICs Business to permanently repay borrowings under our term loan facility. Costs of approximately $19 million incurred in relation to the term loan facility were initially capitalized as debt issuance costs, amortized over the expected term as additional interest expense and unamortized costs were written off in conjunction with the repayment of the term loan facility.

Interest Rate and Fees:    Borrowings under the our revolving credit facility bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) the United States prime rate and (2) the federal funds rate plus 0.5% (or an equivalent base rate for loans originating outside the United States, to the extent available) or (b) a LIBOR rate (or the equivalent thereof in the relevant jurisdiction) determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing adjusted for certain additional costs. At November 2, 2008, the lender’s base rate was 4.00% and the one-month LIBOR rate was 2.58%. At November 1, 2009, the lender’s base rate was 3.25% and the one-month LIBOR rate was 0.24%. The applicable margin for borrowings under the revolving credit facility is 0.75% with respect to base rate borrowings and 1.75% with respect to LIBOR borrowings.

We are required to pay a commitment fee to the lenders under the revolving credit facility with respect to any unutilized commitments thereunder. At November 2, 2008 and November 1, 2009, the commitment fee on the revolving credit facility was 0.375% per annum. We must also pay customary letter of credit fees. The commitment fee is expensed as additional interest expense.

Maturity:    Principal amounts outstanding under the revolving credit facility are due and payable in full on December 1, 2011. As of November 2, 2008 and November 1, 2009, we had no

borrowings outstanding under the revolving credit facility, although we had $17 million and $17 million, respectively, of letters of credit outstanding under the facility, which reduce the amount available on a dollar-for-dollar basis.

Certain Covenants and Events of Default:    The senior credit agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, our and our subsidiaries’ ability to:

•	incur additional debt or issue certain preferred shares;

•	create liens on assets;

•	enter into sale-leaseback transactions;

•	engage in mergers or consolidations;

•	sell assets;

•	pay dividends and distributions, repurchase our share capital or make other restricted payments;

•	make investments, loans or advances;

•	make capital expenditures;

•	repay subordinated indebtedness (including the 11 7 /8% senior subordinated notes, or senior subordinated notes);

•	make certain acquisitions;

•	amend material agreements governing our subordinated indebtedness (including the senior subordinated notes);

•	change our lines of business; and

•	change the status of our direct wholly owned subsidiary, Avago Technologies Holding Pte. Ltd., as a passive holding company.

All obligations under the revolving credit facility, and the guarantees of those obligations, are secured by substantially all of our assets and that of each guarantor subsidiary, subject to certain exceptions.

In addition, the senior credit agreement requires us to maintain senior secured leverage ratios not exceeding levels set forth in the senior credit agreement. The senior credit agreement also contains certain customary affirmative covenants and events of default including a cross-default triggered by certain events of default under our other material debt instruments. We were in compliance with all our covenants under the senior credit agreement at November 1, 2009.

Senior Notes and Senior Subordinated Notes

In connection with the SPG Acquisition, we completed a private placement of $1,000 million principal amount of unsecured debt consisting of (i) $500 million principal amount of 10 1/8% senior notes due December 1, 2013, or senior fixed rate notes, (ii) $250 million principal amount of senior floating rate notes due June 1, 2013, or senior floating rate notes and, together with the senior fixed rate notes, the senior notes, and (iii) $250 million principal amount of 11 7 /8% senior subordinated notes due December 1, 2015, or senior subordinated notes. We received proceeds of $966 million, net of $34 million of related transaction expenses. Such transaction expenses are deferred as debt issuance costs and are being amortized over the life of the loans as incremental interest expense.

Interest is payable on the senior fixed rate notes and the senior subordinated notes on a semi-annual basis at a fixed rate of 10.125% and 11.875%, respectively, per annum. Interest is payable on the senior floating rate notes on a quarterly basis at a rate of three-month LIBOR plus 5.5%. The rate for the senior floating rate notes was 8.31% and 5.85% at November 2, 2008 and November 1, 2009, respectively.

During the fourth quarter of fiscal year 2009, we used a portion of the net proceeds from our IPO to repurchase $85 million in principal amount of senior fixed rate notes, $17 million in principal amount of senior subordinated notes and $4 million in principal amount of senior floating rate notes in a cash tender offer, and paid $6 million in premium, plus accrued and unpaid interest, resulting in a loss on extinguishment of debt of $9 million.

On December 1, 2009, our subsidiaries, Avago Technologies Finance Pte. Ltd., Avago Technologies U.S. Inc. and Avago Technologies Wireless (U.S.A.) Manufacturing Inc. redeemed $364 million aggregate principal amount of our outstanding notes including (a) the remaining $318 million aggregate principal amount outstanding of senior fixed rate notes due at a redemption price of 105.063% of their principal amount, plus accrued and unpaid interest thereon up to, but not including, the redemption date and (b) the remaining $46 million aggregate principal amount outstanding of senior floating rate notes at a redemption price of 100.000% of their principal amount, plus accrued and unpaid interest thereon up to, but not including, the redemption date.

We may redeem all or any part of the senior subordinated notes (i) at any time prior to December 1, 2010 at a redemption price equal to 100% of the principal amount of the notes redeemed plus a defined premium and accrued but unpaid interest through the redemption date, and (ii) on or after December 1, 2010 at fixed redemption prices set forth in the indenture governing the senior subordinated notes plus accrued but unpaid interest through the redemption date. In addition, upon a change of control of our company, we generally will be required to make an offer to redeem the senior subordinated notes from the holders at 101% of the principal amount plus accrued but unpaid interest through the redemption date.

The senior subordinated notes are unsecured and subordinated to all of our existing and future senior indebtedness, including our senior credit agreement.

Certain of our subsidiaries have guaranteed the obligations under the senior credit agreement and have guaranteed the obligations under the senior subordinated notes on a senior subordinated unsecured basis.

The indenture governing our senior subordinated notes limits our and our subsidiaries’ ability to:

•	incur additional indebtedness and issue disqualified stock or preferred shares;

•	pay dividends or make other distributions on, redeem or repurchase our capital stock or make other restricted payments;

•	make investments, acquisitions, loans or advances;

•	incur or create liens;

•	transfer or sell certain assets;

•	engage in sale and lease back transactions;

•	declare dividends or make other payments to us;

•	guarantee indebtedness;

•	engage in transactions with affiliates; and

•	consolidate, merge or transfer all or substantially all of our assets.

Subject to certain exceptions, the indenture governing our senior subordinated notes permits us and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness. In addition, the indenture contains customary events of default provisions, including a cross-default provision triggered by certain events of default under our senior credit agreement. We were in compliance with all our covenants under the indenture at November 1, 2009.

DESCRIPTION OF SHARE CAPITAL

General

As of January 4, 2010, there were outstanding:

•	236,014,256 ordinary shares held by approximately 111 shareholders of record; and

•	23,365,879 ordinary shares issuable upon exercise of outstanding stock options.

The following description of our share capital and provisions of our memorandum and articles of association are summaries and are qualified by reference to the memorandum and articles of association, copies of which have been previously filed with the SEC.

Ordinary Shares

Assuming no exercise of options other than options exercised by selling shareholders for the purpose of selling shares in this offering, our issued share capital will consist of              ordinary shares. We currently have only one class of issued shares, which have identical rights in all respects and rank equally with one another. Our ordinary shares have no par value and there is no authorized share capital under Singapore law. There is a provision in our articles of association to enable us in specified circumstances to issue shares with preferential, deferred or other special rights or restrictions as our directors may determine, subject to the provisions of the Singapore Companies Act and our articles of association. All shares presently issued are fully paid and existing shareholders are not subject to any calls on shares. Although Singapore law does not recognize the concept of “non-assessability” with respect to newly-issued shares, we note that any purchaser of our shares who has fully paid up all amounts due with respect to such shares will not be subject under Singapore law to any personal liability to contribute to the assets or liabilities of our company in such purchaser’s capacity solely as a holder of such shares. We believe that this interpretation is substantively consistent with the concept of “non-assessability” under most, if not all, U.S. state corporations laws. All shares are in registered form. We cannot, except in the circumstances permitted by the Singapore Companies Act, grant any financial assistance for the acquisition or proposed acquisition of our own shares.

New Shares

Under Singapore law, new shares may be issued only with the prior approval of our shareholders in a general meeting. General approval may be sought from our shareholders in a general meeting for the issue of shares. Approval, if granted, will lapse at the earlier of:

•	the conclusion of the next annual general meeting;

•	the expiration of the period within which the next annual general meeting is required by law to be held (i.e., within 15 months from the last annual general meeting); or

•	the subsequent revocation or modification of approval by our shareholders acting at a duly noticed and convened meeting.

Our shareholders have provided such general authority to issue new shares until the conclusion of our 2010 annual general meeting. Subject to this and the provisions of the Singapore Companies Act and our articles of association, all new shares are under the control of the directors who may allot and issue new shares to such persons on such terms and conditions and with the rights and restrictions as they may think fit to impose.

Preference Shares

Our articles of association provide that we may issue shares of a different class with preferential, deferred, qualified or other special rights, privileges or conditions as our board of directors may determine. Under Singapore law, our preference shareholders will have the right to attend any general meeting and in a poll at such general meeting, to have at least one vote for every preference share held:

•	upon any resolution concerning the winding-up of our company;

•	upon any resolution which varies the rights attached to such preference shares; or

•	when the dividends to be paid on our preference shares are more than twelve months in arrears, for the period they remain unpaid.

We may, subject to the prior approval in a general meeting of our shareholders, issue preference shares which are, or at our option, subject to redemption provided that such preference shares may not be redeemed out of capital unless:

•	all the directors have made a solvency statement in relation to such redemption; and

•	we have lodged a copy of the statement with the Singapore Registrar of Companies.

Further, the shares must be fully paid-up before they are redeemed.

Transfer of Ordinary Shares

Subject to applicable securities laws in relevant jurisdictions and our articles of association, our ordinary shares are freely transferable. Shares may be transferred by a duly signed instrument of transfer in any usual or common form or in a form acceptable to the Company. The directors may decline to register any transfer unless, among other things, evidence of payment of any stamp duty payable with respect to the transfer is provided together with other evidence of ownership and title as the directors may require. We will replace lost or destroyed certificates for shares upon notice to us and upon, among other things, the applicant furnishing evidence and indemnity as the directors may require and the payment of all applicable fees.

Election and Re-election of Directors

Under our articles of association, our board of directors may appoint any person to be a director as an additional director or to fill a casual vacancy, provided that any person so appointed shall hold office only until the next annual general meeting, and shall then be eligible for re-election.

Under our articles of association, no person other than a director retiring at a general meeting is eligible for appointment as a director at any general meeting, without the recommendation of the Board for election, unless (a) in the case of a member or members who in aggregate hold(s) more than fifty percent of the total number of our issued and paid-up shares (excluding treasury shares), not less than ten days, or (b) in the case of a member or members who in aggregate hold(s) more than five percent of the total number of our issued and paid-up shares (excluding treasury shares), not less than 120 days, before the date of the notice provided to members in connection with the general meeting, a written notice signed by such member or members (other than the person to be proposed for appointment) who (i) are qualified to attend and vote at the meeting for which such notice is given, and (ii) have held shares representing the prescribed threshold in (a) or (b) above, for a continuous period of at least one year prior to the date on which such notice is given, is lodged at our registered office. Such a notice must also include the consent of the person nominated.

Shareholders’ Meetings

We are required to hold an annual general meeting each year and not more than 15 months after the holding of the last preceding annual general meeting. The directors may convene an extraordinary general meeting whenever they think fit and they must do so upon the written request of shareholders representing not less than one-tenth of the total voting rights of all shareholders. In addition, two or more shareholders holding not less than one-tenth of our total number of issued shares (excluding our treasury shares) may call a meeting of our shareholders.

Unless otherwise required by law or by our articles of association, voting at general meetings is by ordinary resolution, requiring the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the resolution. An ordinary resolution suffices, for example, for appointments of directors. A special resolution, requiring an affirmative vote of not less than three-fourths of the shares present in person or represented by proxy at the meeting and entitled to vote on the resolution, is necessary for certain matters under Singapore law, such as an alteration of our articles of association.

Voting Rights

Voting at any meeting of shareholders is by poll. On a poll every shareholder who is present in person or by proxy or by attorney, or in the case of a corporation, by a representative, has one vote for every share held by such shareholder.

Dividends

The directors may declare a dividend. No dividend may be paid except out of our profits. To date, we have not declared any cash dividends on our ordinary shares and have no current plans to pay cash dividends in the foreseeable future. See “Dividend Policy” elsewhere in this prospectus.

Bonus and Rights Issues

In a general meeting, our shareholders may, upon the recommendation of the directors, capitalize any reserves or profits and distribute them as bonus shares to the shareholders in proportion to their shareholdings.

Takeovers

The Singapore Code on Take-overs and Mergers regulates, among other things, the acquisition of ordinary shares of Singapore-incorporated public companies. Any person acquiring an interest, whether by a series of transactions over a period of time or not, either on their own or together with parties acting in concert with such person, in 30% or more of our voting shares, or, if such person holds, either on their own or together with parties acting in concert with such person, between 30% and 50% (both amounts inclusive) of our voting shares, and if such person (or parties acting in concert with such person) acquires additional voting shares representing more than 1% of our voting shares in any six-month period, must, except with the consent of the Securities Industry Council in Singapore, extend a mandatory takeover offer for the remaining voting shares in accordance with the provisions of the Singapore Code on Take-overs and Mergers.

“Parties acting in concert” comprise individuals or companies who, pursuant to an agreement or understanding (whether formal or informal), cooperate, through the acquisition by any of them of shares in a company, to obtain or consolidate effective control of that company. Certain persons are presumed (unless the presumption is rebutted) to be acting in concert with each other. They are as follows:

•	a company and its related companies, the associated companies of any of the company and its related companies, companies whose associated companies include any of these companies and any person who has provided financial assistance (other than a bank in the ordinary course of business) to any of the foregoing for the purchase of voting rights;

•	a company and its directors (including their close relatives, related trusts and companies controlled by any of the directors, their close relatives and related trusts);

•	a company and its pension funds and employee share schemes;

•	a person with any investment company, unit trust or other fund whose investment such person manages on a discretionary basis but only in respect of the investment account which such person manages;

•

a financial or other professional adviser, including a stockbroker, and its clients in respect of shares held by the adviser and persons controlling, controlled by or under the same control as the adviser and all the funds managed by the adviser on a discretionary basis, where the shareholdings of the adviser and any of those funds in the client total 10% or more of the client’s equity share capital;

•

directors of a company (including their close relatives, related trusts and companies controlled by any of such directors, their close relatives and related trusts) which is subject to an offer or where the directors have reason to believe a bona fide offer for the company may be imminent;

•	partners; and

•

an individual and such person’s close relatives, related trusts, any person who is accustomed to act in accordance with such person’s instructions and companies controlled by the individual, such person’s close relatives, related trusts or any person who is accustomed to act in accordance with such person’s instructions and any person who has provided financial assistance (other than a bank in the ordinary course of business) to any of the foregoing for the purchase of voting rights.

A mandatory offer must be in cash or be accompanied by a cash alternative at not less than the highest price paid by the offeror or parties acting in concert with the offeror during the offer period and within the six months preceding the acquisition of shares that triggered the mandatory offer obligation.

Under the Singapore Code on Take-overs and Mergers, where effective control of a company is acquired or consolidated by a person, or persons acting in concert, a general offer to all other shareholders is normally required. An offeror must treat all shareholders of the same class in an offeree company equally. A fundamental requirement is that shareholders in the company subject to the takeover offer must be given sufficient information, advice and time to consider and decide on the offer. These legal requirements may impede or delay a takeover of our company by a third-party.

We may submit an application to the Securities Industry Council of Singapore for a waiver from the Singapore Code on Take-overs and Mergers so that the Singapore Code on Take-overs and Mergers will not apply to our company for so long as we are not listed on a securities exchange in Singapore. We will make an appropriate announcement if we submit the application and when the result of the application is known.

Liquidation or Other Return of Capital

On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of ordinary shares will be entitled to participate in any surplus assets in proportion to their shareholdings.

Limitations on Rights to Hold or Vote Ordinary Shares

Except as discussed above under “—Takeovers,” there are no limitations imposed by the laws of Singapore or by our articles of association on the right of non-resident shareholders to hold or vote ordinary shares.

Shareholder Agreement

Pursuant to our Shareholder Agreement, we will not take certain actions specified in the Shareholder Agreement without the consent of our Sponsors. In addition, KKR, Silver Lake and Seletar will have the right to designate members of our board of directors so long as they continue to own certain percentages of our outstanding ordinary shares. Please see “Certain Relationships and Related Party Transactions—Second Amended and Restated Shareholder Agreement” elsewhere in this prospectus.

Limitations of Liability and Indemnification Matters

Our articles of association provide that, subject to the provisions of the Singapore Companies Act, every director, managing director, secretary or other officer of our company or our subsidiaries and affiliates shall be entitled to be indemnified by our company against all costs, charges, losses, expenses and liabilities incurred by him or her in the execution and discharge of his or her duties or in relation thereto and in particular and without prejudice to the generality of the foregoing, no director, managing director, secretary or other officer of our company or our subsidiaries and affiliates shall be liable for the acts, receipts, neglects or defaults of any other director or officer or for joining in any receipt or other act for conformity or for any loss or expense happening to our company through the insufficiency or deficiency of title to any property acquired by order of the directors for or on behalf of our company or for the insufficiency or deficiency of any security in or upon which any of the moneys of our company shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects shall be deposited or left or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his or her office or in relation thereto unless the same happen through his or her own negligence, default, breach of duty or breach of trust.

The limitation of liability and indemnification provisions in our articles of association may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our shareholders. A shareholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

The Nasdaq Global Select Market Listing

Our ordinary shares are listed on the Nasdaq Global Select Market under the symbol “AVGO.”

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is Computershare Inc.

COMPARISON OF SHAREHOLDER RIGHTS

We are incorporated under the laws of Singapore. The following discussion summarizes material differences between the rights of holders of our ordinary shares and the rights of holders of the common stock of a typical corporation incorporated under the laws of the state of Delaware which result from differences in governing documents and the laws of Singapore and Delaware.

This discussion does not purport to be a complete statement of the rights of holders of our ordinary shares under applicable law in Singapore and our articles of association or the rights of holders of the common stock of a typical corporation under applicable Delaware law and a typical certificate of incorporation and bylaws.

The Singapore Companies Act contains the default articles that apply to a Singapore-incorporated company to the extent they are not excluded or modified by a company’s articles of association. They provide examples of the common provisions adopted by companies in their articles of association. However, as is the usual practice for companies incorporated in Singapore, we have specifically excluded the application of these provisions in our articles of association, which we refer to below as our articles.

Delaware	Singapore—Avago Technologies Limited
Board of Directors

A typical certificate of incorporation and bylaws would provide that the number of directors on the board of directors will be fixed from time to time by a vote of the majority of the authorized directors. Under Delaware law, a board of directors can be divided into classes and cumulative voting in the election of directors is only permitted if expressly authorized in a corporation’s certificate of incorporation.	The memorandum and articles of association of companies will typically state the minimum and maximum number of directors as well as provide that the number of directors may be increased or reduced by shareholders via ordinary resolution passed at a general meeting, provided that the number of directors following such increase or reduction is within the maximum and minimum number of directors provided in our articles and the Singapore Companies Act, respectively. Our articles provide that the maximum number of directors will be 13.

Limitation on Personal Liability of Directors

A typical certificate of incorporation provides for the elimination of personal monetary liability of directors for breach of fiduciary duties as directors to the fullest extent permissible under the laws of Delaware, except for liability (i) for any breach of a director’s loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to the liability of directors for unlawful payment of a dividend

Pursuant to the Singapore Companies Act, any provision (whether in the articles of association, contract or otherwise) exempting or indemnifying a director against any liability for negligence, default, breach of duty or breach of trust will be void. Nevertheless, a director can be released by the shareholders of a company for breaches of duty to a company except in the case of fraud, illegality, insolvency and oppression or disregard of minority interests.

Our articles provide that subject to the provisions of the Singapore Companies

Delaware	Singapore—Avago Technologies Limited
or an unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit. A typical certificate of incorporation would also provide that if the Delaware General Corporation Law is amended so as to allow further elimination of, or limitations on, director liability, then the liability of directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.	Act, every director, managing director, secretary and other officer of the Company and its subsidiaries and affiliates, will be indemnified against any liability incurred by such person in defending any proceedings, whether civil or criminal, which relate to anything done or omitted or alleged to be done or omitted by such person as an officer or employee of the company and in which judgment is given in their favor or in which such person is acquitted or in connection with any application under the Singapore Companies Act or any other Singapore statute in which relief is granted to such person by the court unless the same should happen through their own negligence, default, breach of duty or breach of trust.

Interested Shareholders

Section 203 of the Delaware General Corporation Law generally prohibits a Delaware corporation from engaging in specified corporate transactions (such as mergers, stock and asset sales, and loans) with an “interested stockholder” for three years following the time that the stockholder becomes an interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person or group that owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock at any time within the previous three years.

A Delaware corporation may elect to “opt out” of, and not be governed by, Section 203 through a provision in either its original certificate of incorporation, or an amendment to its original certificate or bylaws that was approved by majority stockholder vote. With a limited exception, this amendment would not become effective until 12 months following its adoption.

There are no comparable provisions in Singapore with respect to public companies which are not listed on the Singapore Exchange Securities Trading Limited.

Delaware	Singapore—Avago Technologies Limited
Removal of Directors

A typical certificate of incorporation and bylaws provide that, subject to the rights of holders of any preferred stock, directors may be removed at any time by the affirmative vote of the holders of at least a majority, or in some instances a supermajority, of the voting power of all of the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class. A certificate of incorporation could also provide that such a right is only exercisable when a director is being removed for cause (removal of a director only for cause is the default rule in the case of a classified board).	According to the Singapore Companies Act, directors of a public company may be removed before expiration of their term of office with or without cause by ordinary resolution (i.e., a resolution which is passed by a simple majority of those shareholders present and voting in person or by proxy). Notice of the intention to move such a resolution has to be given to the company not less than 28 days before the meeting at which it is moved. The company shall then give notice of such resolution to its shareholders not less than 14 days before the meeting. Where any director removed in this manner was appointed to represent the interests of any particular class of shareholders or debenture holders, the resolution to remove such director will not take effect until such director’s successor has been appointed.

Filling Vacancies on the Board of Directors

A typical certificate of incorporation and bylaws provide that, subject to the rights of the holders of any preferred stock, any vacancy, whether arising through death, resignation, retirement, disqualification, removal, an increase in the number of directors or any other reason, may be filled by a majority vote of the remaining directors, even if such directors remaining in office constitute less than a quorum, or by the sole remaining director. Any newly elected director usually holds office for the remainder of the full term expiring at the annual meeting of stockholders at which the term of the class of directors to which the newly elected director has been elected expires.	The articles of a Singapore company typically provide that the directors have the power to appoint any person to be a director, either to fill a vacancy or as an addition to the existing directors, but so that the total number of directors will not at any time exceed the maximum number fixed in the articles. Any newly elected director shall hold office until the next following annual general meeting, where such director will then be eligible for re-election. Our articles provide that the directors may appoint any person to be a director as an additional director or to fill a vacancy provided that any person so appointed will only hold office until the next annual general meeting, and will then be eligible for re-election.

Amendment of Governing Documents

Under the Delaware General Corporation Law, amendments to a corporation’s certificate of incorporation require the approval of stockholders holding a majority of the outstanding shares entitled to vote on the amendment. If a class vote on the amendment is required by the Delaware General Corporation Law, a majority of the outstanding stock of the class is required, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the Delaware General Corporation Law. Under the Delaware General Corporation Law, the board of directors may amend bylaws if so authorized in the charter. The stockholders of a Delaware corporation also have the power to amend bylaws.

Alteration to memorandum and articles of association

Our memorandum and articles may be altered by special resolution (i.e., a resolution passed by at least a three-fourths majority of the shares entitled to vote, present in person or by proxy at a meeting for which not less than 21 days written notice is given). The board of directors has no right to amend the memorandum or articles.

Delaware	Singapore—Avago Technologies Limited
Meetings of Shareholders

Annual and Special Meetings

Typical bylaws provide that annual meetings of stockholders are to be held on a date and at a time fixed by the board of directors. Under the Delaware General Corporation Law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws.

Annual General Meetings

All companies are required to hold an annual general meeting once every calendar year. The first annual general meeting must be held within 18 months of the company’s incorporation and subsequently, not more than 15 months may elapse between annual general meetings.

Extraordinary General Meetings

Any general meeting other than the annual general meeting is called an “extraordinary general meeting”. Two or more shareholders holding not less than 10% of the total number of issued shares (excluding treasury shares) may call an extraordinary general meeting. In addition, the articles usually also provide that general meetings may be convened in accordance with the Singapore Companies Act by the directors.

Notwithstanding anything in the articles, the directors are required to convene a general meeting if required to do so by requisition (i.e., written notice to directors requiring that a meeting be called) by shareholder(s) holding not less than 10% of the paid-up capital of the company carrying voting rights.

Our articles provide that the directors may, whenever they think fit, convene an extraordinary general meeting.

Quorum Requirements

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation or bylaws can specify the number of shares which constitute the quorum required to conduct business at a meeting, provided that in no event shall a quorum consist of less than one-third of the shares entitled to vote at a meeting.

Quorum Requirements

Our articles provide that shareholders entitled to vote holding a majority of the number of our issued and paid-up shares, present in person or by proxy at a meeting, shall be a quorum. In the event a quorum is not present, the meeting may be adjourned for one week. When reconvened, the quorum for the meeting will be shareholders entitled to vote holding between them a majority of the number of our issued and paid-up shares, present in person or by proxy at such meeting.

Delaware	Singapore—Avago Technologies Limited

Indemnification of Officers, Directors and Employees.

Under the Delaware General Corporation Law, subject to specified limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any third-party action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person:

•        acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in some circumstances, at least not opposed to its best interests; and

•        in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Delaware corporate law permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that the person is fairly and reasonably entitled to indemnity for the expenses which the court deems to be proper.

To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by Delaware corporate law to indemnify such person for reasonable

The Singapore Companies Act specifically provides that a company is allowed to:

•        purchase and maintain for any officer insurance against any liability which by law would otherwise attach to such officer in respect of any negligence, default, breach of duty or breach of trust of which such officer may be guilty in relation to the company; or

•        indemnify such officer or auditor against any liability incurred by such officer or auditor in defending any proceedings (whether civil or criminal) in which judgment is given in such officer’s favor or in which such officer is acquitted; or

•        indemnify such officer or auditor against any liability incurred by such officer or auditor in connection with any application under specified portions of the Singapore Companies Act in which relief is granted to such officer or auditor by a court.

In cases where a director is sued by the company, the Singapore Companies Act gives the court the power to relieve directors either wholly or partially from the consequences of their negligence, default, breach of duty or breach of trust. However, Singapore case law has indicated that such relief will not be granted to a director who has benefited as a result of his or her breach of trust. In order for relief to be obtained, it must be shown that (i) the director acted reasonably and honestly; and (ii) it is fair, having regard to all the circumstances of the case including those connected with such director’s appointment, to excuse the director.

Our articles provide that subject to the provisions of the Singapore Companies Act, every director, managing director, secretary and other officer for the time being of our company and our subsidiaries and affiliates, will be indemnified by the company against any liability incurred by such person in defending any proceedings, whether civil or criminal, which relates to anything done or

Delaware	Singapore—Avago Technologies Limited
expenses incurred thereby. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of that person to repay the amount if it is ultimately determined that that person is not entitled to be so indemnified.	omitted or alleged to be done or omitted by such person as an officer or employee of the company and in which judgment is given in their favor or in which such person is acquitted or in connection with any application under the Singapore Companies Act or any other Singapore statute in which relief is granted to such person by the court unless the same shall happen through their own negligence, default, breach of duty or breach of trust.

Shareholder Approval of Business Combinations

Generally, under the Delaware General Corporation Law, completion of a merger, consolidation, or the sale, lease or exchange of substantially all of a corporation’s assets or dissolution requires approval by the board of directors and by a majority (unless the certificate of incorporation requires a higher percentage) of outstanding stock of the corporation entitled to vote.

The Delaware General Corporation Law also requires a special vote of stockholders in connection with a business combination with an “interested stockholder” as defined in section 203 of the Delaware General Corporation Law. See “— Interested Shareholders” above.

The Singapore Companies Act mandates that specified corporate actions require approval by the shareholders in a general meeting, notably:

•        notwithstanding anything in the company’s memorandum or articles, directors are not permitted to carry into effect any proposals for disposing of the whole or substantially the whole of the company’s undertaking or property unless those proposals have been approved by shareholders in a general meeting;

•        subject to the memorandum of each amalgamating company, an amalgamation proposal must be approved by the shareholders of each amalgamating company via special resolution at a general meeting; and

•        notwithstanding anything in the company’s memorandum or articles, the directors may not, without the prior approval of shareholders, issue shares, including shares being issued in connection with corporate actions.

Shareholder Action Without A Meeting
Under the Delaware General Corporation Law, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote if the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize such action, consent in writing. It is not uncommon for a corporation’s certificate of incorporation to prohibit such action.	There are no equivalent provisions in respect of public companies which are not listed in Singapore.

Delaware	Singapore—Avago Technologies Limited
Shareholder Suits

Under the Delaware General Corporation Law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action under the Delaware General Corporation Law have been met. A person may institute and maintain such a suit only if such person was a stockholder at the time of the transaction which is the subject of the suit or his or her shares thereafter devolved upon him or her by operation of law. Additionally, under Delaware case law, the plaintiff generally must be a stockholder not only at the time of the transaction which is the subject of the suit, but also through the duration of the derivative suit. The Delaware General Corporation Law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.

Derivative actions

The Singapore Companies Act has a provision, which is limited in its scope to companies that are not listed on the securities exchange in Singapore, which provides a mechanism enabling shareholders to apply to the court for leave to bring a derivative action on behalf of the company.

Applications are generally made by shareholders of the company or individual directors, but courts are given the discretion to allow such persons as they deem proper to apply (e.g., beneficial owner of shares).

It should be noted that this provision of the Singapore Companies Act is primarily used by minority shareholders to bring an action in the name and on behalf of the company or intervene in an action to which the company is a party for the purpose of prosecuting, defending or discontinuing the action on behalf of the company.

Class actions

The concept of class action suits, which allows individual shareholders to bring an action seeking to represent the class or classes of shareholders, does not exist in Singapore. However, it is possible as a matter of procedure for a number of shareholders to lead an action and establish liability on behalf of themselves and other shareholders who join in or who are made parties to the action. These shareholders are commonly known as “lead plaintiffs.” Further, there are circumstances under the provisions of certain Singapore statutes where shareholders may file and prove their claims for compensation in the event that the company has been convicted of a criminal offense or has a court order for the payment of a civil penalty made against it.

Delaware	Singapore—Avago Technologies Limited
Distributions and Dividends; Repurchases and Redemptions

The Delaware General Corporation Law permits a corporation to declare and pay dividends out of statutory surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

Under the Delaware General Corporation Law, any corporation may purchase or redeem its own shares, except that generally it may not purchase or redeem these shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the shares are to be retired and the capital reduced.

The Singapore Companies Act provides that no dividends can be paid to shareholders except out of profits.

The Singapore Companies Act does not provide a definition on when profits are deemed to be available for the purpose of paying dividends and this is accordingly governed by case law.

Our articles provide that no dividend can be paid otherwise than out of profits.

Acquisition of a company’s own shares

The Singapore Companies Act generally prohibits a company from acquiring its own shares subject to certain exceptions. Any contract or transaction by which a company acquires or transfers its own shares is void. However, provided that it is expressly permitted to do so by its articles and subject to the special conditions of each permitted acquisition contained in the Singapore Companies Act, a company may:

•        redeem redeemable preference shares (the redemption of these shares will not reduce the capital of the company). Preference shares may be redeemed out of capital if all the directors make a solvency statement in relation to such redemption in accordance with the Singapore Companies Act;

•        whether listed on a securities exchange or not, make an off-market purchase of its own shares in accordance with an equal access scheme authorized in advance at a general meeting;

•        if it is not listed on a securities exchange, make a selective off-market purchase of its own shares in accordance with an agreement authorized in advance at a general meeting by a special resolution where persons whose shares are to be acquired and their associated persons have abstained from voting; and

Delaware	Singapore—Avago Technologies Limited

•        whether listed on a securities exchange or not, make an acquisition of its own shares under a contingent purchase contract which has been authorized in advance at a general meeting by a special resolution.

A company may also purchase its own shares by an order of a Singapore court.

The total number of ordinary shares that may be acquired by a company in a relevant period may not exceed 10% of the total number of ordinary shares in that class as of the date of the last annual general meeting of the company or as of the date of the resolution to acquire the shares, whichever is higher. Where, however, a company has reduced its share capital by a special resolution or a Singapore court made an order to such effect, the total number of ordinary shares in any class shall be taken to be the total number of ordinary shares in that class as altered by the special resolution or the order of the court. Payment must be made out of the company’s distributable profits or capital, provided that the company is solvent.

Financial assistance for the acquisition of shares

A company may not give financial assistance to any person whether directly or indirectly for the purpose of:

•        the acquisition or proposed acquisition of shares in the company or units of such shares; or

•        the acquisition or proposed acquisition of shares in its holding company or units of such shares.

Financial assistance may take the form of a loan, the giving of a guarantee, the provision of security, the release of an obligation, the release of a debt or otherwise.

However, it should be noted that a company may provide financial assistance for the acquisition of its shares or shares in its holding company if it complies with the requirements (including approval by special

Delaware	Singapore—Avago Technologies Limited
resolution) set out in the Singapore Companies Act. Our articles provide that subject to the provisions of the Singapore Companies Act, we may purchase or otherwise acquire our own shares upon such terms and subject to such conditions as we may deem fit. These shares may be held as treasury shares or cancelled as provided in the Singapore Companies Act or dealt with in such manner as may be permitted under the Singapore Companies Act. On cancellation of the shares, the rights and privileges attached to those shares will expire.

Transactions with Officers or Directors

Under the Delaware General Corporation Law, some contracts or transactions in which one or more of a corporation’s directors has an interest are not void or voidable because of such interest provided that some conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. Under the Delaware General Corporation Law, either (a) the stockholders or the board of directors must approve in good faith any such contract or transaction after full disclosure of the material facts or (b) the contract or transaction must have been “fair” as to the corporation at the time it was approved. If board approval is sought, the contract or transaction must be approved in good faith by a majority of disinterested directors after full disclosure of material facts, even though less than a majority of a quorum.

Under the Singapore Companies Act, directors are not prohibited from dealing with the company, but where they have an interest in a transaction with the company, that interest must be disclosed to the board of directors. In particular, every director who is in any way, whether directly or indirectly, interested in a transaction or proposed transaction with the company must, as soon practicable after the relevant facts have come to such director’s knowledge, declare the nature of such director’s interest at a board of directors’ meeting.

In addition, a director who holds any office or possesses any property which directly or indirectly might create interests in conflict with such director’s duties as director is required to declare the fact and the nature, character and extent of the conflict at a meeting of directors.

The Singapore Companies Act extends the scope of this statutory duty of a director to disclose any interests by pronouncing that an interest of a member of a director’s family (including spouse, son, adopted son, step-son, daughter, adopted daughter and step-daughter) will be treated as an interest of the director.

There is however no requirement for disclosure where the interest of the director consists only of being a member or creditor of a corporation which is interested in the

Delaware	Singapore—Avago Technologies Limited

proposed transaction with the company if the interest may properly be regarded as immaterial. Where the proposed transaction relates to any loan to the company, no disclosure need be made where the director has only guaranteed the repayment of such loan, unless the articles of association provide otherwise.

Further, where the proposed transaction is to be made with or for the benefit of a related corporation (i.e. the holding company, subsidiary or subsidiary of a common holding company) no disclosure need be made of the fact that the director is also a director of that corporation, unless the articles of association provide otherwise.

Subject to specified exceptions, the Singapore Companies Act prohibits a company from making a loan to its directors or to directors of a related corporation, or giving a guarantee or security in connection with such a loan. Companies are also prohibited from making loans to its directors’ spouse or children (whether adopted or naturally or step-children), or giving a guarantee or security in connection with such a loan.

Dissenters’ Rights

Under the Delaware General Corporation Law, a stockholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.	There are no equivalent provisions in Singapore under the Singapore Companies Act.

Cumulative Voting

Under the Delaware General Corporation Law, a corporation may adopt in its bylaws that its directors shall be elected by cumulative voting. When directors are elected by cumulative voting, a stockholder has the number of votes equal to the number of shares held by such stockholder times the number of directors nominated for election. The stockholder may cast all of such votes for one director or among the directors in any proportion.	There is no equivalent provision in respect of companies incorporated in Singapore.

Delaware	Singapore—Avago Technologies Limited

Anti-Takeover Measures
Under the Delaware General Corporation Law, the certificate of incorporation of a corporation may give the board the right to issue new classes of preferred stock with voting, conversion, dividend distribution, and other rights to be determined by the board at the time of issuance, which could prevent a takeover attempt and thereby preclude shareholders from realizing a potential premium over the market value of their shares.	The articles of a Singapore company typically provide that the company may allot and issue new shares of a different class with preferential, deferred, qualified or other special rights as its board of directors may determine with the prior approval of the company’s shareholders in a general meeting. Our articles provide that our shareholders may grant to our board the general authority to issue such preference shares until the next general meeting. See “Risk Factors—Risks Relating to Investments in Singapore Companies—For a limited period of time, our directors have general authority to allot and issue new shares on terms and conditions and with any preferences, rights or restrictions as may be determined by our board of directors in its sole discretion,” and “Description of Share Capital—Preference Shares” elsewhere in this prospectus.

In addition, Delaware law does not prohibit a corporation from adopting a stockholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.	Singapore law does not generally prohibit a corporation from adopting “poison pill” arrangements which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.

However, under the Singapore Code on Take-overs and Mergers, if, in the course of an offer, or even before the date of the offer, the board of the offeree company has reason to believe that a bona fide offer is imminent, the board must not, except pursuant to a contract entered into earlier, take any action, without the approval of shareholders at a general meeting, on the affairs of the offeree company that could effectively result in any bona fide offer being frustrated or the shareholders being denied an opportunity to decide on its merits.

See “Description of Share Capital—Takeovers” elsewhere in this prospectus for a description of the Singapore Code on Take-overs and Mergers.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of our ordinary shares in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our ordinary shares in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Based on the number of shares of ordinary shares outstanding as of January 4, 2010, upon completion of this offering,              ordinary shares will be outstanding, assuming no exercise of options other than those options exercised by selling shareholders for the purpose of selling shares in this offering. All of the 49,680,000 ordinary shares sold in our IPO are, and the 25,000,000 ordinary shares (or 28,750,000 shares if the underwriters exercise their option to purchase additional shares in full) sold in this offering will be, freely tradable without restrictions or further registration under the Securities Act, except for any shares held by our affiliates as defined in Rule 144 under the Securities Act. The holders of approximately              ordinary shares have signed lock-up agreements with the underwriters of this offering, under which they have agreed not to sell, transfer or dispose of, directly or indirectly, any shares of our ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares without the prior written consent of Deutsche Bank Securities Inc. and Barclays Capital Inc. for a period of 90 days, subject to a possible extension under certain circumstances, after the date of this prospectus. Another approximately              shares will not be subject to the new 90-day restricted period but will remain subject to the 180-day restricted period in connection with our IPO, ending February 2, 2010, subject to a possible extension for up to 18 days under certain circumstances. The underwriters of the IPO have agreed to waive the extension of the IPO lock-period in connection with this offering. As a result, if the IPO lock-up period is not otherwise extended, approximately 3.5 million additional shares will become available for sales starting on February 2, 2010, pursuant to the exercise of vested options held by our employees. Of the shares that are subject to lock-up agreements, approximately              ordinary shares are subject to the contractual transfer restrictions in our Shareholder Agreement, which is described under “Certain Relationships and Related Party Transactions—Second Amended and Restated Shareholder Agreement—Transfer Restrictions.” An aggregate of approximately              shares held by members of our board of directors and employees who are party to a Management Shareholders Agreement are subject to transfer restrictions, subject to certain exceptions, until the fifth anniversary of the date of purchase or, in the case of shares purchased upon exercise of options, the date of grant of the option. These shares are currently scheduled to be released from such transfer restrictions as follows: approximately              shares in 2010, approximately              shares in 2011, no shares in 2012, and approximately              shares in 2013. These remaining shares will generally become available for sale subject to compliance with applicable securities laws or upon expiration of these lock-up agreements or other contractual restrictions.

Following the expiration of these lock-up periods, all shares will be eligible for resale in compliance with Rule 144 or Rule 701 of the Securities Act. “Restricted securities” as defined under Rule 144 were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered pursuant to an exemption from registration, such as Rule 144 or Rule 701 under the Securities Act.

Rule 144

In general, a person who has beneficially owned restricted shares of ordinary shares for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of our ordinary shares for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•	1% of the number of ordinary shares then outstanding (approximately shares immediately after this offering); or

•

the average weekly trading volume of our ordinary shares on the Nasdaq Global Select Market during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the SEC.

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Rule 701

Rule 701 under the Securities Act permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers or directors who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares were required to wait until 90 days after the date of the prospectus relating to our IPO before selling their shares. However, substantially all Rule 701 shares are subject to lock-up agreements as described below and under “Underwriting” included elsewhere in this prospectus and will become eligible for sale upon the expiration of the restrictions set forth in those agreements.

Lock-up Agreements

Our directors, executive officers and the selling shareholders have agreed with the underwriters that for a period of 90 days following the date of this prospectus, subject to certain extensions, they will not sell, transfer or dispose of, directly or indirectly, any shares of our ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares, whether now owned or hereafter acquired, or publicly announce the holder’s intention to do any of the foregoing, subject to specified exceptions. The underwriters may, in their sole discretion, at any time without prior notice, release all or any portion of the shares from the restrictions in any such agreement.

The 90-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 90-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

•	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the release or the occurrence of the material news or material event, unless such extension is waived, in writing, by Deutsche Bank Securities Inc. and Barclays Capital Inc. on behalf of the underwriters.

In connection with our IPO, all of our directors, executive officers, the selling shareholders in the IPO and substantially all of our other securityholders signed lock-up agreements under which they agreed not to sell, transfer or dispose of, directly or indirectly, any shares of our ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares without the prior written consent of Deutsche Bank Securities Inc. and Barclays Capital Inc. until February 2, 2010, subject to a possible extension for up to 18 days under certain circumstances. The holders of approximately              ordinary shares will not be subject to the new 90-day restricted period but are subject to the IPO lock-up agreements expiring February 2, 2010, subject to a possible extension for up to 18 days under certain circumstances. The underwriters of the IPO have agreed to waive the extension of the IPO lock-up period in connection with this offering. These agreements are described below under “Underwriting.”

Registration Rights

We are party to a Registration Rights Agreement that provides the Sponsors the right to demand that we file a registration statement and the Sponsors and the Co-Investors the right to request that their shares be covered by a registration statement that we are otherwise filing, subject to certain limitations. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement” elsewhere in this prospectus. In addition, each participant in our Executive Plan, including each executive officer, entered into a Management Shareholders Agreement with us and our controlling shareholder, Bali Investments S.àr.l., in connection with the executive’s purchase of shares pursuant to the Executive Plan. The Management Shareholders Agreement grants “piggyback” registration rights allowing the executive to sell along side Bali Investments S.àr.l. or its successor in a public offering.

After this offering, the holders of approximately              ordinary shares, based on shares outstanding as of January 4, 2010 assuming no exercise of the underwriters’ option to purchase additional shares and no exercise of our options (other than those options exercised by selling shareholders for the purpose of selling shares in this offering), will be entitled to rights with respect to registration of such shares under the Securities Act. Except for shares purchased by affiliates, registration of their shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of the registration, subject to the expiration of the lock-up period.

Stock Plans

On September 4, 2009, we filed a Form S-8 registration statement under the Securities Act to register our ordinary shares subject to options outstanding or reserved for issuance under our Amended and Restated Equity Incentive Plan for Executive Employees for Avago Technologies Limited and Subsidiaries, Amended and Restated Equity Incentive Plan for Senior Management Employees for Avago Technologies Limited and Subsidiaries, and 2009 Equity Incentive Award Plan. The shares covered by this registration statement are eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates and any lock-up agreements.

Shareholder Agreement

The Shareholder Agreement among us and certain of our investors also provides for certain transfer restrictions. See “Certain Relationships and Related Party Transactions—Second Amended and Restated Shareholder Agreement” elsewhere in this prospectus.

TAX CONSIDERATIONS

The following discussion of the material U.S. federal income tax and Singapore tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not address all possible tax consequences relating to an investment in the ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Singapore tax law, it represents the opinion of WongPartnership LLP, our Singapore counsel. Based on the facts and subject to the limitations set forth herein, the statements of law or legal conclusions under the caption “—U.S. Federal Income Taxation” constitute the opinion of Latham & Watkins LLP, our special U.S. counsel, as to the material U.S. federal income tax consequences to U.S. Holders (as defined below) under current law of an investment in the ordinary shares.

U.S. Federal Income Taxation

The following discussion describes certain material U.S. federal income tax consequences to U.S. Holders (as defined below) under current law of an investment in our ordinary shares. This discussion applies only to U.S. Holders that hold our ordinary shares as capital assets (generally, property held for investment) and that have the U.S. dollar as their functional currency. This discussion is based on the tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which could apply retroactively and could affect the tax consequences described below.

The following discussion does not address the tax consequences to any particular investor or to persons in special tax situations such as:

•	banks;

•	certain financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	broker-dealers;

•	traders that elect to mark to market;

•	U.S. expatriates;

•	tax-exempt entities;

•	persons liable for alternative minimum tax;

•	persons holding our ordinary shares as part of a straddle, hedging, constructive sale, conversion or integrated transaction;

•	persons that actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;

•	persons who acquired our ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation; or

•	persons holding our ordinary shares through partnerships or other pass-through entities.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of our ordinary shares and you are for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity taxable as a partnership for U.S. federal income tax purposes) holds our ordinary shares, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our ordinary shares, you should consult your tax advisor.

Taxation of Dividends and Other Distributions on the Ordinary Shares

Subject to the passive foreign investment company rules discussed below, the U.S. dollar amount of the gross amount of any distribution we make to you with respect to our ordinary shares (including the amount of any taxes withheld therefrom) will generally be includible in your gross income, in the year actually or constructively received, as dividend income, but only to the extent that such distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess will be treated first as a tax-free return of your tax basis in the ordinary shares you hold, and then, to the extent such excess amount exceeds your tax basis in the ordinary shares, as capital gain. If we do not calculate our earnings and profits under U.S. federal income tax principles, you should expect that any distribution we make to you will be treated as a dividend even if such distribution would otherwise be treated as a tax-free return of capital or as capital gain under the rules described above. Any dividends we pay will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to certain non-corporate U.S. Holders, including individual U.S. Holders, for taxable years beginning before January 1, 2011, dividends will be taxed at the lower capital gains rate applicable to “qualified dividend income,” provided that (1) our ordinary shares are readily tradable on an established securities market in the United States, (2) we are not a passive foreign investment company (as discussed below) for our taxable year in which the dividend is paid and the preceding taxable year, and (3) certain holding period requirements are met. Under U.S. Internal Revenue Service authority, common or ordinary shares are considered for the purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq Global Select Market, as are our ordinary shares. You should consult your tax advisors regarding the availability of the lower capital gains rate applicable to qualified dividend income for any dividends we pay with respect to the ordinary shares.

For foreign tax credit purposes, the limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, any dividends we pay with respect to our ordinary shares will generally constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.” Any dividends we pay to you will generally constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced tax rate applicable to qualified dividend income and divided by the highest tax rate normally applicable to dividends. The rules relating to the determination of the foreign tax credit are complex and you should consult your tax advisors regarding the availability of a foreign tax credit in your particular circumstances.

Taxation of Dispositions of the Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of an ordinary share equal to the difference between the amount realized (in U.S. dollars) for the ordinary share and your tax basis (in U.S. dollars) in the ordinary share. The gain or loss will generally be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, that has held the ordinary share for more than one year, you may be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any gain or loss that you recognize on a disposition of our ordinary shares will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes. You should consult your tax advisors regarding the proper treatment of gain or loss in your particular circumstances.

Passive Foreign Investment Company

Based on the current and anticipated valuation of our assets, including goodwill, and composition of our income and assets, we do not expect to be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for our 2010 taxable year or any future taxable year. However, the application of the PFIC rules is subject to ambiguity in several respects. In addition, our actual PFIC status for the current taxable year or any future taxable year will not be determinable until after the close of each such year. Accordingly, we cannot assure you that we will not be a PFIC for our current taxable year or any future taxable year. Because PFIC status is a factual determination for each taxable year that cannot be made until after the close of each such year, Latham & Watkins LLP, our special U.S. counsel, expresses no opinion with respect to our PFIC status and also expresses no opinion with respect to our expectations set forth in this paragraph.

A non-U.S. corporation will be a PFIC for any taxable year if, applying certain look-through rules, either:

•	at least 75% of its gross income for such year is passive income, or

•

at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income (the “asset test”).

We must make a separate determination each taxable year as to whether we are a PFIC. As a result, our PFIC status may change. In particular, because the value of our assets for purposes of the asset test will generally be determined by reference to the market price of our ordinary shares, fluctuations in the market price of the ordinary shares may cause us to become a PFIC. In addition, changes in the composition of our income and assets may cause us to become a PFIC. If we are a PFIC for any taxable year during which you hold ordinary shares, we will continue to be treated as a PFIC with respect to you for all succeeding years during which you hold the ordinary shares. However, if we cease to be a PFIC during such holding period, you could avoid some of the adverse effects of the PFIC regime by making a “deemed sale” election with respect to the ordinary shares.

For each taxable year that we are treated as a PFIC with respect to you, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the ordinary shares,

•	the amount allocated to the current taxable year, and any period in your holding period prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•

the amount allocated to each other taxable year will be subject to the highest tax rate in effect for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for our ordinary shares, you will include in income for each year that we are a PFIC an amount equal to the excess, if any, of the fair market value of the ordinary shares you hold as of the close of your taxable year over your adjusted basis in such ordinary shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as any gain on the actual sale or other disposition of the ordinary shares, are treated as ordinary income. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations that are not PFICs would apply to any distributions we make, except that the lower capital gains rate applicable to qualified dividend income (discussed above under “—Taxation of Dividends and Other Distributions on the Ordinary Shares”) generally would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. Our ordinary shares are listed on the Nasdaq Global Select Market, which is a qualified exchange or other market for these purposes. Consequently, we expect that, provided the ordinary shares are regularly traded and you are a holder of the ordinary shares, the mark-to-market election would be available to you if we are or we become a PFIC. You should consult your tax advisors as to the availability and desirability of a mark-to-market election.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder that makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if the PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We currently do not intend to prepare or provide the information that would enable you to make a qualified electing fund election.

You should consult your tax advisors regarding the application of the PFIC rules to your investment in our ordinary shares and the elections discussed above or any other elections that may be available to you.

Information Reporting and Backup Withholding

Dividend payments with respect to ordinary shares and proceeds from the sale, exchange or redemption of ordinary shares will generally be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding at a current rate of 28%. Backup withholding will not apply, however, to a U.S. Holder that furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or that is otherwise exempt from backup withholding. U.S. Holders that are exempt from backup withholding should still complete U.S. Internal Revenue Service Form W-9 to avoid possible erroneous backup withholding. You should consult your tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information in a timely manner.

Singapore Tax Considerations

The following discussion is a summary of Singapore tax, stamp duty and estate duty considerations relevant to the purchase, ownership and disposition of our ordinary shares by an investor who is not tax resident or domiciled in Singapore and who does not carry on business or otherwise have a presence in Singapore. The statements made herein regarding taxation are based on certain aspects of the tax laws of Singapore and administrative guidelines issued by the relevant authorities in force as of the date hereof and are subject to any changes in such laws or administrative guidelines, or in the interpretation of those laws or guidelines, occurring after such date, which changes could be made on a retroactive basis. The statements made herein do not describe all of the tax considerations that may be relevant to all Avago shareholders, some of which (such as dealers in securities) may be subject to different rules. Each prospective investor should consult an independent tax advisor regarding all Singapore income and other tax consequences applicable to them from owning or disposing of our ordinary shares in light of the investor’s particular circumstances.

Income Taxation Under Singapore Law

Distributions with Respect to Ordinary Shares.    Singapore does not impose withholding tax on dividends. Under the one-tier corporate tax system which currently applies to all Singapore tax resident companies, tax on corporate profits is final, and dividends paid by a

Singapore tax resident company will be tax exempt in the hands of a shareholder, whether or not the shareholder is a company or an individual and whether or not the shareholder is a Singapore tax resident.

Capital Gains upon Disposition of Ordinary Shares.    Under current Singapore tax laws, there is no tax on capital gains. As such, any profits from the disposal of our ordinary shares would not ordinarily be taxable in Singapore. However, if the gains from the disposal of ordinary shares are construed to be of an income nature (which could be the case if, for instance, the gains arise from the carrying on of a trade or business in Singapore), the disposal profits would be taxable as income rather than capital gains.

Stamp Duty

There is no Singapore stamp duty payable in respect of the issuance or holding of our ordinary shares. Singapore stamp duty will be payable if there is an instrument of transfer executed in Singapore or if there is an instrument of transfer executed outside of Singapore which is received in Singapore. Under Singapore law, stamp duty is not applicable to electronic transfers of our shares effected on a book entry basis. We therefore expect that no Singapore stamp duty will be payable in respect of ordinary shares purchased by U.S. holders in this offering assuming that they are acquired in book entry form through the facility established by our transfer agent and registrar. Where shares evidenced in certificated form are transferred and an instrument of transfer is executed between the parties, Singapore stamp duty is payable on an instrument of transfer of the shares at the rate of S$0.20 for every S$100 or part thereof of the consideration for, or market value of, the shares, whichever is higher. The Singapore stamp duty is borne by the purchaser unless there is an agreement to the contrary. Where the instrument of transfer is executed outside of Singapore, Singapore stamp duty must be paid within 30 days of receipt in Singapore if the instrument of transfer is received in Singapore.

Estate Duty

Singapore estate duty has been abolished with effect from February 15, 2008 in relation to the estate of any person whose death has occurred on or after February 15, 2008.

Tax Treaties Regarding Withholding Taxes

There is no comprehensive avoidance of double taxation agreement between the United States and Singapore which applies to withholding taxes on dividends or capital gains.

UNDERWRITING

Subject to the terms and conditions of an underwriting agreement dated the date hereof, the underwriters named below, through Deutsche Bank Securities Inc., Barclays Capital Inc., Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc., the representatives and the joint book-running managers for this offering, have severally agreed to purchase from the selling shareholders the following respective number of ordinary shares at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

Underwriters	Number of Shares
Deutsche Bank Securities Inc.
Barclays Capital Inc.
Morgan Stanley & Co. Incorporated
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
UBS Securities LLC
KKR Capital Markets LLC
FTN Equity Capital Markets Corp.

Total	25,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the ordinary shares offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the ordinary shares offered by this prospectus, other than those covered by the underwriters’ option to purchase additional shares described below, if any of these shares are purchased.

We and the selling shareholders have been advised by the representatives of the underwriters that the underwriters propose to offer the ordinary shares to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $             per share under the public offering price. After the initial public offering, representatives of the underwriters may change the offering price and other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The selling shareholders have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase in whole or in part up to 3,750,000 additional ordinary shares from the selling shareholders to cover over-allotments at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to the extent the underwriters sell more than 25,000,0000 ordinary shares in this offering. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional ordinary shares as the number of ordinary shares to be purchased by it in the above table bears to the total number of ordinary shares offered by this prospectus. The selling shareholders will be obligated to sell these additional ordinary shares to the underwriters to the extent the option is exercised. If any additional ordinary shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting discounts and commissions per share are equal to the public offering price per ordinary share less the amount paid by the underwriters to the selling shareholders per ordinary share. The selling shareholders have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters’ option to purchase additional shares:

	Fee per share	Total Fees
		Without Exercise of Underwriters’ Option	With Full Exercise of Underwriters’ Option
Discounts and commissions paid by the selling shareholders	$	$	$

In addition, we and the selling shareholders estimate that the total expenses of this offering, excluding underwriting discounts and commissions, payable by us will be approximately $      . We will pay all expenses of this offering, including expenses of the selling shareholders pursuant to the Registration Rights Agreement under “Certain Relationships and Related Party Transactions—Registration Rights Agreement,” other than the underwriting discounts and commissions attributable to shares sold by the selling shareholders. The underwriters have agreed to reimburse us for certain of our expenses in connection with this offering.

We and the selling shareholders have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

Each of our executive officers and directors and the selling shareholders have agreed that, without the prior written consent of each of Deutsche Bank Securities Inc. and Barclays Capital Inc., they will not directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any ordinary shares (including, without limitation, ordinary shares that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the Securities and Exchange Commission and ordinary shares that may be issued upon exercise of any options) or securities convertible into or exercisable or exchangeable for ordinary shares, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any ordinary shares or securities convertible, exercisable or exchangeable into ordinary shares or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing for a period of 90 days after the date of this prospectus, subject to certain exceptions. We have entered into a similar agreement with the representatives of the underwriters. One such exception to our lock-up agreement covers the issuance by us of ordinary shares in an amount up to an aggregate of 15% of the sum of our fully-diluted ordinary shares outstanding as of the date of the prospectus and the ordinary shares offered hereby, in exchange for the assets or equity of another entity in connection with the acquisition by us of, or joint venture with, such entity, provided, however, that the recipient of any such shares agrees in writing to be bound by the lock-up restrictions described herein. The consent of Deutsche Bank Securities Inc. and Barclays Capital Inc. may be given at any time without public notice. There are no agreements between the representatives and any of our securityholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 90-day period. Subject to the occurrence of certain events as more fully described herein under the heading “Shares Eligible for Future Sale—Lock-up Agreements,” the lock-up period under these agreements may be extended beyond 90 days.

In connection with the offering, underwriters and selling group members may engage in passive market making transactions in the ordinary shares on the NASDAQ Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of ordinary shares and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid that bid must be lowered when specified purchase limits are exceeded.

In connection with the offering, the underwriters may purchase and sell our ordinary shares in the open market, in accordance with Regulation M under the Exchange Act where applicable. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions. If the underwriters commence these activities, they may discontinue them at any time.

Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ option to purchase additional ordinary shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares.

Naked short sales are any sales in excess of the option to purchase additional shares. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

Stabilizing transactions consist of various bids for or purchases of our ordinary shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or slowing a decline in the market price of our ordinary shares. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our ordinary shares. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

A prospectus in electronic format is being made available on Internet web sites maintained by one or more of the lead underwriters of this offering and may be made available on web sites maintained by other underwriters. Other than the prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

Conflicts of Interest

KKR Capital Markets LLC, an affiliate of ours and a member of FINRA, will participate in the underwriting of our ordinary shares offered pursuant to this prospectus. KKR’s affiliates are one of our principal shareholders and KKR has appointed three members of our board of directors. KKR has a 98% economic interest in KKR Capital Markets Holdings L.P., which owns 100% of the equity interests of KKR Capital Markets LLC. Because KKR Capital Markets LLC is acting as an underwriter in connection with this offering, and its affiliates beneficially own more than 10% of our company, the underwriters are deemed to have a “conflict of interest” under Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc., which are overseen by FINRA. Accordingly, this offering is being conducted in compliance with the applicable provisions of Rule 2720. Pursuant to that rule, the appointment of a “qualified independent underwriter” (as such term is defined in Rule 2720) is not necessary in connection with this offering as the members primarily responsible for managing the public offering do not have a conflict of interest, are not affiliates of any member that has a conflict of interest, and meet the requirements of paragraph (f)(12)(E) of Rule 2720. KKR Capital Markets LLC will not confirm sales of the securities to any account over which it exercises discretionary authority without the prior written approval of the customer.

KKR Capital Markets LLC was registered as a broker-dealer in September 2007. Since September 2007, KKR Capital Markets LLC has acted as an underwriter in six public securities offerings.

Other Relationships

Pursuant to the terms of the Shareholder Agreement, KKR designated Adam H. Clammer, James H. Greene, Jr. and David Kerko as members of our board of directors.

Pursuant to the terms of the Advisory Agreement, upon the termination of the Advisory Agreement following the closing of the IPO, we paid KKR and Silver Lake an aggregate of $3 million in IPO advisory fees and $54 million in connection with the termination of the Advisory Agreement, with one half of each such amount paid to each of KKR and Silver Lake. See “Certain Relationships and Related Party Transactions—Advisory Agreement” for more information. KKR is an affiliate of KKR Capital Markets LLC.

An affiliate of KKR Capital Markets LLC is an investment advisor that manages certain funds and accounts, and such affiliate holds $24 million in principal amount of our 11 7/8% senior subordinated notes due 2015.

Affiliates of Deutsche Bank Securities Inc. and Barclays Capital Inc. are lenders under our senior credit agreement. Credit Suisse, an affiliate of Credit Suisse Securities (USA) LLC, is the documentation agent and a lender under our senior credit agreement.

Citigroup Global Markets Inc. is a joint lead arranger and joint lead bookrunner under our senior credit agreement. Citicorp International Limited (Hong Kong), an affiliate of Citigroup Global Markets Inc., is the Asian administrative agent under our senior credit agreement. Citicorp North America, Inc., an affiliate of Citigroup Global Markets Inc., was the administrative agent for our previously repaid Tranche B-1 term loan and the collateral agent under our senior credit agreement. Citibank N.A., Singapore Branch and Citibank N.A., Berhad, both affiliates of Citigroup Global Markets Inc., are lenders under our senior credit agreement. Citigroup Global Markets Inc. advised us in connection with the sales of our Storage Business and our Printer ASICs Business and acted as dealer manager in connection with a tender offer for our outstanding notes announced in September 2009.

Citigroup Global Markets Singapore Pte. Ltd., an affiliate of Citigroup Global Markets Inc., and Credit Suisse First Boston (Singapore) Limited, an affiliate of Credit Suisse Securities (USA) LLC, acted as the initial purchasers of our 10 1/8% senior notes due 2013, senior floating rate notes due 2013 and 11 7/8% senior subordinated notes due 2015 and, in connection with those purchases received compensation in the form of a discount on the purchase price, below the face value of the notes.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking and other services for us for which they received or will receive customary fees and expenses.

Stamp Taxes

Stamp taxes will not be imposed by the United States on investors in connection with the purchase of ordinary shares in this offering.

There is no Singapore stamp duty payable in respect of the issuance or holding of our ordinary shares. Singapore stamp duty will be payable if there is an instrument of transfer executed in Singapore or if there is an instrument of transfer executed outside of Singapore which is received in Singapore. Under Singapore law, stamp duty is not applicable to electronic transfers of our shares effected on a book entry basis. We therefore expect that no Singapore stamp duty will be payable in respect of ordinary shares purchased by U.S. holders in this offering assuming that they are acquired in book entry form through the facility established by our transfer agent and registrar. Where shares evidenced in certificated form are transferred and an instrument of transfer is executed between the parties, Singapore stamp duty is payable on an instrument of transfer of the shares at the rate of S$0.20 for every S$100 or part thereof of the consideration for, or market value of, the shares, whichever is higher. The Singapore stamp duty is borne by the purchaser unless there is an agreement to the contrary. Where the instrument of transfer is executed outside of Singapore, Singapore stamp duty must be paid within 30 days of receipt in Singapore if the instrument of transfer is received in Singapore.

Selling Restrictions

European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a “relevant member state”), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the “relevant implementation date”), an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us, or the underwriters.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant persons should not act or rely on this document or any of its contents.

Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (“Corporations Act”)) in relation to the ordinary shares has been or will be lodged with the Australian Securities & Investments Commission (“ASIC”). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a) you confirm and warrant that you are either:

(i)	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii)	a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii)	a person associated with the company under section 708(12) of the Corporations Act; or

(iv)	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act,

and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

(b) you warrant and agree that you will not offer any of the ordinary shares for resale in Australia within 12 months of those ordinary shares being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Hong Kong

The ordinary shares may not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the ordinary shares may be issued or may be in the possession of any person for the purpose of the issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the ordinary shares which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) or any rules made under that Ordinance.

India

This prospectus has not been and will not be registered as a prospectus with the Registrar of Companies in India or with the Securities and Exchange Board of India. This prospectus or any other material relating to these securities is for information purposes only and may not be circulated or distributed, directly or indirectly, to the public or any members of the public in India and in any event to not more than 50 persons in India. Further, persons into whose possession this prospectus comes are required to inform themselves about and to observe any such restrictions. Each prospective investor is advised to consult its advisors about the particular consequences to it of an investment in these securities. Each prospective investor is also advised that any investment in these securities by it is subject to the regulations prescribed by the Reserve Bank of India and the Foreign Exchange Management Act and any regulations framed thereunder.

Japan

No registration has been made under Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (“FIEL”) in relation to the offering of the shares. The shares are being offered in a private placement to up to 49 investors under Article 2, Paragraph 3, Item 2 iii of the FIEL.

Korea

The ordinary shares may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The ordinary shares have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the ordinary shares may not be resold to Korean residents unless the purchaser of the ordinary shares complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the ordinary shares.

Singapore

This prospectus has not been and will not be lodged with or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be issued, circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ordinary shares are initially subscribed or purchased pursuant to an offer made in reliance of the exemptions under Sections 274 and 275 of the SFA, within the period of six months from the date of the initial subscription or purchase, these ordinary shares should only be sold in Singapore to institutional investors (as defined in Section 4A(1)(c) of the SFA), relevant persons (as defined in Section 275(2) of the SFA) or any person pursuant to Section 275 (1A) of the SFA.

Where the ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ordinary shares pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276 (4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law; or

(iv)	as specified in Section 276(7) of the SFA.

Taiwan

The shares may be made available to investors in Taiwan but will not be offered or sold in Taiwan except as permitted by applicable law of the Republic of China.

By accepting this prospectus, the recipient hereof represents and warrants that he is entitled to receive it in accordance with the restrictions set forth above and agrees to be bound by the limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

LEGAL MATTERS

The validity of the ordinary shares offered by this prospectus will be passed upon for the selling shareholders by WongPartnership LLP, Singapore with respect to Singapore law. Selected legal matters as to U.S. law in connection with this offering will be passed upon for us by Latham & Watkins LLP, Menlo Park, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, Palo Alto, California, and Allen & Gledhill LLP, Singapore with respect to Singapore Law. Certain partners of Simpson Thacher & Bartlett LLP, members of their respective families, related persons and others have an indirect interest, through limited partnerships that are investors in funds affiliated with KKR and Silver Lake, in less than 1% of our ordinary shares. Certain partners of Latham & Watkins LLP, members of their respective families, related persons and others have an indirect interest, through limited partnerships that are investors in funds affiliated with KKR, in less than 1% of our ordinary shares.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended November 1, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the ordinary shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the ordinary shares offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document referred to are summaries of the material terms of the respective contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials may be obtained by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.avagotech.com. You may access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our website address does not constitute incorporation by reference of the information contained on our website.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information in this prospectus that we have filed with it. This means that we can disclose important information to you by referring you to another document already on file with the SEC.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC (excluding any document, or portion thereof, to the extent disclosure is furnished and not filed):

•

our Annual Report on Form 10-K for the fiscal year ended November 1, 2009, filed with the SEC on December 15, 2009, as amended by Amendment No. 1 to our Annual Report on Form 10-K/A, filed with the SEC on January 15, 2010; and

•	our current report on Form 8-K filed with the SEC on December 7, 2009.

Any statement contained in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a later statement contained in this prospectus or in any other document incorporated by reference into this prospectus modifies or supersedes the earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owners, to whom a prospectus is delivered, a copy of the reports and documents that have been incorporated by reference into this prospectus, at no cost. Any such request may be made by writing or telephoning us at the following address or phone number:

Avago Technologies Limited

Attn: Investor Relations

c/o Avago Technologies U.S. Inc.

350 West Trimble Road, Building 90

San Jose, California 95131 U.S.A.

Telephone: +1 (408) 435-7400

These documents can also be requested through, and are available in, the Investors section of our website, which is located at www.avagotech.com, or as described under “Where You Can Find Additional Information” above. The reference to our website address does not constitute incorporation by reference of the information contained on our website.

25,000,000 Shares

Ordinary Shares

Prospectus

                    , 2010

Deutsche Bank Securities	Barclays Capital	Morgan Stanley	Citi

Credit Suisse	Goldman, Sachs & Co.	J.P. Morgan	UBS Investment Bank	KKR	FTN Equity Capital Markets

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses, other than the underwriting discounts and commissions, payable in connection with the registration of the ordinary shares hereunder. All amounts are estimates except the Securities and Exchange Commission registration fee and the FINRA filing fee.

Securities and Exchange Commission registration fee		$39,543
FINRA filing fee		55,959
Blue Sky fees and expenses		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer Agent and Registrar fees		*
Miscellaneous expenses		*

Total	$	*

*	To be filed by amendment.

Item 14.	Indemnification of Directors and Officers

Subject to the Singapore Companies Act and every other Act for the time being in force concerning companies and affecting the Registrant, the Registrant’s articles of association provides that, subject to the Singapore Companies Act and every other Act for the time being in force concerning companies and affecting the Registrant, every director, managing director, secretary or other officer of the Registrant and its subsidiaries and affiliates shall be entitled to be indemnified by the Registrant against any liability incurred by him in defending any proceedings, civil or criminal, in which judgment is given in his favor; or in which he is acquitted; or in connection with any application under the Singapore Companies Act in which relief is granted to him by the Court.

In addition, no director, managing director, secretary or other officer shall be liable for the acts, receipts, neglects or defaults of any other director or officer, or for joining in any receipt or other act for conformity, or for any loss or expense incurred by the Registrant, through the insufficiency or deficiency of title to any property acquired by order of the directors for the Registrant or for the insufficiency or deficiency of any security upon which any of the moneys of the Registrant are invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects are deposited, or any other loss, damage or misfortune which happens in the execution of his duties, unless the same happens through his own negligence, default, breach of duty or breach of trust.

Section 172 of the Singapore Companies Act prohibits a company from indemnifying its directors or officers against liability, which by law would otherwise attach to them for any negligence, default, breach of duty or breach of trust of which they may be guilty relating to the Registrant. However, a company is not prohibited from (a) purchasing and maintaining for any such officer insurance against any such liability, or (b) indemnifying such officer against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted, or in connection with any application under Section 76A(13) or 391 or any other provision of the Singapore Companies Act in which relief is granted to him by the court.

The Registrant has entered into indemnification agreements with its officers and directors. These indemnification agreements provide the Registrant’s officers and directors with indemnification to the maximum extent permitted by the Singapore Companies Act. The Registrant has also obtained a policy of directors’ and officers’ liability insurance that will insure directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances which are permitted under the Singapore Companies Act.

Item 15.	Recent Sales of Unregistered Securities

From November 1, 2006 through November 1, 2009, the Registrant granted non-qualified stock options and rights to purchase an aggregate of 16,506,693 ordinary shares of Registrant at exercise prices ranging from $1.25 to $15.00 per share to 2,230 employees, consultants and directors of the Registrant and its subsidiaries under the Registrant’s Amended and Restated Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries and Amended and Restated Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries. From November 1, 2006 through November 1, 2009, the Registrant issued and sold an aggregate of 1,637,692 ordinary shares to the officers, employees and directors of the Registrant and its subsidiaries at prices ranging from $1.25 to $10.68 per share, including 1,609,183 ordinary shares pursuant to the exercise of non-qualified stock options and 28,509 ordinary shares pursuant to exercises of share purchase rights granted under the Registrant’s equity plans referenced above. These issuances were made under compensatory benefit plans in reliance upon the exemption from registration requirements of Rule 701 of the Securities Act of 1933, as amended, or Regulation S thereunder. Ordinary shares to be issued pursuant to awards (including options) under our equity incentive plans were registered on the Registrant’s Form S-8, filed with the SEC on September 4, 2009.

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit No.	Description	Incorporated by referenced herein		Filed Herewith
		Form	Filing Date
1.1*	Form of Underwriting Agreement

2.1#	Asset Purchase Agreement, dated August 14, 2005, between Agilent Technologies, Inc. and Argos Acquisition Pte. Ltd.	Agilent Technologies, Inc. Current Report on Form 8-K (Commission File No. 001-15405)	Aug. 15, 2005

2.2#	Amendment No. 1 to the Asset Purchase Agreement, dated November 30, 2005, between Agilent Technologies, Inc. and Avago Technologies Limited.	Amendment No. 4 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Jul. 21, 2009

2.3#	Amendment No. 2 to the Asset Purchase Agreement, dated December 29, 2006, between Agilent Technologies, Inc. and Avago Technologies Limited.	Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

Exhibit No.	Description	Incorporated by referenced herein		Filed Herewith
		Form	Filing Date
2.4#	Purchase and Sale Agreement, dated October 28, 2005, among Avago Technologies Pte. Limited, Avago Technologies Storage Holding (Labuan) Corporation, other sellers, PMC-Sierra, Inc. and Palau Acquisition Corporation (“PMC Purchase and Sale Agreement”).	Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

2.5	Amendment to PMC Purchase and Sale Agreement, dated March 1, 2006.	Avago Technologies Finance Pte. Ltd. Registration Statement on Form F-4 (Commission File No. 333-137664)	Sep. 29, 2006

2.6#	Purchase and Sale Agreement, dated February 17, 2006, among Avago Technologies Limited, Avago Technologies Imaging Holding (Labuan) Corporation, other sellers, Marvell Technology Group Ltd. and Marvell International Technology Ltd. (“Marvell Purchase and Sale Agreement”).	Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

2.7	Amendment No. 1 to Marvell Purchase and Sale Agreement, dated April 11, 2006.	Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

2.8#	Purchase and Sale Agreement, dated November 17, 2006, by and among Avago Technologies Limited, Avago Technologies Imaging Holding (Labuan) Corporation, Avago Technologies Sensor (U.S.A.) Inc., other sellers and Micron Technology, Inc.	Amendment No. 4 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Jul. 21, 2009

2.9#

Asset Purchase Agreement,

dated October 31, 2007, by and among Avago Technologies Limited, Avago Technologies General IP (Singapore) Pte. Ltd., other sellers and Lite-On Technology Corporation (“Lite-On Asset Purchase Agreement”).

		Amendment No. 4 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Jul. 21, 2009

Exhibit No.	Description	Incorporated by referenced herein		Filed Herewith
		Form	Filing Date
2.10#	Amendment No. 1 to Lite-On Asset Purchase Agreement and Non-Competition Agreement, dated January 8, 2008.	Amendment No. 4 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Jul. 21, 2009

2.11	Amendment No. 2 to Lite-On Asset Purchase Agreement, dated January 21, 2009.	Amendment No. 5 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Jul. 27, 2009

2.12#	Asset Purchase Agreement, dated June 25, 2008, by and among Avago Technologies GmbH, Avago Technologies International Sales Pte. Ltd., Avago Technologies Wireless IP (Singapore) Pte. Ltd., Avago Technologies Finance Pte. Ltd. and Infineon Technologies AG.	Amendment No. 4 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Jul. 21, 2009

3.1	Memorandum and Articles of Association.	Avago Technologies Limited Current Report on Form 8-K (Commission File No. 001-34428).	Aug. 14, 2009

4.1	Form of Specimen Share Certificate for Registrant’s Ordinary Shares.	Amendment No. 3 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Jul. 14, 2009

4.2

Second Amended and

Restated Shareholder Agreement, dated August 11, 2009, among Avago Technologies Limited, Silver Lake Partners II Cayman, L.P., Silver Lake Technology Investors II Cayman, L.P., Integral Capital Partners VII, L.P., KKR Millennium Fund (Overseas), Limited Partnership, KKR European Fund, Limited Partnership, KKR European Fund II, Limited Partnership, KKR Partners (International), Limited Partnership, Capstone Equity Investors LLC, Avago Investment Partners, Limited Partnership, Bali Investments S.àr.l., Seletar Investments Pte Ltd, Geyser Investment Pte. Ltd. and certain other Persons.

		Avago Technologies Limited Current Report on Form 8-K (Commission File No. 001-34428).	Aug. 14, 2009

Exhibit No.	Description	Incorporated by referenced herein		Filed Herewith
		Form	Filing Date
4.3

Registration Rights

Agreement, dated December 1, 2005, among Avago Technologies Limited, Silver Lake Partners II Cayman, L.P., Silver Lake Technology Investors II Cayman, L.P., Integral Capital Partners VII, L.P., KKR Millennium Fund (Overseas), Limited Partnership, KKR European Fund, Limited Partnership, KKR European Fund II, Limited Partnership, KKR Partners (International), Limited Partnership, Capstone Equity Investors LLC, Avago Investment Partners, Limited Partnership, Bali Investments S.àr.l., Seletar Investments Pte Ltd, Geyser Investment Pte. Ltd. and certain other Persons (“Registration Rights Agreement”).

		Avago Technologies Finance Pte. Ltd. Registration Statement on Form F-4 (Commission File No. 333-137664)	Sep. 29, 2006

4.4	Amendment to Registration Rights Agreement, dated August 21, 2008.	Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Aug. 21,2008

4.5	Share Option Agreement, dated February 3, 2006, between Avago Technologies Limited and Capstone Equity Investors LLC.	Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Aug. 21,2008

5.1*	Opinion of WongPartnership LLP.

8.1*	Opinion of Latham & Watkins LLP.

8.2*	Opinion of WongPartnership LLP.

Exhibit No.	Description	Incorporated by referenced herein		Filed Herewith
		Form	Filing Date
10.1	Indenture, dated December 1, 2005, among Avago Technologies Finance Pte. Ltd., Avago Technologies U.S. Inc., Avago Technologies Wireless (U.S.A.) Manufacturing Inc., Guarantors named therein and The Bank of New York, as Trustee, governing the 11 7/8% Senior Subordinated Notes.	Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

10.2

Sublease Agreement, dated

December 1, 2005, between Agilent Technologies Singapore Pte. Ltd. and Avago Technologies Manufacturing (Singapore) Pte. Ltd., relating to Avago’s facility at 1 Yishun Avenue 7, Singapore 768923.

		Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

10.3	Lease No. I/33183P issued by Singapore Housing and Development Board to Compaq Asia Pte Ltd in respect of the land and structures comprised in Lot 1935X of Mukim 19, dated September 26, 2000, and includes the Variation of Lease I/49501Q registered January 15, 2002, relating to Avago’s facility at 1 Yishun Avenue 7, Singapore 768923.	Avago Technologies Finance Pte. Ltd. Registration Statement on Form F-4 (Commission File No. 333-137664)	Nov. 15, 2006

10.4	Lease No. I/31607P issued by Singapore Housing and Development Board to Compaq Asia Pte Ltd in respect of the land and structures comprised in Lot 1937C of Mukim 19, dated September 26, 2000, and includes the Variation of Lease I/49499Q registered January 15, 2002, relating to Avago’s facility at 1 Yishun Avenue 7, Singapore 768923.	Avago Technologies Finance Pte. Ltd. Registration Statement on Form F-4 (Commission File No. 333-137664)	Nov. 15, 2006

Exhibit No.	Description	Incorporated by referenced herein		Filed Herewith
		Form	Filing Date
10.5	Lease No. I/33182P issued by Singapore Housing and Development Board to Compaq Asia Pte Ltd in respect of the land and structures comprised in Lot 2134N of Mukim 19, dated September 26, 2000, and includes the Variation of Lease I/49500Q registered January 15, 2002, relating to Avago’s facility at 1 Yishun Avenue 7, Singapore 768923.	Avago Technologies Finance Pte. Ltd. Registration Statement on Form F-4 (Commission File No. 333-137664)	Nov. 15, 2006

10.6	Lease No. I/33160P issued by Singapore Housing and Development Board to Compaq Asia Pte Ltd in respect of the land and structures comprised in Lot 1975P of Mukim 19, dated September 26, 2000, and includes the Variation of Lease I/49502Q registered January 15, 2002, relating to Avago’s facility at 1 Yishun Avenue 7, Singapore 768923.	Avago Technologies Finance Pte. Ltd. Registration Statement on Form F-4 (Commission File No. 333-137664)	Nov. 15, 2006

10.7

Tenancy Agreement, dated

October 24, 2005, between Agilent Technologies (Malaysia) Sdn. Bhd. and Avago Technologies (Malaysia) Sdn. Bhd. (f/k/a Jumbo Portfolio Sdn. Bhd.), relating to Avago’s facility at Bayan Lepas Free Industrial Zone, 11900 Penang, Malaysia.

		Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

10.8	Supplemental Agreement to Tenancy Agreement, dated December 1, 2005, between Agilent Technologies (Malaysia) Sdn. Bhd. and Avago Technologies (Malaysia) Sdn. Bhd. (f/k/a Jumbo Portfolio Sdn. Bhd.), relating to Avago’s facility at Bayan Lepas Free Industrial Zone, 11900 Penang, Malaysia.	Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

Exhibit No.	Description	Incorporated by referenced herein		Filed Herewith
		Form	Filing Date
10.9	Subdivision and Use Agreement, dated December 1, 2005, between Agilent Technologies (Malaysia) Sdn. Bhd. and Avago Technologies (Malaysia) Sdn. Bhd. (f/k/a Jumbo Portfolio Sdn. Bhd.), relating to Avago’s facility at Bayan Lepas Free Industrial Zone, 11900 Penang, Malaysia.	Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

10.10	Sale and Purchase Agreement, dated December 1, 2005, between Agilent Technologies (Malaysia) Sdn. Bhd. and Avago Technologies (Malaysia) Sdn. Bhd. (f/k/a Jumbo Portfolio Sdn. Bhd.), relating to Avago’s facility at Bayan Lepas Free Industrial Zone, 11900 Penang, Malaysia.	Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

10.11	Lease Agreement, dated December 1, 2005, between Agilent Technologies, Inc. and Avago Technologies U.S. Inc., relating to Avago’s facility at 350 West Trimble Road, San Jose, California 95131.	Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

10.12	First Amendment to Lease Agreement (Building 90) and Service Level Agreement, dated January 10, 2007, between Avago Technologies U.S. Inc. and Lumileds Lighting B.V. relating to Avago’s facilities at 350 West Trimble Road, San Jose, California 95131.	Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

Exhibit No.	Description	Incorporated by referenced herein		Filed Herewith
		Form	Filing Date
10.13

Credit Agreement, dated

December 1, 2005, among Avago Technologies Finance Pte. Ltd., Avago Technologies Finance S.àr.l., Avago Technologies (Malaysia) Sdn. Bhd. (f/k/a Jumbo Portfolio Sdn. Bhd.), Avago Technologies Wireless (U.S.A.) Manufacturing Inc. and Avago Technologies U.S. Inc., as borrowers, Avago Technologies Holding Pte. Ltd., each lender from time to time parties thereto, Citicorp International Limited (Hong Kong), as Asian Administrative Agent, Citicorp North America, Inc., as Tranche B-1 Term Loan Administrative Agent and as Collateral Agent, Citigroup Global Markets Inc., as Joint Lead Arranger and Joint Lead Bookrunner, Lehman Brothers Inc., as Joint Lead Arranger, Joint Lead Bookrunner and Syndication Agent, and Credit Suisse, as Documentation Agent (“Credit Agreement”).

		Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

10.14	Amendment No. 1 to Credit Agreement, dated December 23, 2005.	Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

10.15	Amendment No. 2, Consent and Waiver under Credit Agreement, dated April 16, 2006.	Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

10.16	Amendment No. 3 to Credit Agreement, dated October 8, 2007.	Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

10.17+	2009 Equity Incentive Award Plan.	Amendment No. 5 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Jul. 27, 2009

Exhibit No.	Description	Incorporated by referenced herein		Filed Herewith
		Form	Filing Date
10.18+	Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries (Amended and Restated Effective as of February 25, 2008).	Avago Technologies Finance Pte. Ltd. Amendment No. 1 to Annual Report on Form 20-F/A (Commission File No. 333-137664)	Feb. 27, 2008

10.19+	Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries (Amended and Restated Effective as of February 25, 2008).	Avago Technologies Finance Pte. Ltd. Amendment No. 1 to Annual Report on Form 20-F/A (Commission File No. 333-137664)	Feb. 27, 2008

10.20+	Form of Management Shareholders Agreement.	Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

10.21+	Form of Nonqualified Share Option Agreement Under the Amended and Restated Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries for U.S. employees.	Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

10.22+	Form of Nonqualified Share Option Agreement Under the Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries for employees in Singapore.	Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

10.23+	Form of Nonqualified Share Option Agreement Under the Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries for U.S. employees granted rollover options.	Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

Exhibit No.	Description	Incorporated by referenced herein		Filed Herewith
		Form	Filing Date
10.24+	Form of Nonqualified Share Option Agreement Under the Amended and Restated Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries for U.S. non-employee directors.	Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

10.25+	Form of Nonqualified Share Option Agreement Under the Amended and Restated Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries for non-employee directors in Singapore.	Avago Technologies Finance Pte. Ltd. Registration Statement on Form F-4 (Commission File No. 333-137664)	Sep. 29, 2006

10.26+	Amended and Restated Offer Letter Agreement, dated July 17, 2009, between Avago Technologies Limited and Hock E. Tan.	Amendment No. 4 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Jul. 21, 2009

10.27+	Separation Agreement, dated as of January 31, 2007, between Avago Technologies Limited and Dick M. Chang.	Avago Technologies Finance Pte. Ltd. Current Report on Form 6-K (Commission File No. 333-137664)	Feb. 6, 2007

10.28+	Amended and Restated Employment Agreement, dated July 17, 2009, between Avago Technologies U.S. Inc. and Fariba Danesh.	Amendment No. 4 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Jul. 21, 2009

10.29+	Amended and Restated Employment Agreement, dated July 17, 2009, between Avago Technologies U.S. Inc. and Bryan Ingram.	Amendment No. 4 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Jul. 21, 2009

10.30+	Offer Letter Agreement, dated March 20, 2007, between Avago Technologies and Patricia H. McCall.	Avago Technologies Finance Pte. Ltd. Amendment No. 1 to Annual Report on Form 20-F/A (Commission File No. 333-137664)	Feb. 27, 2008

Exhibit No.	Description	Incorporated by referenced herein		Filed Herewith
		Form	Filing Date
10.31+	Offer Letter Agreement, dated November 7, 2005, between Avago Technologies (Malaysia) Sdn. Bhd. and Bian-Ee Tan, and Extension of Employment Letter Agreement, dated October 10, 2006, between Avago Technologies (Malaysia) Sdn. Bhd. and Bian-Ee Tan.	Avago Technologies Finance Pte. Ltd. Amendment No. 1 to Annual Report on Form 20-F/A (Commission File No. 333-137664)	Feb. 27, 2008

10.32+	Offer Letter Agreement, dated July 4, 2008, between Avago Technologies and Douglas R. Bettinger.	Avago Technologies Finance Pte. Ltd. Current Report on Form 6-K (Commission File No. 333-137664)	Jul. 16, 2008

10.33+	Form of indemnification agreement between Avago and each of its directors.	Avago Technologies Finance Pte. Ltd. Amendment No. 1 to Annual Report on Form 20-F/A (Commission File No. 333-137664)	Feb. 27, 2008

10.34+	Form of indemnification agreement between Avago and each of its officers.	Avago Technologies Finance Pte. Ltd. Amendment No. 1 to Annual Report on Form 20-F/A (Commission File No. 333-137664)	Feb. 27, 2008

10.35

Advisory Agreement,

dated December 1, 2005, among Avago Technologies Limited, Avago Technologies International Sales Pte. Limited, Kohlberg Kravis Roberts & Co., L.P. and Silver Lake Management Company, LLC (the “Advisory Agreement”).

		Avago Technologies Finance Pte. Ltd. Registration Statement on Form F-4 (Commission File No. 333-137664)	Sep. 29, 2006

10.36	Form of Termination Notice for the Advisory Agreement, dated August 11, 2009.	Amendment No. 2 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Jul. 2, 2009

10.37	Ft. Collins Supply Agreement, dated October 28, 2005 between Avago Technologies Wireless (U.S.A.) Manufacturing, Inc. and Palau Acquisition Corporation.	Avago Technologies Finance Pte. Ltd. Amendment No. 1 to Annual Report on Form 20-F/A (Commission File No. 333-137664)	Jun. 16, 2009

Exhibit No.	Description	Incorporated by referenced herein		Filed Herewith
		Form	Filing Date
10.38	Statement of Work, dated January 27, 2006, between KKR Capstone and Avago Technologies.	Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

10.39

Supplemental Indenture

No. 1, dated April 11, 2006, among Avago Technologies Sensor IP Pte. Ltd., Avago Technologies Sensor (U.S.A.) Inc. and The Bank of New York, as Trustee, relating to the 11 7 /8% Senior Subordinated Notes.

		Avago Technologies Finance Pte. Ltd. Registration Statement on Form F-4 (Commission File No. 333-137664)	Sep. 29, 2006

10.40

Supplemental Indenture No.

2, dated January 3, 2007, among Avago Technologies Finance Pte. Ltd., Avago Technologies U.S. Inc., Avago Technologies Wireless (U.S.A.) Manufacturing Inc., Guarantors signatory thereto and The Bank of New York, as Trustee, governing the 11 7/8% Senior Subordinated Notes.

		Avago Technologies Finance Pte. Ltd. Registration Statement on Form F-4 (Commission File No. 333-137664)	Jan. 8, 2007

10.41

Supplemental Indenture

No. 3, dated June 15, 2007, between Einhundertsechsundneunzigste Verwaltungsgesellschaft Dammtor mbH (renamed Avago Technologies Fiber GmbH) and The Bank of New York, as Trustee, governing the 11 7/8% Senior Subordinated Notes.

		Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

10.42

Supplemental Indenture

No. 4, dated December 13, 2007, among Avago Technologies General Hungary Vagyonkezelö Kft, Avago Technologies Wireless Hungary Vagyonkezelö Kft and The Bank of New York, as Trustee, governing the 11 7/8% Senior Subordinated Notes.

		Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

Exhibit No.	Description	Incorporated by referenced herein		Filed Herewith
		Form	Filing Date
10.43	Supplemental Indenture No. 5, dated February 28, 2008, between Avago Technologies Trading Ltd and The Bank of New York, as Trustee, governing the 11 7/8% Senior Subordinated Notes.	Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

10.44^	Distribution Agreement, dated March 26, 2008, between Avago Technologies International Sales Pte. Limited and Arrow Electronics, Inc.	Amendment No. 4 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Jul. 21, 2009

10.45	Collective Agreement, dated November 2, 2007, between Avago Technologies Limited (and its Singapore subsidiaries) and United Workers of Electronic & Electrical Industries.	Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

10.46+	Severance Benefits Agreement, dated December 3, 2008, between Avago Technologies Limited and Patricia H. McCall.	Avago Technologies Finance Pte. Ltd. Current Report on Form 6-K (Commission File No. 333-137664)	Mar. 5, 2009

10.47+	Offer Letter Agreement, dated December 5, 2008, between Avago Technologies Limited and B.C. Ooi.	Avago Technologies Finance Pte. Ltd. Current Report on Form 6-K (Commission File No. 333-137664)	Mar. 5, 2009

10.48+	Employment Separation Agreement, dated April 7, 2009, between Avago Technologies Limited and Bian-Ee Tan.	Avago Technologies Finance Pte. Ltd. Current Report on Form 6-K (Commission File No. 333-137664)	Apr. 10, 2009

10.49+	Deferred Compensation Plan.	Amendment No. 2 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Jul. 2, 2009

10.50+	Avago Performance Bonus Plan, effective November 1, 2008.	Amendment No. 3 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Jul. 14, 2009

10.51+	Form of Option Agreement Under Avago Technologies Limited 2009 Equity Incentive Award Plan.	Amendment No. 5 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Jul. 27, 2009

Exhibit No.	Description	Incorporated by referenced herein		Filed Herewith
		Form	Filing Date
10.52+	Form of Amendment to the Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries.	Amendment No. 5 to Registration Statement on Form S-1 (Commission File No. 333-153127)	Jul. 27, 2009

10.53+	Employee Share Purchase Plan.	Amendment No. 5 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Jul. 27, 2009

10.54+	Separation Agreement, dated September 23, 2009, between Avago Technologies Limited and Fariba Danesh.	Avago Technologies Limited Current Report on Form 8-K (Commission File No. 001-34428).	Sep. 24, 2009

10.55+	Separation Agreement, dated October 9, 2009, between Avago Technologies Limited and Jeffrey Henderson.	Avago Technologies Limited Annual Report on Form 10-K (Commission File No. 001-34428).	Dec. 15, 2009

21.1	List of Subsidiaries.	Avago Technologies Limited Annual Report on Form 10-K (Commission File No. 001-34428).	Dec. 15, 2009

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.			X

23.2*	Consent of WongPartnership LLP (included in Exhibits 5.1 and 8.2).

23.3*	Consent of Latham & Watkins LLP (included in Exhibit 8.1).

24.1	Power of Attorney (see signature page to this registration statement).			X

Notes:

+	Indicates a management contract or compensatory plan or arrangement.

#	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Avago Technologies hereby undertakes to furnish supplementally copies of any omitted schedules upon request by the SEC.

^	Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been filed separately with the SEC.

*	To be filed by amendment.

(b)	Financial Statement Schedule

	Balance at Beginning of Period	Charged/ Credited to Net Income/(Loss)	Charges Utilized/ Write-offs	Balance at End of Period
	(in millions)
Accounts receivable allowances(1)
Year ended October 31, 2007	$23	$120	$(123)	$20
Year ended November 2, 2008	20	124	(125)	19
Year ended November 1, 2009	19	81	(87)	13

Tax valuation allowance
Year ended October 31, 2007	$16	$37	$(2)	$51
Year ended November 2, 2008	51	5	(25)	31
Year ended November 1, 2009	31	3	(2)	32

(1)	Accounts receivable allowances include allowance for doubtful accounts, sales returns and distributor credits.

This Financial Statement Schedule should be read in conjunction with the audited consolidated financial statements included in the 2009 Form 10-K which is incorporated by reference into this Registration Statement.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes that:

If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

For the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(a) The Registrant will provide to the underwriters at the closing as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) For purposes of determining any liability under the Securities Act, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(c) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 15th day of January, 2010.

AVAGO TECHNOLOGIES LIMITED

By:	/S/ HOCK E. TAN
Name:	Hock E. Tan
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Hock E. Tan, Douglas R. Bettinger and Patricia H. McCall, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments and amendments thereto, and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 15th day of January, 2010.

Signature	Title	Date

/S/ HOCK E. TAN Hock E. Tan	President and Chief Executive Officer and Director (Principal Executive Officer)	January 15, 2010

/S/ DOUGLAS R. BETTINGER Douglas R. Bettinger	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 15, 2010

/S/ DICK M. CHANG Dick M. Chang	Chairman of the Board of Directors	January 15, 2010

/S/ ADAM H. CLAMMER Adam H. Clammer	Director	January 15, 2010

Signature	Title	Date

/S/ JAMES A. DAVIDSON James A. Davidson	Director	January 15, 2010

/S/ JAMES DILLER James Diller	Director	January 15, 2010

/S/ JAMES H. GREENE, JR. James H. Greene, Jr.	Director	January 15, 2010

/S/ KENNETH Y. HAO Kenneth Y. Hao	Director	January 15, 2010

/S/ JOHN R. JOYCE John R. Joyce	Director	January 15, 2010

/S/ DAVID M. KERKO David M. Kerko	Director	January 15, 2010

Donald Macleod	Director

/S/ JUSTINE LIEN Justine Lien	Director	January 15, 2010

/S/ BOCK SENG TAN Bock Seng Tan	Director	January 15, 2010

/S/ DOUGLAS R. BETTINGER Douglas R. Bettinger	Authorized Representative in the United States	January 15, 2010

EXHIBIT INDEX

Exhibit No.	Description	Incorporated by referenced herein		Filed Herewith
		Form	Filing Date
1.1*	Form of Underwriting Agreement

2.1#	Asset Purchase Agreement, dated August 14, 2005, between Agilent Technologies, Inc. and Argos Acquisition Pte. Ltd.	Agilent Technologies, Inc. Current Report on Form 8-K (Commission File No. 001-15405)	Aug. 15, 2005

2.2#	Amendment No. 1 to the Asset Purchase Agreement, dated November 30, 2005, between Agilent Technologies, Inc. and Avago Technologies Limited.	Amendment No. 4 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Jul. 21, 2009

2.3#	Amendment No. 2 to the Asset Purchase Agreement, dated December 29, 2006, between Agilent Technologies, Inc. and Avago Technologies Limited.	Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

2.4#	Purchase and Sale Agreement, dated October 28, 2005, among Avago Technologies Pte. Limited, Avago Technologies Storage Holding (Labuan) Corporation, other sellers, PMC-Sierra, Inc. and Palau Acquisition Corporation (“PMC Purchase and Sale Agreement”).	Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

2.5	Amendment to PMC Purchase and Sale Agreement, dated March 1, 2006.	Avago Technologies Finance Pte. Ltd. Registration Statement on Form F-4 (Commission File No. 333-137664)	Sep. 29, 2006

2.6#	Purchase and Sale Agreement, dated February 17, 2006, among Avago Technologies Limited, Avago Technologies Imaging Holding (Labuan) Corporation, other sellers, Marvell Technology Group Ltd. and Marvell International Technology Ltd. (“Marvell Purchase and Sale Agreement”).	Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

Exhibit No.	Description	Incorporated by referenced herein		Filed Herewith
		Form	Filing Date
2.7	Amendment No. 1 to Marvell Purchase and Sale Agreement, dated April 11, 2006.	Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

2.8#	Purchase and Sale Agreement, dated November 17, 2006, by and among Avago Technologies Limited, Avago Technologies Imaging Holding (Labuan) Corporation, Avago Technologies Sensor (U.S.A.) Inc., other sellers and Micron Technology, Inc.	Amendment No. 4 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Jul. 21, 2009

2.9#

Asset Purchase Agreement,

dated October 31, 2007, by and among Avago Technologies Limited, Avago Technologies General IP (Singapore) Pte. Ltd., other sellers and Lite-On Technology Corporation (“Lite-On Asset Purchase Agreement”).

		Amendment No. 4 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Jul. 21, 2009

2.10#	Amendment No. 1 to Lite-On Asset Purchase Agreement and Non-Competition Agreement, dated January 8, 2008.	Amendment No. 4 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Jul. 21, 2009

2.11	Amendment No. 2 to Lite-On Asset Purchase Agreement, dated January 21, 2009.	Amendment No. 5 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Jul. 27, 2009

2.12#	Asset Purchase Agreement, dated June 25, 2008, by and among Avago Technologies GmbH, Avago Technologies International Sales Pte. Ltd., Avago Technologies Wireless IP (Singapore) Pte. Ltd., Avago Technologies Finance Pte. Ltd. and Infineon Technologies AG.	Amendment No. 4 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Jul. 21, 2009

3.1	Memorandum and Articles of Association.	Avago Technologies Limited Current Report on Form 8-K (Commission File No. 001-34428).	Aug. 14, 2009

4.1	Form of Specimen Share Certificate for Registrant’s Ordinary Shares.	Amendment No. 3 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Jul. 14, 2009

Exhibit No.	Description	Incorporated by referenced herein		Filed Herewith
		Form	Filing Date
4.2

Second Amended and

Restated Shareholder Agreement, dated August 11, 2009, among Avago Technologies Limited, Silver Lake Partners II Cayman, L.P., Silver Lake Technology Investors II Cayman, L.P., Integral Capital Partners VII, L.P., KKR Millennium Fund (Overseas), Limited Partnership, KKR European Fund, Limited Partnership, KKR European Fund II, Limited Partnership, KKR Partners (International), Limited Partnership, Capstone Equity Investors LLC, Avago Investment Partners, Limited Partnership, Bali Investments S.àr.l., Seletar Investments Pte Ltd, Geyser Investment Pte. Ltd. and certain other Persons.

		Avago Technologies Limited Current Report on Form 8-K (Commission File No. 001-34428).	Aug. 14, 2009

4.3

Registration Rights

Agreement, dated December 1, 2005, among Avago Technologies Limited, Silver Lake Partners II Cayman, L.P., Silver Lake Technology Investors II Cayman, L.P., Integral Capital Partners VII, L.P., KKR Millennium Fund (Overseas), Limited Partnership, KKR European Fund, Limited Partnership, KKR European Fund II, Limited Partnership, KKR Partners (International), Limited Partnership, Capstone Equity Investors LLC, Avago Investment Partners, Limited Partnership, Bali Investments S.àr.l., Seletar Investments Pte Ltd, Geyser Investment Pte. Ltd. and certain other Persons (“Registration Rights Agreement”).

		Avago Technologies Finance Pte. Ltd. Registration Statement on Form F-4 (Commission File No. 333-137664)	Sep. 29, 2006

4.4	Amendment to Registration Rights Agreement, dated August 21, 2008.	Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Aug. 21, 2008

Exhibit No.	Description	Incorporated by referenced herein		Filed Herewith
		Form	Filing Date
4.5	Share Option Agreement, dated February 3, 2006, between Avago Technologies Limited and Capstone Equity Investors LLC.	Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Aug. 21, 2008

5.1*	Opinion of WongPartnership LLP.

8.1*	Opinion of Latham & Watkins LLP.

8.2*	Opinion of WongPartnership LLP.

10.1	Indenture, dated December 1, 2005, among Avago Technologies Finance Pte. Ltd., Avago Technologies U.S. Inc., Avago Technologies Wireless (U.S.A.) Manufacturing Inc., Guarantors named therein and The Bank of New York, as Trustee, governing the 11 7/8% Senior Subordinated Notes.	Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

10.2

Sublease Agreement, dated

December 1, 2005, between Agilent Technologies Singapore Pte. Ltd. and Avago Technologies Manufacturing (Singapore) Pte. Ltd., relating to Avago’s facility at 1 Yishun Avenue 7, Singapore 768923.

		Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

10.3	Lease No. I/33183P issued by Singapore Housing and Development Board to Compaq Asia Pte Ltd in respect of the land and structures comprised in Lot 1935X of Mukim 19, dated September 26, 2000, and includes the Variation of Lease I/49501Q registered January 15, 2002, relating to Avago’s facility at 1 Yishun Avenue 7, Singapore 768923.	Avago Technologies Finance Pte. Ltd. Registration Statement on Form F-4 (Commission File No. 333-137664)	Nov. 15, 2006

Exhibit No.	Description	Incorporated by referenced herein		Filed Herewith
		Form	Filing Date
10.4	Lease No. I/31607P issued by Singapore Housing and Development Board to Compaq Asia Pte Ltd in respect of the land and structures comprised in Lot 1937C of Mukim 19, dated September 26, 2000, and includes the Variation of Lease I/49499Q registered January 15, 2002, relating to Avago’s facility at 1 Yishun Avenue 7, Singapore 768923.	Avago Technologies Finance Pte. Ltd. Registration Statement on Form F-4 (Commission File No. 333-137664)	Nov. 15, 2006

10.5	Lease No. I/33182P issued by Singapore Housing and Development Board to Compaq Asia Pte Ltd in respect of the land and structures comprised in Lot 2134N of Mukim 19, dated September 26, 2000, and includes the Variation of Lease I/49500Q registered January 15, 2002, relating to Avago’s facility at 1 Yishun Avenue 7, Singapore 768923.	Avago Technologies Finance Pte. Ltd. Registration Statement on Form F-4 (Commission File No. 333-137664)	Nov. 15, 2006

10.6	Lease No. I/33160P issued by Singapore Housing and Development Board to Compaq Asia Pte Ltd in respect of the land and structures comprised in Lot 1975P of Mukim 19, dated September 26, 2000, and includes the Variation of Lease I/49502Q registered January 15, 2002, relating to Avago’s facility at 1 Yishun Avenue 7, Singapore 768923.	Avago Technologies Finance Pte. Ltd. Registration Statement on Form F-4 (Commission File No. 333-137664)	Nov. 15, 2006

10.7

Tenancy Agreement, dated

October 24, 2005, between Agilent Technologies (Malaysia) Sdn. Bhd. and Avago Technologies (Malaysia) Sdn. Bhd. (f/k/a Jumbo Portfolio Sdn. Bhd.), relating to Avago’s facility at Bayan Lepas Free Industrial Zone, 11900 Penang, Malaysia.

		Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

Exhibit No.	Description	Incorporated by referenced herein		Filed Herewith
		Form	Filing Date
10.8	Supplemental Agreement to Tenancy Agreement, dated December 1, 2005, between Agilent Technologies (Malaysia) Sdn. Bhd. and Avago Technologies (Malaysia) Sdn. Bhd. (f/k/a Jumbo Portfolio Sdn. Bhd.), relating to Avago’s facility at Bayan Lepas Free Industrial Zone, 11900 Penang, Malaysia.	Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

10.9	Subdivision and Use Agreement, dated December 1, 2005, between Agilent Technologies (Malaysia) Sdn. Bhd. and Avago Technologies (Malaysia) Sdn. Bhd. (f/k/a Jumbo Portfolio Sdn. Bhd.), relating to Avago’s facility at Bayan Lepas Free Industrial Zone, 11900 Penang, Malaysia.	Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

10.10	Sale and Purchase Agreement, dated December 1, 2005, between Agilent Technologies (Malaysia) Sdn. Bhd. and Avago Technologies (Malaysia) Sdn. Bhd. (f/k/a Jumbo Portfolio Sdn. Bhd.), relating to Avago’s facility at Bayan Lepas Free Industrial Zone, 11900 Penang, Malaysia.	Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

10.11	Lease Agreement, dated December 1, 2005, between Agilent Technologies, Inc. and Avago Technologies U.S. Inc., relating to Avago’s facility at 350 West Trimble Road, San Jose, California 95131.	Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

Exhibit No.	Description	Incorporated by referenced herein		Filed Herewith
		Form	Filing Date
10.12	First Amendment to Lease Agreement (Building 90) and Service Level Agreement, dated January 10, 2007, between Avago Technologies U.S. Inc. and Lumileds Lighting B.V. relating to Avago’s facilities at 350 West Trimble Road, San Jose, California 95131.	Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

10.13

Credit Agreement, dated

December 1, 2005, among Avago Technologies Finance Pte. Ltd., Avago Technologies Finance S.àr.l., Avago Technologies (Malaysia) Sdn. Bhd. (f/k/a Jumbo Portfolio Sdn. Bhd.), Avago Technologies Wireless (U.S.A.) Manufacturing Inc. and Avago Technologies U.S. Inc., as borrowers, Avago Technologies Holding Pte. Ltd., each lender from time to time parties thereto, Citicorp International Limited (Hong Kong), as Asian Administrative Agent, Citicorp North America, Inc., as Tranche B-1 Term Loan Administrative Agent and as Collateral Agent, Citigroup Global Markets Inc., as Joint Lead Arranger and Joint Lead Bookrunner, Lehman Brothers Inc., as Joint Lead Arranger, Joint Lead Bookrunner and Syndication Agent, and Credit Suisse, as Documentation Agent (“Credit Agreement”).

		Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

10.14	Amendment No. 1 to Credit Agreement, dated December 23, 2005.	Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

10.15	Amendment No. 2, Consent and Waiver under Credit Agreement, dated April 16, 2006.	Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

Exhibit No.	Description	Incorporated by referenced herein		Filed Herewith
		Form	Filing Date
10.16	Amendment No. 3 to Credit Agreement, dated October 8, 2007.	Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

10.17+	2009 Equity Incentive Award Plan.	Amendment No. 5 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Jul. 27, 2009

10.18+	Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries (Amended and Restated Effective as of February 25, 2008).	Avago Technologies Finance Pte. Ltd. Amendment No. 1 to Annual Report on Form 20-F/A (Commission File No. 333-137664)	Feb. 27, 2008

10.19+	Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries (Amended and Restated Effective as of February 25, 2008).	Avago Technologies Finance Pte. Ltd. Amendment No. 1 to Annual Report on Form 20-F/A (Commission File No. 333-137664)	Feb. 27, 2008

10.20+	Form of Management Shareholders Agreement.	Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

10.21+	Form of Nonqualified Share Option Agreement Under the Amended and Restated Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries for U.S. employees.	Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

10.22+	Form of Nonqualified Share Option Agreement Under the Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries for employees in Singapore.	Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

Exhibit No.	Description	Incorporated by referenced herein		Filed Herewith
		Form	Filing Date
10.23+	Form of Nonqualified Share Option Agreement Under the Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries for U.S. employees granted rollover options.	Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

10.24+	Form of Nonqualified Share Option Agreement Under the Amended and Restated Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries for U.S. non-employee directors.	Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

10.25+	Form of Nonqualified Share Option Agreement Under the Amended and Restated Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries for non-employee directors in Singapore.	Avago Technologies Finance Pte. Ltd. Registration Statement on Form F-4 (Commission File No. 333-137664)	Sep. 29, 2006

10.26+	Amended and Restated Offer Letter Agreement, dated July 17, 2009, between Avago Technologies Limited and Hock E. Tan.	Amendment No. 4 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Jul. 21, 2009

10.27+	Separation Agreement, dated as of January 31, 2007, between Avago Technologies Limited and Dick M. Chang.	Avago Technologies Finance Pte. Ltd. Current Report on Form 6-K (Commission File No. 333-137664)	Feb. 6, 2007

10.28+	Amended and Restated Employment Agreement, dated July 17, 2009, between Avago Technologies U.S. Inc. and Fariba Danesh.	Amendment No. 4 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Jul. 21, 2009

10.29+	Amended and Restated Employment Agreement, dated July 17, 2009, between Avago Technologies U.S. Inc. and Bryan Ingram.	Amendment No. 4 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Jul. 21, 2009

Exhibit No.	Description	Incorporated by referenced herein		Filed Herewith
		Form	Filing Date
10.30+	Offer Letter Agreement, dated March 20, 2007, between Avago Technologies and Patricia H. McCall.	Avago Technologies Finance Pte. Ltd. Amendment No. 1 to Annual Report on Form 20-F/A (Commission File No. 333-137664)	Feb. 27, 2008

10.31+	Offer Letter Agreement, dated November 7, 2005, between Avago Technologies (Malaysia) Sdn. Bhd. and Bian-Ee Tan, and Extension of Employment Letter Agreement, dated October 10, 2006, between Avago Technologies (Malaysia) Sdn. Bhd. and Bian-Ee Tan.	Avago Technologies Finance Pte. Ltd. Amendment No. 1 to Annual Report on Form 20-F/A (Commission File No. 333-137664)	Feb. 27, 2008

10.32+	Offer Letter Agreement, dated July 4, 2008, between Avago Technologies and Douglas R. Bettinger.	Avago Technologies Finance Pte. Ltd. Current Report on Form 6-K (Commission File No. 333-137664)	Jul. 16, 2008

10.33+	Form of indemnification agreement between Avago and each of its directors.	Avago Technologies Finance Pte. Ltd. Amendment No. 1 to Annual Report on Form 20-F/A (Commission File No. 333-137664)	Feb. 27, 2008

10.34+	Form of indemnification agreement between Avago and each of its officers.	Avago Technologies Finance Pte. Ltd. Amendment No. 1 to Annual Report on Form 20-F/A (Commission File No. 333-137664)	Feb. 27, 2008

10.35

Advisory Agreement,

dated December 1, 2005, among Avago Technologies Limited, Avago Technologies International Sales Pte. Limited, Kohlberg Kravis Roberts & Co., L.P. and Silver Lake Management Company, LLC (the “Advisory Agreement”).

		Avago Technologies Finance Pte. Ltd. Registration Statement on Form F-4 (Commission File No. 333-137664)	Sep. 29, 2006

10.36	Form of Termination Notice for the Advisory Agreement, dated August 11, 2009.	Amendment No. 2 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Jul. 2, 2009

10.37	Ft. Collins Supply Agreement, dated October 28, 2005 between Avago Technologies Wireless (U.S.A.) Manufacturing, Inc. and Palau Acquisition Corporation.	Avago Technologies Finance Pte. Ltd. Amendment No. 1 to Annual Report on Form 20-F/A (Commission File No. 333-137664)	Jun. 16, 2009

Exhibit No.	Description	Incorporated by referenced herein		Filed Herewith
		Form	Filing Date
10.38	Statement of Work, dated January 27, 2006, between KKR Capstone and Avago Technologies.	Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

10.39

Supplemental Indenture

No. 1, dated April 11, 2006, among Avago Technologies Sensor IP Pte. Ltd., Avago Technologies Sensor (U.S.A.) Inc. and The Bank of New York, as Trustee, relating to the 11 7 /8% Senior Subordinated Notes.

		Avago Technologies Finance Pte. Ltd. Registration Statement on Form F-4 (Commission File No. 333-137664)	Sep. 29, 2006

10.40

Supplemental Indenture No.

2, dated January 3, 2007, among Avago Technologies Finance Pte. Ltd., Avago Technologies U.S. Inc., Avago Technologies Wireless (U.S.A.) Manufacturing Inc., Guarantors signatory thereto and The Bank of New York, as Trustee, governing the 11 7/8% Senior Subordinated Notes.

		Avago Technologies Finance Pte. Ltd. Registration Statement on Form F-4 (Commission File No. 333-137664)	Jan. 8, 2007

10.41

Supplemental Indenture

No. 3, dated June 15, 2007, between Einhundertsechsundneunzigste Verwaltungsgesellschaft Dammtor mbH (renamed Avago Technologies Fiber GmbH) and The Bank of New York, as Trustee, governing the 11 7/8% Senior Subordinated Notes.

		Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

10.42

Supplemental Indenture

No. 4, dated December 13, 2007, among Avago Technologies General Hungary Vagyonkezelö Kft, Avago Technologies Wireless Hungary Vagyonkezelö Kft and The Bank of New York, as Trustee, governing the 11 7/8% Senior Subordinated Notes.

		Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

10.43	Supplemental Indenture No. 5, dated February 28, 2008, between Avago Technologies Trading Ltd and The Bank of New York, as Trustee, governing the 11 7/8% Senior Subordinated Notes.	Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

Exhibit No.	Description	Incorporated by referenced herein		Filed Herewith
		Form	Filing Date
10.44^	Distribution Agreement, dated March 26, 2008, between Avago Technologies International Sales Pte. Limited and Arrow Electronics, Inc.	Amendment No. 4 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Jul. 21, 2009

10.45	Collective Agreement, dated November 2, 2007, between Avago Technologies Limited (and its Singapore subsidiaries) and United Workers of Electronic & Electrical Industries.	Amendment No. 1 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Oct. 1, 2008

10.46+	Severance Benefits Agreement, dated December 3, 2008, between Avago Technologies Limited and Patricia H. McCall.	Avago Technologies Finance Pte. Ltd. Current Report on Form 6-K (Commission File No. 333-137664)	Mar. 5, 2009

10.47+	Offer Letter Agreement, dated December 5, 2008, between Avago Technologies Limited and B.C. Ooi.	Avago Technologies Finance Pte. Ltd. Current Report on Form 6-K (Commission File No. 333-137664)	Mar. 5, 2009

10.48+	Employment Separation Agreement, dated April 7, 2009, between Avago Technologies Limited and Bian-Ee Tan.	Avago Technologies Finance Pte. Ltd. Current Report on Form 6-K (Commission File No. 333-137664)	Apr. 10, 2009

10.49+	Deferred Compensation Plan.	Amendment No. 2 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Jul. 2, 2009

10.50+	Avago Performance Bonus Plan, effective November 1, 2008.	Amendment No. 3 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Jul. 14, 2009

10.51+	Form of Option Agreement Under Avago Technologies Limited 2009 Equity Incentive Award Plan.	Amendment No. 5 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Jul. 27, 2009

10.52+	Form of Amendment to the Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries.	Amendment No. 5 to Registration Statement on Form S-1 (Commission File No. 333-153127)	Jul. 27, 2009

10.53+	Form of Employee Share Purchase Plan.	Amendment No. 5 to Avago Technologies Limited Registration Statement on Form S-1 (Commission File No. 333-153127)	Jul. 27, 2009

Exhibit No.	Description	Incorporated by referenced herein		Filed Herewith
		Form	Filing Date
10.54+	Separation Agreement, dated September 23, 2009, between Avago Technologies Limited and Fariba Danesh.	Avago Technologies Limited Current Report on Form 8-K (Commission File No. 001-34428).	Sep. 24, 2009

10.55+	Separation Agreement, dated October 9, 2009, between Avago Technologies Limited and Jeffrey Henderson.	Avago Technologies Limited Annual Report on Form 10-K (Commission File No. 001-34428).	Dec. 15, 2009

21.1	List of Subsidiaries.	Avago Technologies Limited Annual Report on Form 10-K (Commission File No. 001-34428).	Dec. 15, 2009

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.			X

23.2*	Consent of WongPartnership LLP (included in Exhibits 5.1 and 8.2).

23.3*	Consent of Latham & Watkins LLP (included in Exhibit 8.1).

24.1	Power of Attorney (see signature page to this registration statement).			X

Notes:

+	Indicates a management contract or compensatory plan or arrangement.

#	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Avago Technologies hereby undertakes to furnish supplementally copies of any omitted schedules upon request by the SEC.

^	Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been filed separately with the SEC.

*	To be filed by amendment.